     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            CHANDLER (U.S.A.), INC.
             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          6331                  73-1325906
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                               1010 MANVEL AVENUE
                            CHANDLER, OKLAHOMA 74834
                                 (405) 258-0804
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           W. BRENT LAGERE, CHAIRMAN
                               1010 MANVEL AVENUE
                            CHANDLER, OKLAHOMA 74834
                                 (405) 258-0804

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

           DAVID G. MCLANE                           RODNEY L. MOORE
       Gardere & Wynne, L.L.P.                    Vinson & Elkins L.L.P.
     1601 Elm Street, Suite 3000               2001 Ross Avenue, Suite 3700
       Dallas, Texas 75201-4761                  Dallas, Texas 75201-2975
            (214) 999-3000                            (214) 220-7700

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED MAXIMUM
                           TITLE OF EACH CLASS OF                             AGGREGATE OFFERING      AMOUNT OF
                        SECURITIES TO BE REGISTERED                                 PRICE          REGISTRATION FEE
   % Senior Debentures due 2014.............................................     $24,000,000          $6,672.00

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

SUBJECT TO COMPLETION
DATED           , 1999

                                     [LOGO]

                            CHANDLER (U.S.A.), INC.
                                  $24,000,000
                           % SENIOR DEBENTURES DUE 2014

THE COMPANY:

    - Chandler (U.S.A.), Inc.
      1010 Manvel Avenue
      Chandler, Oklahoma 74834
      Telephone: 405-258-0804

    - We are a wholly owned subsidiary of Chandler Insurance (Barbados), Ltd., which is wholly owned by Chandler Insurance Company, Ltd., whose common stock is traded on the Nasdaq Stock Market under the symbol CHANF.

    - Our wholly owned subsidiary, National American Insurance Company, is one of the leading writers of property and casualty insurance in Oklahoma.

USE OF PROCEEDS:

    - We intend to use the proceeds to retire our existing bank debt and to repay amounts due Chandler Insurance (Barbados), Ltd. The balance will be used for general corporate purposes.

TRADING FORMAT:

    - The debentures have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

THE DEBENTURES:

    - MATURITY DATE
      The debentures will mature on            , 2014.

    - INTEREST
      Cash interest will accrue on the debentures at a rate of    % per annum,
    and will be payable semi-annually in cash in arrears on           and
              , commencing on           , 1999.

    - RANKING
      The debentures are general senior unsecured obligations, rank equal in right of payment to each other and to all existing and future senior unsecured obligations, rank senior to all existing and future junior obligations, and are effectively junior to secured obligations to the extent of the collateral securing such obligations.

    - REDEMPTION
      We may redeem the debentures at any time, in whole or in part, without
    penalty or premium, after            , 2009.

    - SINKING FUND
      There is no sinking fund.

                            ------------------------

                                                                                              PER DEBENTURE    TOTAL
-----------------------------------------------------------------------------------------------------------------------
Price.......................................................................................
Underwriter's Discount......................................................................
Proceeds, before expenses...................................................................
-----------------------------------------------------------------------------------------------------------------------

                            ------------------------

    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                              SOUTHWEST SECURITIES

    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 INCLUDING, IN PARTICULAR, THE STATEMENTS ABOUT CUSA'S PLANS, STRATEGIES AND PROSPECTS UNDER THE HEADINGS "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALTHOUGH WE BELIEVE THAT OUR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN OR SUGGESTED BY SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THAT SUCH PLANS, INTENTIONS AND EXPECTATIONS WILL BE ACHIEVED, AND WE CAUTION YOU THAT OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED IN OUR FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF CUSA TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS, (1) GENERAL ECONOMIC AND BUSINESS CONDITIONS; (2) INTEREST RATE CHANGES; (3) COMPETITION AND REGULATORY ENVIRONMENT IN WHICH CUSA OPERATES; (4) CLAIMS FREQUENCY; (5) CLAIMS SEVERITY;
(6) THE NUMBER OF NEW AND RENEWAL POLICY APPLICATIONS SUBMITTED BY CUSA'S AGENTS; (7) THE ABILITY OF CUSA AND ITS THIRD PARTY PROVIDERS, AGENTS AND REINSURERS TO ADEQUATELY ADDRESS YEAR 2000 PROBLEMS; (8) OTHER FACTORS SUCH AS THE ONGOING LITIGATION MATTERS INVOLVING A SIGNIFICANT CONCENTRATION OF OWNERSHIP OF ITS INDIRECT PARENT'S COMMON STOCK; (9) MATTERS DISCUSSED UNDER THE HEADING "RISK FACTORS"; AND (10) THE LITIGATION DESCRIBED UNDER THE HEADING "LEGAL PROCEEDINGS."

                                    SUMMARY

    ON THE COVER PAGE, IN THIS SUMMARY AND IN THE "RISK FACTORS" SECTION, THE WORDS "CUSA," "WE," "OURS" AND "US" REFER ONLY TO CHANDLER (U.S.A.), INC., AND NOT TO ANY OF OUR SUBSIDIARIES, DIRECT OR INDIRECT PARENTS, OR AFFILIATES, OR THE UNDERWRITER. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO.

    THESE DEBENTURES ARE THE SOLE LIABILITY OF CUSA AND ARE NOT GUARANTEED BY ANY OF OUR SUBSIDIARIES OR AFFILIATES.

                                      CUSA

    We engage in various property and casualty insurance operations through our wholly owned subsidiaries National American Insurance Company ("NAICO"), a Nebraska insurance company, and LaGere & Walkingstick Insurance Agency, Inc., an Oklahoma corporation ("L&W"). Our business strategy is to facilitate the marketing and writing of insurance products offered by NAICO through a network of independent agents, totaling approximately 250 at March 31, 1999. Independent agents originate substantially all of NAICO's business. Our objective is to develop and maintain through NAICO a leading position in NAICO's insurance markets and capitalize on growth opportunities in new markets and geographic regions, while adjusting the mix and volume of NAICO's business and risk retention to respond to changes in market conditions and manage NAICO's risk exposure.

    NAICO is one of the leading writers of commercial business insurance in Oklahoma, providing primarily property and casualty insurance for businesses in various industries. NAICO writes various property and casualty insurance products through four primary marketing programs. The programs are:

    - standard property and casualty;

    - political subdivisions, including school districts, municipalities and counties;

    - surety bonds, including construction bonds and bail bonds; and

    - group accident and health.

    NAICO is licensed to write property and casualty insurance in 44 states and the District of Columbia and is authorized by the United States Department of the Treasury to write surety bonds for contractors on federal projects. The lines of insurance written by NAICO through its programs are automobile liability, workers compensation, surety, automobile physical damage, accident and health, property, inland marine and other liability lines. Currently, NAICO is rated as "A- (Excellent)" by A.M. Best Company, an insurance rating agency. In 1998, NAICO received an "A (Strong)" rating from Standard and Poor's rating agency.

    L&W is an independent insurance agency that represents various insurance companies providing a variety of property and casualty, individual and group life, medical and disability income coverages. L&W also acts as a surplus lines broker specializing in risk management and brokering insurance primarily for commercial enterprises.

                                  THE OFFERING

Issuer......................................  Chandler (U.S.A.), Inc.

Total Amount of Debentures Offered..........  $24,000,000 in principal amount of     %
                                              Senior Debentures due 2014.

Maturity Date...............................  , 2014

Interest Payment Dates......................  Payment frequency -- every six months on
                                                        and           .
                                              First payment --           , 1999

Optional Redemption.........................  On or after            , 2009, we may redeem
                                              some or all of the debentures at any time,
                                              without penalty or premium.

Ranking.....................................  The debentures are general unsecured obligations, rank equal in right of payment to
                                              each other and to all existing and future
                                              senior unsecured obligations, rank senior to
                                              all existing and future junior obligations,
                                              and are effectively junior to secured
                                              obligations to the extent of the collateral
                                              securing such obligations, including any
                                              borrowing under our future secured credit
                                              facilities.

Restrictive Covenants.......................  The indenture governing the debentures will contain certain restrictive covenants,
                                              including covenants that limit subsidiary
                                              debt, issuance or sale of subsidiary stock,
                                              incurring of liens, sale-leaseback
                                              transactions, mergers, consolidations and
                                              sales of assets.

Use of Proceeds.............................  CUSA plans to use the proceeds of this offering to retire existing bank debt, which
                                              was $8.9 million at March 31, 1999; to repay
                                              amounts due Chandler Insurance (Barbados),
                                              Ltd., which was $13.1 million at March 31,
                                              1999, and which do not bear interest and do
                                              not have a stated maturity date; and for
                                              general corporate purposes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary financial data has been derived from the consolidated financial statements of CUSA and its subsidiaries. The consolidated balance sheets of CUSA and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, whose report expresses an unqualified opinion and includes an explanatory paragraph relating to litigation. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of CUSA and the notes thereto.

                                                                                   YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------
                                                                               1996        1997          1998
                                                                            ----------  ----------  --------------
                                                                                    (DOLLARS IN THOUSANDS)
OPERATING DATA
Revenues
  Net premiums earned.....................................................  $   78,336  $   80,702   $     52,424
  Interest income, net....................................................       5,663       6,130          4,904
  Realized investment gains, net..........................................         157         790          1,036
  Commissions, fees and other income......................................       3,413       2,345          1,744
                                                                            ----------  ----------  --------------
Total revenues............................................................      87,569      89,967         60,108
                                                                            ----------  ----------  --------------
Operating expenses
  Losses and loss adjustment expenses.....................................      48,766      47,905         36,042
  Policy acquisition costs................................................      27,910      23,346         10,735
  General and administrative expenses.....................................      13,074      12,065         11,235
  Interest expense........................................................         146         442            887
  Litigation expenses, net................................................        (230)        923            423
                                                                            ----------  ----------  --------------
Total operating expenses..................................................      89,666      84,681         59,322
                                                                            ----------  ----------  --------------
Income (loss) before income taxes.........................................      (2,097)      5,286            786
Net income (loss) (1).....................................................  $   (1,780) $    3,005   $        433
                                                                            ----------  ----------  --------------
                                                                            ----------  ----------  --------------
Cash provided by (applied to):
  Operating activities....................................................       1,784       8,074        (10,288)
  Investing activities....................................................      (7,554)     (1,840)         9,894
  Financing activities....................................................       6,078      (2,643)        (1,085)
OTHER DATA
  Combined loss and underwriting expense ratio (2)........................         107%         98%           102%
  EBITDA (3)..............................................................  $      184  $    7,832   $      4,007
  Ratio of earnings to fixed charges(4)...................................          --        7.54           1.73
  Pro forma ratio of earnings to fixed charges (5)........................                                     --
  Interest coverage ratio (6).............................................         1.3        17.7            4.5

                                                                                            DECEMBER 31, 1998
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(7)
                                                                                        ----------  --------------
BALANCE SHEET DATA
Cash and investments......................................................              $   94,947   $     97,275
Total assets..............................................................                 223,351        225,679
Unpaid losses and loss adjustment expenses................................                  80,701         80,701
Notes payable.............................................................                   9,410              0
Amounts due to affiliate..................................................                  12,219              0
Debentures................................................................                       0         24,000
Total liabilities.........................................................                 174,090        176,461
Shareholder's equity......................................................                  49,261         49,218

------------------------

(1) Net income (loss) excluding net litigation and similar expenses (net expenses related to the CenTra, Inc. litigation, costs related to a reinsurance arbitration, and costs related to the termination of relations with NAICO's former surety bond underwriting manager) was $450,000, $3.6 million and $729,000 in 1996, 1997 and 1998, respectively.

(2) Litigation expenses are not considered underwriting expenses; therefore, such expenses have been excluded from this ratio. The 1996 underwriting expense ratio was increased by four percentage points by a reinsurance arbitration adjustment and the termination of relations with NAICO's former surety bond underwriting manager.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Although EBITDA is not a measure calculated in accordance with generally accepted accounting principles, CUSA has included information concerning EBITDA in this prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, net income or cash flow provided by operating, investing and financing activities as an indicator of our performance. Our definition of EBITDA may not be comparable with similarly titled measures disclosed by other companies.

        The following table sets forth our calculation of EBITDA for the years ended December 31:

                                                                    1996       1997       1998
                                                                  ---------  ---------  ---------
Net Income (loss)...............................................  $  (1,780) $   3,005  $     433
Federal income tax provision (benefit)..........................       (316)     2,281        353
Interest expense................................................        146        442        887
Depreciation and amortization...................................      2,134      2,104      2,334
                                                                  ---------  ---------  ---------
EBITDA..........................................................  $     184  $   7,832  $   4,007
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

(4) For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of earnings before income taxes plus fixed charges and (b) fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is the portion we consider representative of the interest factor. Earnings were insufficient to cover fixed charges in 1996 by $2.1 million.

(5) The pro forma ratio of earnings to fixed charges for 1998 is calculated in the same manner as the ratio of earnings to fixed charges, as described in
    (4) above; however fixed charges have been adjusted to include the increase in interest expense which would have resulted if the offering had been consummated and the proceeds had been used to repay our outstanding bank debt and amounts due Chandler Insurance (Barbados), Ltd. See "Use of Proceeds." Earnings would have been insufficient to cover fixed charges in 1998 by $253,000.

(6) The interest coverage ratio is calculated by dividing EBITDA by interest expense. It indicates how many times the earnings before interest expense, income taxes, depreciation and amortization could decline before we would be unable to cover our interest obligations. We feel this ratio is useful in that it provides an indication of our ability to cover our interest obligations.

(7) As adjusted on a pro forma basis to reflect the issuance to give effect to the offering and the application of the proceeds therefrom, prior to deducting underwriter's discount and expenses of the offering.

                           THE CHANDLER ORGANIZATION

    The following chart illustrates the present corporate structure of CUSA, our subsidiaries and certain other affiliated entities and the primary business operations conducted by each. The debentures are the sole liability of CUSA and will be issued by CUSA. See "Security Ownership of Certain Beneficial Owners."

                                    [CHART]

                                  RISK FACTORS

    A prospective investor should consider carefully all of the information contained in this prospectus before deciding whether to purchase the debentures offered hereby and, in particular, the following factors:

WE ARE DEPENDENT ON DIVIDENDS AND OTHER PAYMENTS FROM INSURANCE OPERATIONS OF
  OUR SUBSIDIARIES TO REPAY DEBT.

    We have no significant operations independent of NAICO and L&W. We will be primarily dependent on shareholder dividends and other payments from NAICO to meet our debt obligations, including our obligations under the debentures. The debentures are solely our obligation and not guaranteed by our subsidiaries or affiliates. NAICO is subject to various state statutory and regulatory restrictions, primarily in its state of incorporation, which limit the amount of dividends or other payments by insurance companies to their shareholders and affiliates. The restrictions are generally based on certain levels of surplus, operating income and investment income, as determined under statutory accounting practices. To the extent that these restrictions limit NAICO's ability to pay dividends or other payments to us, our ability to satisfy our obligations under the debentures may also be limited. See "Business--Regulation--Restrictions on Shareholder Dividends."

NAICO IS DEPENDENT ON INCOME FROM, AND THE VALUE OF ITS, INVESTMENTS.

    NAICO, like other property and casualty insurance companies, depends on income from its investment portfolio for a significant portion of its earnings. Various factors outside of NAICO's control could have a material adverse effect on NAICO's investment income in future periods, including factors such as:

    - a significant decline in investment yields in NAICO's investment portfolio;

    - a default by the issuers of securities which NAICO owns; or

    - a change in interest rates.

    We cannot assure you that NAICO will not suffer a significant decline in investment income in future periods. A decline in NAICO's investment income could adversely affect NAICO's ability to pay dividends or other payments to us. In addition, NAICO's ability to write insurance is dependent upon NAICO maintaining sufficient levels of statutory surplus, which is the excess of assets over liabilities calculated in accordance with accounting practices prescribed or permitted by state insurance regulatory authorities. Statutory surplus is directly affected by net income and unrealized gains on securities determined in accordance with statutory accounting practices. A decline in NAICO's statutory surplus would adversely affect the amount of insurance that NAICO is permitted to write. Any material decline in the amount of insurance that NAICO is permitted to write could result in a decrease in earnings, which could have a material adverse effect on our company, including the financial condition of NAICO and the ability of NAICO to pay dividends or other payments to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF NAICO'S LOSS RESERVES ARE
  INADEQUATE.

    NAICO is directly liable for losses and loss adjustment expenses under the terms of the insurance policies that it writes. Loss adjustment expenses are expenses incurred to investigate and settle claims under outstanding policies. NAICO maintains reserves to cover its estimated ultimate liability for unpaid losses and loss adjustment expenses. These reserves do not represent an exact measurement of liability, but are estimates based upon historical data and anticipated future events such as:

    - actuarial projections of what NAICO, at a given time, expects to be the cost of the ultimate settlement and administration of claims reflecting facts and circumstances then known;

    - estimates of future trends in claims severity and frequency;

    - judicial theories of liability; and

    - other factors such as variables in claims handling procedures, economic factors and judicial and legislative trends and actions.

    These factors are not directly quantifiable, particularly on a prospective basis. Because of the uncertainties in establishing loss and loss adjustment expense reserves, actual losses and loss adjustment expenses may deviate, perhaps substantially, from the reserves reflected in our consolidated financial statements. Any material deficiency in reserve estimates, as compared to actual losses, could result in a decrease in net income, which could have a material adverse effect on our company, including the financial condition of NAICO and the ability of NAICO to pay dividends or other payments to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Claim Costs and Loss Reserves" and "Business--Reserves."

REGULATION COULD ADVERSELY AFFECT OUR COMPANY AND ITS SUBSIDIARIES.

    Because NAICO is an insurance company, our company and its subsidiaries are subject to extensive regulatory oversight in the jurisdictions in which they conduct business. The laws and regulations associated with this oversight provide for the following:

    - licensing of insurance companies and agents;

    - limitations on the nature and amount of certain investments;

    - approval of policy forms and premium rates;

    - setting of capital and surplus requirements;

    - setting of requirements for the deposit of securities for the benefit of policyholders;

    - limitations on shareholder dividends and other payments to affiliates; and

    - limitations on the ability to withdraw from certain lines of business such as personal lines and workers compensation; and

    - restrictions on the size of risks which may be insured by a single company.

    State insurance departments also routinely make financial and market conduct examinations and may assess fines for violations of the myriad state regulations affecting the insurance business. From time to time, the insurance regulatory framework has been the subject of increased legislative and administrative scrutiny. At any one time, there may be numerous initiatives within state legislatures to alter and, in many cases, increase state authority to regulate insurance companies and their businesses. Most states also regulate affiliated groups, such as our company and its parents and subsidiaries, under insurance holding company laws. This regulation is generally for the benefit of policyholders rather than creditors or shareholders. We cannot predict the future impact of increasing or changes to existing regulation on the operations of our company and its subsidiaries. Changes in state laws and regulation, or interpretations or applications thereof by state regulatory authorities, particularly in Nebraska, Oklahoma or Texas, could have a material adverse effect on our company.

    Although the federal government does not directly regulate the business of insurance, federal initiatives often indirectly affect the insurance business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include federal government participation in asbestos and other product liability claims, pension and other employee benefit plan regulations, examination of the taxation of insurers and reinsurers, minimum levels of liability insurance and automobile safety regulations. Furthermore, federal regulation of the health care industry may directly or indirectly impact the business of insurance. The implementation of any of these federal initiatives could have a material adverse effect on the insurance industry and our company and its subsidiaries.

GEOGRAPHICAL CONCENTRATION OF THE SOURCE OF NAICO'S PREMIUMS COULD ADVERSELY
  AFFECT OUR COMPANY.

    A significant portion of NAICO's gross premiums have been written in recent years in the states of Oklahoma and Texas. Approximately $111 million or 82% of NAICO's direct written premiums in 1998 were in the states of Oklahoma and Texas. The loss of a significant amount of premiums written in either of these states, whether due to regulatory changes, competitive changes, economic downturns in these states or other reasons, would have a material adverse effect on our company.

FAILURE OR LACK OF REINSURANCE COULD ADVERSELY AFFECT OUR COMPANY AND ITS
  SUBSIDIARIES.

    To reduce the potential impact of unusually severe or frequent losses, NAICO may transfer, or "cede", a portion of its gross premiums to reinsurers in exchange for the reinsurers' agreements to share covered losses with NAICO. Although reinsurance agreements make the assuming reinsurer liable to the ceding insurance company to the extent of the risk ceded, the ceding insurance company is not relieved of its primary liability to its insureds and therefore bears a credit risk with respect to its reinsurers. We cannot assure you that NAICO's reinsurers will pay all reinsurance claims on a timely basis, if at all. The failure by NAICO's reinsurers to pay reinsurance claims on a timely basis could have a material adverse effect on NAICO and our company, including the financial condition of NAICO and the ability of NAICO to pay dividends or other payments to us.

    The amount and cost of reinsurance available to companies writing property and casualty insurance are subject, in large part, to prevailing market conditions which are beyond the control of such companies. NAICO's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends to a great extent upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position. Due to uncertainties regarding the future availability of reinsurance, we cannot assure you that NAICO will be able to maintain its current reinsurance arrangements which generally are subject to annual renewal. If NAICO is unable to renew such arrangements upon their expiration on terms acceptable to NAICO, then it would be forced to either bear the associated increase in net exposures or reduce the amount of risk that it underwrites. Either of these could have a material adverse effect on our company, including the financial condition of NAICO and the ability of NAICO to pay dividends or other payments to us.

THE CENTRA LITIGATION COULD ADVERSELY AFFECT OUR COMPANY AND ITS SUBSIDIARIES.

    Under the heading "Legal Proceedings," we describe our relationship to CenTra, Inc. and its affiliates, the extensive litigation between our company and its affiliates and the CenTra group and the current status of any judgments, court orders and appeals.

    Should this litigation be modified, reversed or decided adversely to either CUSA or NAICO, such event could have a material adverse effect on our company, including the financial condition of NAICO and the ability of NAICO to pay dividends or other payments to our company. Such material adverse effect could arise from the payment of related litigation expenses, any adverse judgment that might be entered and sustained, any settlement amounts or any indemnification claims asserted against CUSA or NAICO by any of the individual defendants in excess of any available insurance coverage. Also, future legal actions could result in us or our subsidiaries incurring significant legal costs.

FLUCTUATIONS OF FINANCIAL RESULTS IN THE INDUSTRY COULD ADVERSELY AFFECT OUR
  COMPANY AND ITS SUBSIDIARIES.

    NAICO's financial results, like the results of other property and casualty and accident and health insurers, historically have been subject to significant fluctuations. NAICO's profitability is affected significantly by a number of factors, including:

    - severity and frequency of claims, including catastrophes;

    - court decisions and the judicial climate, which could lead to unpredictable damage awards;

    - fluctuations in interest rates and other changes in the investment environment which affect market prices of investments and the income from those investments;

    - inflationary pressures that affect the size of losses;

    - general economic and business conditions; and

    - competition.

    Further, underwriting results have been cyclical in the property and casualty insurance industry. Protracted periods of overcapacity have caused reduced premium rates, resulting in higher combined loss and underwriting expense ratios. Periods of undercapacity have caused increased premium rates, resulting in lower combined loss and underwriting expense ratios. The combined loss and underwriting expense ratio is the traditional measure of underwriting experience for property and casualty insurance companies. The combined loss and underwriting ratio is the sum of the ratios of:

    - incurred losses and loss adjustment expenses to net premiums earned, often referred to as the "loss ratio"; and

    - underwriting expenses to net premiums written and assumed, often referred to as the "underwriting expense ratio."

    Extended periods of overcapacity could have a material adverse effect on NAICO, including NAICO's ability to pay dividends or other payments to us.

NAICO IS IN A HIGHLY COMPETITIVE INDUSTRY.

    NAICO operates in a highly competitive industry. Competition in the property and casualty insurance industry is based on many factors, including:

    - the overall financial strength of the insurer;

    - ratings by rating agencies;

    - premiums charged;

    - policy terms and conditions;

    - services and products offered;

    - reputation;

    - agent compensation; and

    - experience of the insurer's management.

    NAICO's competitors range from smaller regional independent insurance companies to major worldwide insurance companies. Many of NAICO's competitors are larger, have greater financial, marketing and management resources, have more favorable ratings by ratings agencies and offer more diversified insurance coverages than NAICO.

    We cannot assure you that NAICO will maintain its current competitive position in the markets in which it currently operates or that NAICO will be able to establish a competitive position in new geographic regions or markets into which NAICO elects to expand its operations. NAICO may face increased competition in the future from other insurance companies which may adversely affect NAICO's competitive position and, in turn, could have a material adverse effect on the ability of NAICO to pay dividends or other payments to us.

NAICO'S RATINGS ARE SUBJECT TO CHANGE.

    Increased public and regulatory concerns regarding the financial stability of insurance companies have resulted in greater emphasis being placed by policyholders upon insurance company ratings by A.M. Best Company and by other entities, including Standard & Poor's, and have created some measure of competitive advantage for insurance carriers with higher ratings. A.M. Best Company's ratings range from the highest rating of "A++ (Superior)" to the lowest rating of "F (In Liquidation)," and Standard & Poor's ratings range from the highest rating of "AAA (Extremely Strong)" to the lowest rating of "R (Regulatory Action)." In evaluating a company's financial and operating performance, A.M. Best Company and Standard & Poor's review factors such as:

    - a company's profitability, leverage and liquidity;

    - a company's book of business;

    - the adequacy and soundness of a company's reinsurance program;

    - the quality and estimated market value of a company's assets;

    - the adequacy of a company's reserves; and

    - the experience and competency of a company's management.

    NAICO is currently rated "A- (Excellent)" by A. M. Best Company and "A (Strong)" by Standard & Poor's. There can be no assurance that NAICO will be able to maintain these ratings. Any downgrade in ratings could materially and adversely affect the business of NAICO and its ability to pay dividends and other payments to us and the Standard & Poor's rating of the debentures. The ratings are not in any way a measure of protection offered to investors in the debentures, and you should not rely upon them with respect to making an investment in the debentures.

CERTAIN MEMBERS OF MANAGEMENT AND KEY EMPLOYEES ARE CRITICAL TO OUR COMPANY.

    We believe that our future success will depend to a significant extent upon the services of certain key executive officers, particularly W. Brent LaGere, our Chairman of the Board and Mark T. Paden, our Chief Operating Officer. Additionally, our ability to write profitable insurance business is dependent on our ability to maintain a staff of qualified underwriter and service personnel. Uncontrollable circumstances such as the death or incapacity of key officers and employees could adversely impact NAICO and its ability to pay dividends and other payments to us.

THE ABSENCE OF AN ESTABLISHED TRADING MARKET FOR THE DEBENTURES MAY AFFECT
  MARKETABILITY.

    The debentures will constitute a new issue of securities with no established trading market. Although the debentures have been approved for listing on the American Stock Exchange, subject to official notice of issuance, we cannot assure you that an active trading market will develop and be maintained. If a trading market does not develop or is not maintained, you may experience difficulty in reselling the debentures or may be unable to sell them at all. If a market for the debentures does develop, any such market may be discontinued at any time. As a result, you cannot be sure that you will be able to sell your debentures in the future or that any such sale will be at a price equal to or greater than the initial offering price. We have been informed by Southwest Securities, Inc. that, following the completion of the offering, it currently intends to make a market in the debentures. However, it may cease its market-making at any time. In addition, such market-making activity will be subject to the limits imposed by the Securities Act or the Exchange Act. Accordingly, we cannot provide assurance as to the development or liquidity of any market for the debentures.

YEAR 2000 PROBLEMS MAY ADVERSELY AFFECT OUR COMPANY AND ITS SUBSIDIARIES.

    We are heavily dependent upon complex information technology systems for all phases of our operations, including without limitation customer service, insurance processing, risk analysis, underwriting and loss reserving. Computer software, hardware, microprocessor chips and other computer equipment use two digits to identify a particular year, and therefore may not recognize the number "00" or may recognize it as a year prior to 1999. Unless computer equipment and software programs are modified to correct these Year 2000 Problems, errors could result. We believe, based on the information currently available, that the most reasonably likely worst case scenarios resulting from Year 2000 Problems include:

    - Legal risks arising from failure of NAICO or L&W to provide contracted services, deal with claims on a timely basis, provide pertinent data to those dependent upon the data and similar risks;

    - Increased operational costs due to manual processing, data corruption or disaster recovery;

    - Inability to bill or invoice;

    - Lost revenue resulting from the inability to render accurate billing and from the inability to efficiently market insurance products;

    - Increased legal and accounting expenses;

    - Fines and associated expenses resulting from inability to comply with regulatory requirements; and

    - Failure of management controls.

    Any of the previously mentioned Year 2000 Problems could have a material adverse effect on CUSA, including the financial condition of NAICO and NAICO's ability to pay dividends or other payments to us.

    We cannot predict the adverse impact, if any, of Year 2000 Problems upon our agents, reinsurers and others with whom we do business. It is possible that the credit or operating ability of others with whom we maintain commercial relationships may be adversely affected by one or more unforeseen circumstances caused by Year 2000 Problems. However, we do not have control over these third parties and, as a result, we cannot currently determine to what extent future operating results may be adversely affected by the failure of these third parties to successfully address their Year 2000 Problems.

    We continue to study the complex issues related to insurance coverage for losses arising from the myriad potential fact situations connected with Year 2000 Problems and NAICO's liability to its insureds. We believe that the coverages NAICO provides do not extend to the types of losses which are most likely to occur as a result of Year 2000 Problems, and NAICO has made no provisions for loss reserves based on potential Year 2000 Problems. We expect NAICO to utilize coverage exclusion endorsements based on the individual underwriting of commercial accounts, and NAICO has adopted endorsements to its policies based on forms provided and filed for approval with various regulatory authorities by Insurance Services Office, Inc. ("ISO"), an insurance services company which provides regulatory research and filing support to insurance companies. Use of these special endorsements is governed by the law and regulatory policies of states in which NAICO is authorized to do business.

ISO may, from time to time, modify such forms and NAICO may or may not modify its coverages accordingly.

    It is possible that future court interpretations of policy language based on specific facts, or legislation mandating coverage, could result in coverage for losses attributable to Year 2000 Problems. Such decisions or legislation could have a material adverse impact on our company. It is also possible that NAICO may incur expenses defending claims for which it is ultimately determined there is no insurance coverage. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosures."

                                USE OF PROCEEDS

    The net proceeds from the sale of the debentures offered hereby are
estimated to be approximately $   million after deducting discounts and fees and
expenses in connection therewith. CUSA intends to use the net proceeds to repay all outstanding indebtedness under bank credit facilities, all amounts owed to CIB, and for other general corporate purposes. The indebtedness outstanding under one bank credit facility was incurred in 1996 ($4.5 million) and in 1998 ($6.2 million), to repay amounts due CIB. The bank credit facility has a floating interest rate equal to 1% over the prime rate published in the Wall Street Journal, which was 7.75% at December 31, 1998. CUSA also borrowed $2.3 million with an interest rate of 7.5% per annum in February 1998 under a separate bank credit facility to finance the purchase of equipment that was previously leased. The aggregate amount of indebtedness outstanding under CUSA's bank credit facilities and amounts due CIB at March 31, 1999, was $8.9 million and $13.1 million, respectively. The amounts borrowed from CIB, which were incurred for general corporate purposes, do not bear interest and do not have a stated maturity date but are payable on demand. Any proceeds that are not immediately applied as described herein will be invested by CUSA in accordance with NAICO's standard investment policies until needed for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of CUSA at December 31, 1998, and as adjusted on a pro forma basis to reflect the issuance of the debentures and the application of the proceeds therefrom, prior to deducting underwriter's discount and expenses of the offering. See "Use of Proceeds" and CUSA's Consolidated Financial Statements included elsewhere herein.

                                                                          DECEMBER 31, 1998
                                                                        ----------------------
                                                                          ACTUAL     ADJUSTED
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
Notes payable.........................................................  $    9,410  $   --
Amounts due to CIB....................................................      12,219      --
Debentures............................................................      --          24,000

Shareholder's equity
Common stock..........................................................           2           2
Paid-in surplus.......................................................      60,584      60,584
Accumulated deficit...................................................     (12,040)    (12,083)
Accumulated other comprehensive income................................         715         715
                                                                        ----------  ----------
    Total shareholder's equity........................................      49,261      49,218
                                                                        ----------  ----------
    Total capitalization..............................................  $   70,890  $   73,218
                                                                        ----------  ----------
                                                                        ----------  ----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data has been derived from the consolidated financial statements of CUSA and its subsidiaries. The consolidated balance sheets of CUSA and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, whose report expresses an unqualified opinion and includes an explanatory paragraph relating to litigation. The Operating Data for the years ended December 31, 1994 and 1995, and the Balance Sheet Data at December 31, 1994, 1995 and 1996 has been derived from CUSA and its subsidiaries financial accounts; such accounts having been included in the consolidated financial statements of CIC. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of CUSA and the notes thereto.

                                                                        YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------
                                                           1994       1995       1996       1997       1998
                                                         ---------  ---------  ---------  ---------  ---------
                                                                        (DOLLARS IN THOUSANDS)
OPERATING DATA
Revenues
  Net premiums earned..................................  $  63,676  $  68,584  $  78,336  $  80,702  $  52,424
  Interest income, net.................................      5,438      5,494      5,663      6,130      4,904
  Realized investment gains, net.......................          7        262        157        790      1,036
  Commissions, fees and other income...................      2,646      2,911      3,413      2,345      1,744
                                                         ---------  ---------  ---------  ---------  ---------
Total revenues.........................................     71,767     77,251     87,569     89,967     60,108
                                                         ---------  ---------  ---------  ---------  ---------
Operating expenses
  Losses and loss adjustment expenses..................     42,922     44,460     48,766     47,905     36,042
  Policy acquisition costs.............................     17,541     22,000     27,910     23,346     10,735
  General and administrative expenses..................     11,532     11,706     13,074     12,065     11,235
  Interest expense.....................................          2         52        146        442        887
  Litigation expenses, net.............................      1,394        579       (230)       923        423
                                                         ---------  ---------  ---------  ---------  ---------
Total operating expenses...............................     73,391     78,797     89,666     84,681     59,322
                                                         ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes......................     (1,624)    (1,546)    (2,097)     5,286        786
Net income (loss) (1)..................................  $  (1,467) $  (2,358) $  (1,780) $   3,005  $     433
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Cash provided by (applied to):
  Operating activities.................................     (7,725)    (5,288)     1,784      8,074    (10,288)
  Investing activities.................................      1,278      2,196     (7,554)    (1,840)     9,894
  Financing activities.................................      3,972      3,108      6,078     (2,643)    (1,085)
OTHER DATA
  Combined loss and underwriting expense ratio (2).....        104%       106%       107%        98%       102%
  EBITDA (3)...........................................  $     771  $     613  $     184  $   7,832  $   4,007
  Ratio of earnings to fixed charges(4)................         --         --         --       7.54       1.73
  Pro forma ratio of earnings to fixed charges (5).....                                                     --
  Interest coverage ratio (6)..........................      385.5       11.8        1.3       17.7        4.5
BALANCE SHEET DATA
Cash and investments...................................  $  90,599  $  93,697  $  99,098  $ 107,957  $  94,947
Total assets...........................................    250,747    230,265    198,972    202,787    223,351
Unpaid losses and loss adjustment expenses.............    143,437    116,149     78,114     73,721     80,701
Notes payable..........................................         --        300      4,391      2,796      9,410
Amounts due to affiliate...............................     18,475     21,583     23,548     19,918     12,219
Total liabilities......................................    204,731    182,702    154,445    154,351    174,090
Shareholder's equity...................................     46,016     47,563     44,527     48,436     49,261

------------------------

(1) Net income (loss) excluding net litigation and similar expenses (net expenses related to the CenTra, Inc. litigation, costs related to a reinsurance arbitration, and costs related to the termination of relations with NAICO's former surety bond underwriting manager) was $(503,000), $(1.8 million), $450,000, $3.6 million and $729,000 in 1994, 1995, 1996, 1997 and
    1998, respectively.

(2) Litigation expenses are not considered underwriting expenses; therefore, such expenses have been excluded from this ratio. The 1996 underwriting expense ratio was increased by four percentage points by a reinsurance arbitration adjustment and the termination of relations with NAICO's former surety bond underwriting manager.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Although EBITDA is not a measure calculated in accordance with generally accepted accounting principles, CUSA has included information concerning EBITDA in this prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, net income or cash flow provided by operating, investing and financing activities as an indicator of CUSA's performance. CUSA's definition of EBITDA may not be comparable with similarly titled measures disclosed by other companies.

   The following table sets forth our calculation of EBITDA for the years ended
    December 31:

                                                       1994       1995       1996       1997       1998
                                                     ---------  ---------  ---------  ---------  ---------
Net income (loss)..................................  $  (1,467) $  (2,358) $  (1,780) $   3,005  $     433
Federal income tax provision (benefit).............       (157)       812       (316)     2,281        353
Interest expense...................................          2         52        146        442        887
Depreciation and amortization......................      2,393      2,107      2,134      2,104      2,334
                                                     ---------  ---------  ---------  ---------  ---------
EBITDA.............................................  $     771  $     613  $     184  $   7,832  $   4,007
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------

(4) For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of earnings before income taxes plus fixed charges and (b) fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is the portion we consider representative of the interest factor. Earnings were insufficient to cover fixed charges in 1994, 1995 and 1996 by $1.6 million, $1.5 million and $2.1 million, respectively.

(5) The pro forma ratio of earnings to fixed charges for 1998 is calculated in the same manner as the ratio of earnings to fixed charges, as described in
    (4) above; however fixed charges have been adjusted to include the increase in interest expense which would have resulted if the offering had been consummated and the proceeds had been used to repay CUSA's outstanding bank debt and amounts due CIB. See "Use of Proceeds." Earnings would have been insufficient to cover fixed charges in 1998 by $253,000.

(6) The interest coverage ratio is calculated by dividing EBITDA by interest expense. It indicates how many times the earnings before interest expense, income taxes, depreciation and amortization could decline before CUSA would be unable to cover its interest obligations. We feel this ratio is useful in that it provides an indication of our ability to cover our interest obligations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    References to CUSA contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations section refer to CUSA and its subsidiaries on a consolidated basis unless otherwise indicated.

    CUSA is engaged in various property and casualty insurance operations through its wholly owned subsidiaries, NAICO and L&W. NAICO writes various property and casualty insurance products through four separate marketing programs: standard property and casualty, political subdivisions, surety bonds (including both bail bonds and construction bonds) and group accident and health. The lines of insurance written by NAICO are commercial coverages consisting of automobile liability, workers compensation, surety, automobile physical damage, accident and health, property, inland marine and other liability lines, which include general and professional liability lines. L&W represents various personal and commercial lines insurance companies in marketing property and casualty insurance. L&W also markets individual and group life, medical and disability income coverage. L&W places the majority its business with NAICO. Business produced by L&W and placed with NAICO constituted approximately 28% of NAICO's direct premiums written and assumed in 1998.

    Many factors determine the profitability of an insurance company including regulation and rate competition; the frequency and severity of claims; the cost, availability and collectibility of reinsurance; interest rates; inflation; general business conditions; and jury awards, court decisions and legislation expanding the extent of coverage and the amount of compensation due for injuries and losses.

CLAIM COSTS AND LOSS RESERVES

    Insurance companies provide in their financial statements reserves for unpaid losses and loss adjustment expenses which are estimates of the expense of investigation and settlement of all reported and incurred but not reported losses under their previously issued insurance policies and reinsurance contracts. In estimating reserves, insurance companies use various standardized methods based on historical experience and payment and reporting patterns for the type of risk involved. The application of these methods necessarily involves subjective determinations by the personnel of the insurance company. Inherent in the estimates of the ultimate liability for unpaid claims are expected trends in claim severity, claim frequency and other factors that may vary as claims are settled. The amount of and uncertainty in the estimates are affected by such factors as the amount of historical claims experience relative to the development period for the type of risk, knowledge of the actual facts and circumstances, and the amount of insurance risk retained. The ultimate cost of insurance claims can be adversely affected by increased costs, such as medical, repair expenses, costs of providing legal defense for policyholders, increased jury awards and court decisions and legislation that expand insurance coverage after the insurance policy was priced and sold. Accordingly, the loss and loss adjustment expense reserves may not accurately predict an insurance company's ultimate liability for unpaid claims.

    NAICO periodically reviews the reserve estimates relating to insurance business written or assumed by NAICO and the methods used to arrive at such reserve estimates. NAICO also retains independent professional actuaries who review such reserve estimates and methods. Any changes in the estimates are reflected in current operating results. See Notes to Consolidated Financial Statements.

    The loss settlement period on insurance claims for property damage is relatively short. The more severe losses for bodily injury and workers compensation claims have a much longer loss settlement period and may be paid out over several years. It is often necessary to adjust estimates of liability on a loss either upward or downward between the time a claim arises and the time of payment. Workers compensation indemnity benefit reserves are determined based on statutory benefits prescribed by state law and are estimated based on the same factors generally discussed above which may include, where state law permits, inflation adjustments for rising benefits over time. Generally, the more costly automobile liability claims involve one or more severe bodily injuries or deaths. The ultimate cost of these types of claims is dependent on various factors including the relative liability of the parties involved, the number and severity of injuries and the legal jurisdiction where the incident occurred.

    NAICO does not ordinarily insure against environmental matters as that term is commonly used. However, in some cases, regulatory filings made on behalf of an insured can make NAICO directly liable to the regulatory authority for property damage, which could include environmental pollution. In those cases NAICO ordinarily has recourse against the insured or the surety bond principal for amounts paid. NAICO has insured certain trucking companies and pest control operators who are required to provide proof of insurance which in some cases assures payment for clean-up and restoration of damage resulting from sudden and accidental release or discharge of contaminants or other substances which may be classified as pollutants. NAICO also provides surety bonds for construction contractors who use or have control of such substances and for contractors who remove and dispose of asbestos as a part of their contractual obligations.

    NAICO also insures independent oil and gas producers who may purchase coverage for the escape of oil, saltwater, or other substances which may be harmful to persons or property, but may not generally be classified as pollutants. NAICO maintains claims records which segregate this type of risk for the purpose of evaluating environmental risk exposure. Based upon the nature of such lines of business with NAICO's insureds, and current data regarding the limited severity and infrequency of such matters, it appears that potential environmental risks are not a significant portion of claims reserves and therefore would not likely have a material adverse impact, if any, on the financial condition of CUSA.

    NAICO's statutory-based reserves (reserves calculated in accordance with accounting practices prescribed or permitted by an insurer's domiciliary state insurance regulatory authorities for purposes of financial reporting to regulators) do not differ from its reserves reported on the basis of generally accepted accounting principles ("GAAP"). NAICO does not discount its reserves for unpaid losses and loss adjustment expenses. See Notes 1(e) and 3 of Notes to Consolidated Financial Statements.

ECONOMIC CONDITIONS

    The impact of a recession on CUSA would depend on its duration and severity. A prolonged downturn in the economy could result in decreased demand for NAICO's insurance products and an increase in uncollectible premiums and/or reinsurance recoverables. In addition, an economic downturn could result in an increase in the number of insurance claims if insureds decrease expenditures that promote safety. Much of NAICO's insurance business is concentrated in the Southwest and Midwest areas of the United States. Approximately $111 million, or 82%, of NAICO's direct written premiums in 1998 were in the states of Oklahoma and Texas. An economic downturn in these states could have a significant adverse impact on CUSA. A recession might also cause defaults on fixed-income securities owned by NAICO. Management believes it has mitigated the impact of a recession by employing conservative underwriting practices and strict credit policies and maintaining a high-quality investment portfolio.

    Periods of inflation have varying effects on CUSA's subsidiaries as well as other companies in the insurance industry. Inflation contributes to higher claims and related costs and operating costs as well as higher interest rates which generally provide for potentially higher interest rates on investable cash flow and decreases in the market value of existing fixed-income securities. Premium rates and commissions, however, are not significantly affected by inflation because competitive forces generally control such rates.

    NAICO's underwriting philosophy is to forego underwriting risks from which it is unable to obtain what it believes to be adequate premium rates. The effect of inflation on the operations of CUSA was not significant during the period from 1996 through 1998.

REGULATION

    NAICO is subject to regulation by government agencies in the jurisdictions in which it does business. The nature and extent of such regulations vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, approval of premium rates, forms and policies used for many lines of insurance, standards of solvency and minimum amounts of capital and surplus which must be maintained, establishment of reserves required to be maintained for unearned premiums, unpaid losses and loss adjustment expenses or for other purposes, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policyholders and the filing of periodic reports with respect to financial condition and other matters. In addition, regulatory examiners perform periodic examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than shareholders or creditors.

    In addition to the regulatory oversight of CUSA's insurance subsidiaries, CUSA is also subject to regulation under the Nebraska Insurance Holding Company System Act (the "Holding Company Act"). The Holding Company Act contains certain reporting requirements including those requiring CIC, as the ultimate parent company, to file information relating to its capital structure, ownership and financial condition and general business operations of its insurance subsidiaries. The Holding Company Act contains special reporting and prior approval requirements with respect to transactions among affiliates. The Holding Company Act also imposes certain requirements upon any person controlling or seeking to control an insurance company domiciled in Nebraska. Control is generally presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing 10% or more of the voting securities of the insurance company or of any other person or entity controlling the insurance company. The 10% presumption is not conclusive and control may be found to exist at less than 10%. Persons owning any securities of CUSA or CIC must comply with the Holding Company Act.

    Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and extend the risks and benefits for which insurance is sought and provided. These include the redefinition of risk exposure in areas such as product liability, environmental damage and workers compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may adversely affect the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized through coverage repricing, if permitted by applicable regulations, or limitations or cessation of the affected business.

COMPETITION

    NAICO operates in a highly competitive industry and faces competition from domestic and foreign insurers, many of which are larger, have greater financial, marketing and management resources, have more favorable ratings by ratings agencies and offer more diversified insurance coverages than NAICO.

    A company's capacity to write insurance policies is dependent on a variety of factors including its net worth or "surplus," the lines of business written, the types of risk insured and its profitability. Since the late 1980's, the industry has generally had excess underwriting capacity. This condition has resulted in depressed premium rates and expanded policy terms, which generally occur when excess underwriting capacity exists. NAICO continues to experience pricing competition as the conditions of heightened price competition and impaired underwriting performance continue in the industry as a whole.

SUMMARY FINANCIAL DATA

    The summary statements of operations below were derived from the audited statements of operations for the twelve months ended December 31, 1996, 1997 and 1998. Management's discussion and analysis that follows is based in part on this summary information.

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                   1996       1997       1998
                                                                                 ---------  ---------  ---------
                                                                                         (IN THOUSANDS)
OPERATING DATA
Revenues
  Net premiums earned..........................................................  $  78,336  $  80,702  $  52,424
  Interest income, net.........................................................      5,663      6,130      4,904
  Realized investment gains, net...............................................        157        790      1,036
  Commissions, fees and other income...........................................      3,413      2,345      1,744
                                                                                 ---------  ---------  ---------
Total revenues.................................................................     87,569     89,967     60,108
                                                                                 ---------  ---------  ---------

Operating expenses
  Losses and loss adjustment expenses..........................................     48,766     47,905     36,042
  Policy acquisition costs.....................................................     27,910     23,346     10,735
  General and administrative expenses..........................................     13,074     12,065     11,235
  Interest expense.............................................................        146        442        887
  Litigation expenses, net.....................................................       (230)       923        423
                                                                                 ---------  ---------  ---------
Total operating expenses.......................................................     89,666     84,681     59,322
                                                                                 ---------  ---------  ---------

Income (loss) before income taxes..............................................     (2,097)     5,286        786
Net income (loss) (1)..........................................................  $  (1,780) $   3,005  $     433
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

------------------------

(1) Net income (loss) excluding net litigation and similar expenses (net expenses related to the CenTra, Inc. litigation, costs related to a reinsurance arbitration, and costs related to the termination of relations with NAICO's former surety bond underwriting manager) was $450,000, $3.6 million and $729,000 in 1996, 1997 and 1998, respectively.

ANALYSIS OF INSURANCE PROGRAM RESULTS OF OPERATIONS

    The following tables summarize the net premiums earned and the financial year (losses incurred and recognized by CUSA regardless of the year in which the claim occurred) and accident year (losses incurred by CUSA for a particular year regardless of the period in which CUSA recognizes the costs) loss and loss adjustment expense ("LAE") ratios (computed by dividing losses and loss adjustment expenses by net premiums earned) in each of the years presented. The first table is summarized by major insurance program and includes all lines of insurance written in each program. The second table is summarized by line of insurance written and includes all net premiums earned and net losses and loss adjustment expenses incurred from all insurance programs for that particular line:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
INSURANCE PROGRAMS                                                                   1996       1997       1998
---------------------------------------------------------------------------------  ---------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
STANDARD PROPERTY AND CASUALTY
  Net premiums earned............................................................  $  31,799  $  44,887  $  29,234
  Financial year loss & LAE ratio................................................       59.2%      68.4%      76.3%
  Accident year loss & LAE ratio.................................................       62.3%      68.7%      73.6%
POLITICAL SUBDIVISIONS
  Net premiums earned............................................................  $  11,655  $  12,416  $  10,435
  Financial year loss & LAE ratio................................................       68.2%      58.1%      80.5%
  Accident year loss & LAE ratio.................................................       73.0%      63.7%      73.6%
SURETY BONDS
  Net premiums earned............................................................  $   9,392  $  10,533  $   7,456
  Financial year loss & LAE ratio................................................        9.7%       7.9%      17.9%
  Accident year loss & LAE ratio.................................................       38.2%      11.1%      20.2%
GROUP ACCIDENT AND HEALTH
  Net premiums earned............................................................  $     317  $   2,303  $   4,610
  Financial year loss & LAE ratio................................................       47.9%      43.3%      89.5%
  Accident year loss & LAE ratio.................................................       99.5%      68.9%      72.6%
NONSTANDARD PRIVATE-PASSENGER AUTOMOBILE
  Net premiums earned............................................................  $  16,595  $   8,841  $     482
  Financial year loss & LAE ratio................................................       86.2%      72.2%     (37.8)%
  Accident year loss & LAE ratio.................................................       84.2%      62.7%      20.3%
OTHER
  Net premiums earned............................................................  $   8,578  $   1,722  $     207
  Financial year loss & LAE ratio................................................       77.2%     102.6%      20.7%
  Accident year loss & LAE ratio.................................................       54.1%      84.7%      86.0%
TOTAL
  Net premiums earned............................................................  $  78,336  $  80,702  $  52,424
  Financial year loss & LAE ratio................................................       62.3%      59.4%      68.8%
  Accident year loss & LAE ratio.................................................       64.9%      60.1%      65.5%

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
LINES OF INSURANCE                                                                   1996       1997       1998
---------------------------------------------------------------------------------  ---------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
WORKERS COMPENSATION
  Net premiums earned............................................................  $  35,273  $  35,646  $   9,937
  Financial year loss & LAE ratio................................................       57.7%      70.3%      66.3%
  Accident year loss & LAE ratio.................................................       58.0%      72.5%      75.3%
AUTOMOBILE LIABILITY
  Net premiums earned............................................................  $  16,433  $  13,704  $  11,419
  Financial year loss & LAE ratio................................................       90.5%      75.7%      75.2%
  Accident year loss & LAE ratio.................................................       77.5%      70.8%      73.2%
OTHER LIABILITY
  Net premiums earned............................................................  $   7,022  $  10,014  $  11,357
  Financial year loss & LAE ratio................................................       61.5%      47.1%      66.3%
  Accident year loss & LAE ratio.................................................       67.9%      43.8%      54.1%
SURETY
  Net premiums earned............................................................  $   9,495  $  10,671  $   7,619
  Financial year loss & LAE ratio................................................        9.6%       8.0%      18.1%
  Accident year loss & LAE ratio.................................................       37.9%      11.1%      20.5%
AUTOMOBILE PHYSICAL DAMAGE
  Net premiums earned............................................................  $   6,788  $   5,726  $   4,702
  Financial year loss & LAE ratio................................................       73.3%      60.0%      85.8%
  Accident year loss & LAE ratio.................................................       76.5%      60.7%      84.3%
ACCIDENT AND HEALTH
  Net premiums earned............................................................  $     564  $   2,529  $   4,610
  Financial year loss & LAE ratio................................................       59.1%      43.1%      91.1%
  Accident year loss & LAE ratio.................................................       90.5%      70.6%      72.6%
PROPERTY
  Net premiums earned............................................................  $   1,467  $   1,912  $   2,332
  Financial year loss & LAE ratio................................................      113.8%      74.1%     135.8%
  Accident year loss & LAE ratio.................................................      108.6%      77.9%     128.0%
INLAND MARINE
  Net premiums earned............................................................  $   1,294  $     500  $     448
  Financial year loss & LAE ratio................................................      113.4%     195.6%     125.9%
  Accident year loss & LAE ratio.................................................      150.4%     122.9%     103.5%
TOTAL
  Net premiums earned............................................................  $  78,336  $  80,702  $  52,424
  Financial year loss & LAE ratio................................................       62.3%      59.4%      68.8%
  Accident year loss & LAE ratio.................................................       64.9%      60.1%      65.5%

PURCHASE OF ADDITIONAL REINSURANCE

    In 1998, NAICO believed that reinsurance market conditions were conducive to the purchase of additional reinsurance. During the first quarter of 1998, NAICO purchased additional reinsurance under its workers compensation and casualty reinsurance programs. During the second quarter of 1998, NAICO purchased additional reinsurance for its construction surety bond reinsurance program.

    During the second quarter of 1997, management concluded that it would be in NAICO's best interest to substantially reduce its underwriting risk in the California portion of the nonstandard private-passenger automobile program. In July 1997, NAICO purchased additional reinsurance for this portion of the program.

    The purchase of the additional reinsurance coverages in 1997 and 1998 substantially reduced the per occurrence retention for NAICO's workers compensation, casualty, surety bond and nonstandard private-passenger automobile lines of business, but resulted in significantly lower net premiums earned, losses and loss adjustment expenses and policy acquisition costs. See "--Premiums Earned" and "--Policy Acquisition Costs."

PREMIUMS EARNED

    The following tables set forth premiums earned on a gross basis (before reductions for premiums ceded to reinsurers) and on a net basis (after such reductions) for each insurance program as well as each line of insurance, as of December 31 for each year presented:

                                                    GROSS PREMIUMS EARNED               NET PREMIUMS EARNED
                                              ----------------------------------  -------------------------------
INSURANCE PROGRAMS                               1996        1997        1998       1996       1997       1998
--------------------------------------------  ----------  ----------  ----------  ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Standard property and casualty..............  $   45,066  $   62,841  $   76,458  $  31,799  $  44,887  $  29,234
Political subdivisions......................      19,314      21,503      25,091     11,655     12,416     10,435
Surety bonds................................      11,416      12,320      11,915      9,392     10,533      7,456
Group accident and health...................         512       3,379       6,067        317      2,303      4,610
Nonstandard private-passenger automobile....      16,595      14,303       6,015     16,595      8,841        482
Other.......................................      10,426       2,362         488      8,578      1,722        207
                                              ----------  ----------  ----------  ---------  ---------  ---------
TOTAL.......................................  $  103,329  $  116,708  $  126,034  $  78,336  $  80,702  $  52,424
                                              ----------  ----------  ----------  ---------  ---------  ---------
                                              ----------  ----------  ----------  ---------  ---------  ---------

                                                    GROSS PREMIUMS EARNED               NET PREMIUMS EARNED
                                              ----------------------------------  -------------------------------
LINES OF INSURANCE                               1996        1997        1998       1996       1997       1998
--------------------------------------------  ----------  ----------  ----------  ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Workers compensation........................  $   47,248  $   47,198  $   48,699  $  35,273  $  35,646  $   9,937
Automobile liability........................      17,898      20,672      20,005     16,433     13,704     11,419
Other liability.............................       9,412      13,593      17,593      7,022     10,014     11,357
Surety......................................      11,519      12,458      12,078      9,495     10,671      7,619
Automobile physical damage..................       6,945       7,072       6,307      6,788      5,726      4,702
Accident and health.........................         830       3,697       6,074        564      2,529      4,610
Property....................................       7,473      10,331      12,916      1,467      1,912      2,332
Inland marine...............................       2,004       1,687       2,362      1,294        500        448
                                              ----------  ----------  ----------  ---------  ---------  ---------
TOTAL.......................................  $  103,329  $  116,708  $  126,034  $  78,336  $  80,702  $  52,424
                                              ----------  ----------  ----------  ---------  ---------  ---------
                                              ----------  ----------  ----------  ---------  ---------  ---------

    Gross premiums earned, before reductions for premiums ceded to reinsurers, increased 13% and 8% in 1997 and 1998, respectively. The increases are primarily attributable to increased production in Oklahoma and Texas. Net premiums earned, after such reductions, increased 3% in 1997 and decreased 35% in 1998. The reduction in net premiums earned in 1998 was due primarily to the purchase of additional reinsurance for NAICO's workers compensation, casualty and nonstandard private-passenger automobile insurance programs described previously. See "--Purchase of Additional Reinsurance."

    Gross premiums earned in the standard property and casualty program increased 39% and 22% in 1997 and 1998, respectively. The increases are primarily attributable to increased production in Oklahoma and contiguous states, principally Texas. Net premiums earned increased 41% in 1997 and decreased 35% in 1998, due primarily to the purchase of additional reinsurance in 1998 as previously described.

    Gross premiums earned in the political subdivisions program increased 11% and 17% in 1997 and 1998, respectively, from the prior years, due primarily to the expansion of the school districts portion of the program in Texas and Missouri and increased production in Oklahoma. Net premiums earned increased 7% in 1997 and decreased 16% in 1998, due primarily to the purchase of additional reinsurance in 1998 as previously described.

    Gross premiums earned in the surety bond program increased 8% in 1997 and decreased 3% in 1998. Net premiums earned in the surety bond program increased 12% in 1997 and decreased 29% in

1998. Net premiums earned from surety bonds produced by L&W increased 22% in 1997 and decreased 35% in 1998. Increased competition, higher reinsurance costs, and/or changes in risk retained contributed to the decline in 1998. The remaining reduction in 1998 was attributable to production and reinsurance adjustments related to the runoff of a portion of the surety bond program which was terminated on December 31, 1995.

    During 1996, NAICO began writing excess group accident and health coverage for small to medium sized employers generally in Oklahoma and Texas. During 1997, NAICO began offering fully insured group accident and health coverage on a limited basis. Gross premiums earned in the group accident and health program increased 560% and 80% in 1997 and 1998, respectively. Net premiums earned in the group accident and health program increased 626% and 100% in 1997 and 1998, respectively. The significant increase in group accident and health premiums are primarily the result of the growth expected in start-up programs. NAICO is currently evaluating this program and may modify or discontinue certain portions of this program in 1999.

    Nonstandard private-passenger automobile gross premiums decreased 14% and 58% in 1997 and 1998, respectively. Net premiums earned in the nonstandard private passenger automobile premiums decreased 47% and 95% in 1997 and 1998, respectively. During 1997, NAICO discontinued the Oklahoma and Arizona portions of its nonstandard private-passenger automobile program. Effective July 1, 1997, NAICO entered into a 100% quota share reinsurance agreement to fully reinsure the risk in the California portion of the program. NAICO has discontinued the California program.

    NAICO participates in various mandatory pools covering workers compensation for insureds that were unable to purchase this coverage from an insurance company on a voluntary basis. In addition, NAICO receives direct assignments to write workers compensation for such insureds in certain states in lieu of participation in related pools. The majority of the change found in NAICO's other programs is attributable to participation in the pools covering workers compensation and from direct assignments (included in "Other" in the preceding table). NAICO's net premiums earned from the previously mentioned mandatory pools and workers compensation assignments decreased 79% and 96% in 1997 and 1998, respectively. The declines in 1997 and 1998 were attributable to decreased activity from the pools and fewer assignments in certain states. Both the size of the involuntary market and NAICO's relative participation in states having a mandatory pool mechanism declined in these years.

NET INTEREST INCOME AND NET REALIZED INVESTMENT GAINS

    At December 31, 1998, CUSA's investment portfolio consisted primarily of fixed income U.S. Government, high-quality corporate and tax exempt bonds, with less than 10% invested in cash and money market instruments. Income generated from this portfolio is largely dependent upon prevailing levels of interest rates. CUSA's portfolio contains no junk bonds or real estate investments.

    Net interest income increased 8% in 1997. Net interest income decreased 20% in 1998, due primarily to lower interest rates in 1998 and a reduction in invested assets due to the purchase of additional reinsurance in 1998. In addition, during the fourth quarter of 1997 NAICO shifted a portion of its fixed maturities portfolio from taxable to tax exempt bonds (which generally have a lower before-tax yield). Income from tax exempt securities was $1 million in 1998 as compared to $112,000 in 1997.

    Net realized investment gains were $157,000, $790,000 and $1 million in 1996, 1997 and 1998, respectively. Increased net realized investment gains in 1997 resulted primarily from NAICO shifting a portion of its fixed maturities portfolio from taxable to tax exempt bonds (which generally have a lower yield) and NAICO's sale of common stock of Century Business Services, Inc. The Century Business Services stock was received by NAICO in early 1997 as a part of a 1996 settlement with a former underwriting manager.

    The average net yield on NAICO's portfolio, including net realized investment gains, was 6.0% in 1996, 6.5% in 1997 and 5.9% in 1998. The average net yield on NAICO's portfolio excluding net realized investment gains for these years was 6.3%, 5.9% and 5.5%, for 1996, 1997, and 1998 respectively.

COMMISSIONS, FEES AND OTHER INCOME

    CUSA's income from commissions, fees and other income decreased 31% and 26% for 1997 and 1998, respectively. The majority of CUSA's income from commissions, fees and other income are from L&W's brokerage commissions and fees.

    L&W's brokerage commissions and fees before intercompany eliminations were $8.5 million in 1996, $9.0 million in 1997 and $8.5 million in 1998. The decrease in 1998 is primarily a result of increased competition and general declines in premium rates. A portion of the brokerage commissions and fees for L&W is incurred by NAICO and thus eliminated in the consolidation of CUSA's subsidiaries.

    L&W disposed of certain equipment in 1998 that resulted in a gain of approximately $145,000 before provision for federal income tax.

    Fees generated by Network Administrators, Inc., a wholly owned subsidiary of CUSA, were $722,000 in 1996 and $435,000 in 1997. Network no longer functions as a third-party administrator and did not generate any income in 1998.

LOSSES AND LOSS ADJUSTMENT EXPENSES

    CUSA estimates losses and loss adjustment expenses based on historical experience and payment and reporting patterns for the type of risk involved. These estimates are based on data available at the time of the estimate and are periodically reviewed by independent professional actuaries. See
"Business--Reserves."

    The percentage of losses and loss adjustment expenses to net premiums earned ("loss ratio") was 62.3%, 59.4% and 68.8% in 1996, 1997 and 1998, respectively.
The increase in the 1998 loss ratio was primarily the result of additional loss development from prior accident years which was recognized in 1998, and an increase in storm-related losses. The prior year loss development recognized in 1998 totaled $1.7 million and increased the loss ratio by 3.2 percentage points. Storm-related losses from wind and hail totaled $1.5 million in 1998 compared to $459,000 in 1997, and increased the loss ratio for 1998 by 2.9 percentage points.

POLICY ACQUISITION COSTS

    Policy acquisition costs consist of costs associated with the acquisition of new and renewal business and generally include direct costs such as premium taxes, commissions to agents and ceding companies and premium-related assessments and indirect costs such as salaries and expenses of personnel who perform and support underwriting activities. NAICO also receives ceding commissions from certain of the reinsurers who assume premiums from NAICO under certain reinsurance contracts and the ceding commissions are accounted for as a reduction of policy acquisition costs. Direct policy acquisition costs and ceding commissions are deferred and amortized over the terms of the policies. Recoverability of such deferred costs is dependent on the related unearned premiums on the policies being more than expected claim losses. NAICO considers anticipated interest income in determining if a premium deficiency exists.

    The following table sets forth CUSA's policy acquisition costs for each of the three years ended December 31, 1996, 1997 and 1998:

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                               1996        1997        1998
                                                            ----------  ----------  ----------

                                                                      (IN THOUSANDS)
Commissions expense.......................................  $   16,489  $   15,860  $   15,472
Other premium related assessments.........................       1,258         744         928
Premium taxes.............................................       2,705       3,400       3,144
Excise taxes..............................................         109         153         161
Dividends to policyholders................................         454       1,155         242
Other expense.............................................         365         146         151
                                                            ----------  ----------  ----------
Total direct expenses.....................................      21,380      21,458      20,098
                                                            ----------  ----------  ----------
Indirect underwriting expenses............................      14,831      13,464      13,858
Commissions received from reinsurers......................      (7,835)    (11,571)    (26,776)
Adjustment for deferred acquisition costs.................        (466)         (5)      3,555
                                                            ----------  ----------  ----------
Net policy acquisition costs..............................  $   27,910  $   23,346  $   10,735
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    Total gross direct and indirect expenses as a percentage of direct written and assumed premiums were 33.5%, 28.4% and 25.3% in 1996, 1997 and 1998, respectively. For these periods, commission expense as a percentage of gross written and assumed premiums was 15.3%, 12.9% and 11.5%. The commission rate for a portion of the surety bond program varies inversely with the loss ratio pursuant to a commission arrangement contingent on the loss experience of the program. The expected loss ratio for that portion of the surety bond program was lowered in 1996, which increased the percentage of net policy acquisition costs to net premiums earned by 2.0 percentage points. In 1998, the commission rate for a portion of the surety bond program was lowered due to an increase in the expected loss ratio which reduced the percentage of net policy acquisition costs to net premiums earned by 2.2 percentage points. In addition, the 1998 commission rate declined due to the lower proportion of surety bond direct written and assumed premiums to total direct written and assumed premiums. Surety bonds have historically had a higher commission rate than NAICO's other lines of business.

    Indirect underwriting expenses were 13.7%, 10.9% and 10.3% of direct written and assumed premiums in 1996, 1997 and 1998, respectively. Indirect expenses include general overhead and administrative costs associated with the acquisition of new and renewal business, some of which is relatively fixed in nature, thus, the percentage of such expenses to direct written and assumed premiums will vary depending on NAICO's overall premium volume. CUSA incurred $1.5 million in indirect underwriting expenses related to the termination of an arrangement with a surety bond underwriting manager and settlement of associated litigation, which was 1.4% of direct written and assumed premiums in 1996. Commissions received from reinsurers increased in 1997 as a result of the 100% quota-share reinsurance arrangement for the California portion of the nonstandard private-passenger automobile program which was effective July 1, 1997. NAICO received commissions totaling $1.9 million and $909,000 during 1997 and 1998, respectively, under this quota-share reinsurance arrangement. During 1998, NAICO received commissions from reinsurers totaling approximately $13.8 million related to the purchase of additional reinsurance under its workers compensation and casualty reinsurance programs. See "--Purchase of Additional Reinsurance."

    NAICO incurred $2.1 million, $527,000 and $50,000 in indirect underwriting expenses for uncollectible ceded reinsurance in 1996, 1997 and 1998, respectively. The 1996 amount includes an arbitration award which was made in favor of NAICO against certain reinsurers for $1.1 million less than had been recorded. NAICO reduced its reinsurance recoverables accordingly.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses were 12.2%, 10.1% and 8.8% of gross premiums earned and commissions, fees and other income in 1996, 1997 and 1998, respectively. General and administrative expenses have historically not varied in direct proportion to CUSA's revenues. A portion of such expenses is allocated to policy acquisition costs (indirect underwriting expenses) and loss and loss adjustment expenses based on various factors, including employee counts, salaries, occupancy and specific identification. Because certain types of expenses are fixed in nature, the percentage of such expenses to revenues will vary depending on CUSA's overall premium volume. General and administrative expenses decreased 7.7% in 1997, due primarily to $441,000 in litigation-related expenses related to the termination of an agreement with a former underwriting manager and $527,000 in litigation-related expenses related to the reinsurance arbitration discussed below which were incurred in 1996. General and administrative expenses decreased 6.9% in 1998, due primarily to a reduction in costs attributable to Network. Network ceased functioning as a third party administrator during 1997.

INTEREST EXPENSE

    Interest expense increased 203% in 1997, and increased 101% in 1998, due primarily to increased levels of bank debt. See "--Liquidity and Capital Resources."

LITIGATION EXPENSE

    Litigation expenses reflect expenses related to the ongoing legal proceedings involving the CenTra Group. Litigation expenses increased from a credit of $230,000 in 1996 to an expense of $923,000 in 1997 due to CUSA's recovery of a portion of its litigation expenses from its director and officers liability insurer in 1996. Litigation expenses decreased from $923,000 in 1997 to $423,000 in 1998 as the number and complexity of litigated issues diminished. Increased or renewed activity could result in greater litigation expenses in 1999 or future years.

    See "Legal Proceedings" and Note 10 to Consolidated Financial Statements.

NET INCOME (LOSS)

    As a result of the factors described above, CUSA reported net income of $433,000 in 1998 compared to net income of $3 million in 1997 and a net loss of $1.8 million in 1996. Excluding the effects of the litigation expenses related to the legal proceedings involving the CenTra Group, net income would have been $711,000 in 1998 compared to $3.6 million in 1997.

    Net income for 1996 was affected by charges totaling $1.5 million for the settlement attributed to legal proceedings and related matters arising from the termination of an underwriting and production contract with CUSA's former underwriting manager for a portion of CUSA's surety bond program. In addition, legal expenses related to this matter were $441,000 reflected in general and administrative expenses for 1996. CUSA's results for 1996 also reflect a charge totaling $1.1 million from an arbitration award that was lower than expected. Legal expenses related to this arbitration award were $527,000 reflected in general and administrative expenses for 1996.

    In 1996, CUSA also recorded an $881,000 estimated recovery of costs from its directors and officers liability insurer related to CUSA's claim for reimbursable amounts previously paid for defense and litigation costs associated with the litigation involving the CenTra Group. See "Legal Proceedings" and Note 10 to Consolidated Financial Statements.

    Excluding the effects of the unusual charges and related expenses and the estimated recovery, net income would have been approximately $450,000 for 1996.

LIQUIDITY AND CAPITAL RESOURCES

    CUSA is a holding company receiving cash principally through borrowings and subsidiary dividends and other payments, subject to various regulatory restrictions described in "Regulation" and the Notes to Consolidated Financial Statements. The capacity of insurance companies to write insurance is based on maintaining liquidity and capital resources sufficient to pay claims and expenses as they become due. The primary sources of liquidity for CUSA's subsidiaries are funds generated from insurance premiums, investment income, capital contributions from CUSA and proceeds from sales and maturities of portfolio investments. The principal expenditures are payment of losses and loss adjustment expenses, insurance operating expenses and commissions.

    NAICO maintains a liquid operating position and follows investment guidelines that are intended to provide for an acceptable return on investment while preserving capital, maintaining sufficient liquidity to meet obligations and keeping a sufficient margin of capital and surplus to ensure unimpaired ability to write insurance.

    NAICO purchases fixed-maturity investments to support its investment strategies which are developed based on many factors including rate of return, maturity, credit risk, tax considerations, regulatory requirements and its mix of business. At the time of purchase, investments in debt securities that NAICO has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; all other debt securities are reported at fair value. Investments classified as trading are actively and frequently bought and sold with the objective of generating income on short-term differences in price. Realized and unrealized gains and losses on securities classified as trading account assets are recognized in current operations. NAICO has not classified any investments as trading account assets. Securities not classified as held to maturity or trading are classified as available for sale, with the related unrealized gains and losses excluded from earnings and reported net of tax as a separate component of shareholder equity until realized.

    In 1996 and 1997, CUSA provided $1.8 million and $8.1 million, respectively, in cash from operations. During 1998, CUSA used $10.3 million cash in operations due primarily to the purchase of additional reinsurance described previously. To augment maturities and reposition its portfolio, NAICO chose to liquidate certain fixed maturity securities that were available for sale prior to their maturities.

    Cash flows from investing activities were primarily the result of normal purchases and sales of investment securities, and in 1997 NAICO sold the common stock of Century Business Services, Inc. for a total of $2.5 million. The Century Business Services common stock was received as a part of NAICO's 1996 settlement with a former underwriting manager. Net realized investment gains before income taxes in 1997 and 1998 were $790,000 and $1.0 million, respectively, from the sale of investments. In addition, in 1998, NAICO received proceeds of $36.2 million from the sale of fixed-income securities that were available for sale prior to their maturity. The average maturity of CUSA's investments was 4.7 years and 4.5 years at December 31, 1997 and 1998, respectively.

    NAICO is required to deposit securities with regulatory agencies in several states in which it is licensed as a condition of conducting operations in the state. At December 31, 1998, the total amount of cash and investments restricted for NAICO as a result of these arrangements was $8.2 million.

    Cash flows from financing activities are affected by the level of activity related to transactions with affiliates and bank borrowings. During 1996, CUSA borrowed $4.5 million in bank debt for a three year term. During the fourth quarter of 1997, the related loan agreement was amended to provide for additional borrowings up to $8.5 million and to revise the term to five years with interest payable at a floating rate equal to 1% over the prime rate published in the Wall Street Journal, which was 7.75% at December 31, 1998. During March 1998, CUSA borrowed an additional $6.2 million on the note and the proceeds were used to repay amounts due to CIB. The outstanding balance of the note was $7.4 million at December 31, 1998. The bank note is collateralized by shares of NAICO stock owned by CUSA.

    In February 1998, CUSA entered into a five year loan agreement with a bank having a principal amount of $2.3 million and an interest rate of 7.75%. In September 1998, the interest rate was reduced to 7.5%. Monthly payments are approximately $46,000 including principal and interest. The outstanding balance of the note was $1.9 million at December 31, 1998. The loan is collateralized by certain equipment which was purchased with the proceeds of the loan. The equipment had previously been leased by CUSA.

DISCLOSURES ABOUT MARKET RISK

    CUSA's consolidated balance sheets include a certain amount of assets and liabilities whose fair values are subject to market risk. Due to NAICO's significant investment in fixed-maturity investments, interest rate risk represents the largest market risk factor affecting CUSA's consolidated financial position. Increases and decreases in prevailing interest rates generally translate into increases and decreases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the credit worthiness of the issuer, prepayment options, relative values of alternative investments, liquidity of the instrument and other general market conditions.

    As of December 31, 1998, substantially all of the investments of NAICO were in fixed-maturity investments (rated Aa3 or AA- or better by Moody's Investors Service, Inc. or Standard & Poor's, respectively), interest-bearing money market accounts and a collateralized repurchase agreement. CUSA does not hold any investments classified as trading account assets or derivative financial instruments.

    The table below summarizes the estimated effects of hypothetical increases and decreases in interest rates on CUSA's fixed-maturity investment portfolio. It is assumed that the changes occur immediately and uniformly, with no effect given to any steps that management might take to counteract that change. The hypothetical changes in market interest rates reflect what could be deemed best and worst case scenarios. The fair values shown in the following table are based on contractual maturities. Significant variations in market interest rates could produce changes in the timing of repayments due to prepayment options available. The fair value of such instruments could be affected and, therefore, actual results might differ from those reflected in the following table:

                                                                                                     ESTIMATED
                                                                                                       FAIR
                                                                                                    VALUE AFTER
                                                                                                   HYPOTHETICAL
                                                            FAIR VALUE AT                            CHANGE IN
                                                          DECEMBER 31, 1998                        INTEREST RATE
                                                          -----------------      HYPOTHETICAL      -------------
                                                                                  CHANGE IN
                                                                                INTEREST RATE
                                                                              (BP=BASIS POINTS)
                                                                             --------------------
                                                                                 (DOLLARS IN
                                                                                  THOUSANDS)
Fixed-maturity investments (1)..........................      $  81,309      100 bp increase         $  78,466
                                                                             200 bp increase            75,789
                                                                             100 bp decrease            84,331
                                                                             200 bp decrease            87,547

------------------------

(1) Excludes short-term investments with a fair value of $4.3 million as management does not feel that these investments are exposed to significant interest rate risk due to their maturity dates.

    The table above illustrates, for example, that an instantaneous 200 basis point increase in market interest rates at December 31, 1998, would reduce the estimated fair value of NAICO's fixed-maturity investments by approximately $5.5 million at that date.

    In addition to NAICO's fixed-maturity investments, CUSA also has notes payable that are subject to interest rate risk. The table below presents the carrying value of the instruments (which approximates fair value), as well as the average interest rate and the principal payments categorized by expected maturity dates.

                                                                   NOTES      NOTES PAYABLE-
                                                               PAYABLE- FIXED  VARIABLE RATE
MATURITY DATES                                                   RATE (2)           (3)
-------------------------------------------------------------  -------------  ---------------
                                                                       (IN THOUSANDS)
1999.........................................................    $     500       $   1,549
2000.........................................................          458           1,690
2001.........................................................          495           1,848
2002.........................................................          533           2,375
2003.........................................................           27          --
                                                                    ------          ------
Total........................................................    $   2,013       $   7,462
                                                                    ------          ------
                                                                    ------          ------

------------------------

(2) Average interest rate is 7.5%.

(3) Interest is payable at a floating rate equal to 1% over the prime rate published in the Wall Street Journal, which was 7.75% at December 31, 1998.

CENTRA LITIGATION

    Under the heading "Legal Proceedings" we describe the extensive CenTra litigation between CUSA and its affiliates and the CenTra group. While CUSA is a party to the CenTra litigation, the litigation primarily relates to disputes between its affiliates and CenTra and its affiliates.

    While CUSA believes that it is likely that it and its affiliates will ultimately prevail as to all material claims asserted in the litigation, should the litigation be modified, reversed or decided adversely to either CUSA or NAICO, such event could have a material adverse effect on CUSA, including the financial condition of NAICO and the ability of NAICO to pay dividends or other payments to CUSA.

YEAR 2000 READINESS DISCLOSURES

    Computer software, hardware, microprocessor chips and other computer equipment use two digits to identify a particular year, and therefore may not recognize the number "00" or may recognize it as a year prior to 1999. Unless computer equipment and software programs are modified to correct these Year 2000 Problems, errors could result. These errors could cause damage to personal property and disrupt business practices and functions. In addition to potential problems from computer systems, potential problems could arise from equipment with embedded chips, such as vaults, elevators, aircraft and other systems not generally classified as information technology systems.

    CUSA is heavily dependent upon complex information technology computer systems for its operations. CUSA has taken action to attempt to identify the nature and extent of the work required to assess and remediate Year 2000 Problems with respect to its systems, products and infrastructures, including non-information technology systems, none of which are considered critical to operations. CUSA began work in 1995 to prepare its financial, information and other computer-based systems for the year 2000, including updating existing legacy systems, and such work as currently planned is substantially complete at this time. CUSA estimates that it has spent $350,000 updating these systems to address Year 2000 Problems, and such costs were expensed as they were incurred, primarily in 1996 and 1997.

    During the fourth quarter of 1998, CUSA retained an independent consultant to prepare a plan for testing its information technology systems. In late 1998, CUSA determined that the testing would be performed by its employees, and this testing is anticipated to be completed during the first half of 1999. During the fourth quarter of 1998, CUSA incurred approximately $150,000 in additional expenses to evaluate its information systems and in preparation of plans to test its information systems.

    Evaluation and testing of CUSA's efforts to address Year 2000 Problems is ongoing. CUSA estimates the additional cost of the testing to be approximately $115,000 which includes the use of internal employees, cost of external software to enhance testing efforts and computer rental costs. These costs will be expensed during 1999 as incurred. This estimate is based on currently available information. CUSA continues to evaluate the estimated costs associated with future efforts based on actual experience. These efforts may involve additional costs. CUSA is also formulating and studying contingency plans with completion expected by mid-1999.

    CUSA believes, based on the information currently available, that the most reasonably likely worst case scenarios resulting from Year 2000 Problems include:

    - Legal risks arising from failure of NAICO or L&W to provide contracted services, deal with claims on a timely basis, provided pertinent data to those dependent upon the data and similar risks;

    - Increased operational costs due to manual processing, data corruption or disaster recovery;

    - Inability to bill or invoice;

    - Lost revenue resulting from the inability to render accurate billing and from the inability to efficiently market insurance products;

    - Increased legal and accounting expenses;

    - Fines and associated expenses resulting from inability to comply with regulatory requirements; and

    - Failure of management controls.

    Any previously mentioned Year 2000 Problems could have a material adverse effect on CUSA, including the financial condition of NAICO and NAICO's ability to pay dividends or other payments to CUSA.

    It is possible that the credit or operating ability of agents, reinsurers and others with whom CUSA maintains commercial relationships may be adversely affected by one or more unforeseen circumstances caused by Year 2000 Problems. However, CUSA does not have control over these third parties and, as a result, it cannot currently determine to what extent future operating results may be adversely affected by the failure of these third parties to successfully address their Year 2000 Problems. However CUSA is developing plans to attempt to minimize identified third-party exposures. CUSA has requested information from its major vendors and service providers to assess their Year 2000 readiness. CUSA currently is evaluating this information. However, CUSA cannot predict the adverse impact, if any, of Year 2000 Problems upon parties with whom it does business.

    CUSA continues to study the complex issues related to insurance coverage for losses arising from the myriad potential fact situations connected with Year 2000 Problems and NAICO's liability to its insureds. CUSA believes that the coverages NAICO provides do not extend to the types of losses which are most likely to occur as a result of Year 2000 Problems, and NAICO has made no provisions for loss reserves based on potential Year 2000 Problems. NAICO expects to utilize coverage exclusion endorsements based on the individual underwriting of commercial accounts, and it has adopted endorsements to its policies based on forms provided and filed for approval with various regulatory authorities by Insurance Services Office, Inc. ("ISO"), an insurance services company which provides regulatory research and filing support to insurance companies. Use of these special endorsements is governed by the law and regulatory policies of states in which NAICO is authorized to do business.

    It is possible that future court interpretations of policy language based on specific facts, or legislation mandating coverage, could result in coverage for losses attributable to Year 2000 Problems. Such decisions or legislation could have a material adverse impact on CUSA. It is also possible that NAICO may incur expenses defending claims for which it is ultimately determined there is no insurance coverage.

CERTAIN TAX MATTERS

    During 1996, the IRS conducted a field examination of the U.S. Federal income tax returns of CUSA and its wholly owned subsidiaries for the years 1993 and 1994. The IRS completed the examination in 1996, and there were no proposed adjustments to tax liabilities.

RECENTLY ADOPTED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. In addition, SFAS No. 130 requires CUSA to classify items of other comprehensive income by their nature in a separate financial statement or as a component of the statement of operations or the statement of shareholder's equity and display the accumulated balance of other comprehensive income separately in the shareholder's equity section of the consolidated balance sheets. CUSA adopted SFAS No. 130 on January 1, 1998, as required. The adoption of SFAS No. 130 resulted in revised and additional disclosures but had no effect on the consolidated financial position, results of operations or liquidity of CUSA.

    Also in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes reporting standards for public companies concerning annual and interim financial statements of their operating segments and related information. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The standard sets criteria for reporting disclosures about a company's products and services, geographic areas and major customers. CUSA adopted SFAS No. 131 on January 1, 1998, as required.

ACCOUNTING STANDARD ISSUED BUT NOT YET ADOPTED

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that CUSA recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. CUSA will adopt SFAS No. 133 on January 1, 2000, as required. CUSA's management believes that adoption of SFAS No. 133 will not have a material impact on its consolidated financial position or results of operations.

                                    BUSINESS

OVERVIEW

    Through its wholly owned subsidiaries, CUSA operates in two lines of business: property and casualty insurance and insurance agency operations.

    NAICO is one of the leading commercial business insurance writers in Oklahoma, providing primarily property and casualty coverage for businesses in various industries. NAICO has a network of independent agents, totaling approximately 250 at March 31, 1999, that market NAICO's insurance products. Independent agents originate substantially all of NAICO's business. NAICO is licensed to write property and casualty coverage in 44 states and the District of Columbia and is authorized by the United States Department of the Treasury to write surety bonds for contractors on federal projects. Currently, NAICO is rated as "A- (Excellent)" by A.M. Best Company, an insurance rating agency. In 1998, NAICO received an "A (Strong)" rating from Standard & Poor's rating agency.

    L&W is an independent insurance agency that represents various insurance companies providing a variety of property and casualty, individual and group life, medical and disability income coverages. L&W also acts as a surplus lines broker specializing in risk management and brokering insurance primarily for commercial enterprises.

    CUSA is an Oklahoma corporation which is wholly owned by CIB, which, in turn, is wholly owned by CIC, a publicly traded Cayman Islands company (NASDAQ:
CHANF). CUSA is headquartered in Chandler, Oklahoma, in facilities also occupied by NAICO and L&W. CUSA provides administrative services for NAICO and L&W. CUSA's address is 1010 Manvel Avenue, Chandler, Oklahoma 74834 and phone number is 405-258-0804.

STRATEGY

    CUSA's business strategy is to facilitate the marketing and writing of insurance products offered by NAICO through independent agents. NAICO's objective is to develop and maintain a leading position in its insurance markets and capitalize on growth opportunities in new markets and geographic regions while adjusting the mix and volume of its business and risk retention to respond to changes in market conditions and to manage its risk exposure. To achieve these objectives, CUSA intends to:

        PRESERVE AND STRENGTHEN ITS COMPETITIVE POSITION IN OKLAHOMA. NAICO intends to focus its business efforts to preserve and strengthen its status as a leading writer of commercial business insurance in Oklahoma. NAICO intends to continue to offer customized programs to markets such as school districts, political subdivisions and private commercial enterprises.

        EXPAND GEOGRAPHICALLY. In 1995, NAICO began expanding its marketing and writing of insurance products in Texas. As of March 31, 1999, NAICO had approximately 125 contracted agents marketing its insurance products in Texas. In 1998, approximately 28% of NAICO's direct premiums written and assumed came from Texas. NAICO believes significant opportunities exist to expand new programs and lines of insurance in Texas. In addition to continuing its efforts to expand its market position in Texas, NAICO anticipates pursuing opportunities in states in the Southwest and Midwest, subject to competitive market conditions.

        MARKET TO NEW CUSTOMERS AND OFFER NEW PROGRAMS. NAICO has taken advantage of market opportunities to offer insurance programs to political subdivisions and to add construction surety bonds and group accident and health policies to its portfolio of insurance products. NAICO intends to monitor the insurance market closely to discover additional opportunities to market to new categories of customers and to expand its portfolio of insurance products.

        EXPAND DISTRIBUTION CHANNELS. NAICO intends to expand its network of approximately 250 independent agents as of March 31, 1999, which includes approximately 125 independent agents in Texas and 90 independent agents in Oklahoma.

        MAINTAIN QUALITY SERVICE. NAICO strives to provide exceptional services to its agents and to its insureds. Agents have access to the members of NAICO's management team, which includes experienced and well-trained underwriting personnel and experienced claims adjusters who have the ability to make decisions quickly. NAICO intends to continue to offer quality services to its agents and to its insureds.

        UTILIZE THE REINSURANCE MARKETS. NAICO cedes a portion of its insurance risks and insurance premiums to selected reinsurers. By selectively utilizing available opportunities in the reinsurance market, including those available through CIB, NAICO is able to diversify its insurance risk, reducing NAICO's exposure to high policy limits and catastrophic events. NAICO considers numerous factors in developing its reinsurance program, including the financial stability of the reinsurers, the reinsurer's ability to provide sufficient collateral, if required, reinsurance coverage offered and price. NAICO intends to continue to maintain its reinsurance program, subject to market conditions on favorable terms.

        MAINTAIN CONSERVATIVE FINANCIAL AND UNDERWRITING POLICIES. NAICO has traditionally maintained conservative financial and underwriting policies. NAICO's investment guidelines do not permit investments in fixed maturity securities with a rating below AA- or the purchase of equities.

PROGRAMS

    NAICO writes various property and casualty insurance products through four primary marketing programs. The programs are standard property and casualty, political subdivisions, contract surety bonds and group accident and health.

    The following table shows gross premiums earned and net premiums earned by insurance program for the years 1996, 1997 and 1998. The term "net premiums earned" means net premiums written less the increases or plus the decreases in the unearned premiums reserve for the unexpired portion of the policy term beyond the current accounting period.

                                                             GROSS PREMIUMS EARNED               NET PREMIUMS EARNED
                                                       ----------------------------------  -------------------------------
INSURANCE PROGRAMS                                        1996        1997        1998       1996       1997       1998
-----------------------------------------------------  ----------  ----------  ----------  ---------  ---------  ---------

                                                                                 (IN THOUSANDS)
Standard property and casualty.......................  $   45,066  $   62,841  $   76,458  $  31,799  $  44,887  $  29,234
Political subdivisions...............................      19,314      21,503      25,091     11,655     12,416     10,435
Surety bonds.........................................      11,416      12,320      11,915      9,392     10,533      7,456
Group accident and health............................         512       3,379       6,067        317      2,303      4,610
Nonstandard private-passenger automobile(1)..........      16,595      14,303       6,015     16,595      8,841        482
Other(2).............................................      10,426       2,362         488      8,578      1,722        207
                                                       ----------  ----------  ----------  ---------  ---------  ---------
TOTAL................................................  $  103,329  $  116,708  $  126,034  $  78,336  $  80,702  $  52,424
                                                       ----------  ----------  ----------  ---------  ---------  ---------
                                                       ----------  ----------  ----------  ---------  ---------  ---------

------------------------

(1) The nonstandard private-passenger automobile program was discontinued in 1997.

(2) This category is comprised primarily of the run-off of other discontinued programs and NAICO's participation in various mandatory workers compensation pools and assigned risks.

    STANDARD PROPERTY AND CASUALTY PROGRAM

    NAICO offers workers compensation, automobile liability and physical damage, general and umbrella liability and property coverages under its standard property and casualty program. In marketing these products, NAICO targets companies in the construction, retail, manufacturing, wholesale, service, oil and gas, and retail industries. NAICO writes this business principally in Oklahoma and Texas.

    POLITICAL SUBDIVISIONS PROGRAM

    Under the political subdivisions program, NAICO writes insurance policies for school districts, counties and municipalities. As of March 31, 1999, NAICO insured 501 school districts in Oklahoma. In 1996, NAICO began marketing its political subdivisions program in Texas and as of March 31, 1999, insured 141 school districts in Texas. The coverages offered include workers compensation, automobile liability, automobile physical damage, general liability, property and school board legal liability.

    In 1991, NAICO began writing property and casualty insurance for municipalities and counties in Oklahoma. NAICO has also begun writing property and casualty insurance for municipalities and counties in Texas and Missouri. The coverages offered include workers compensation, automobile and general liability, automobile physical damage, property and public officials liability insurance. As of March 31, 1999, NAICO insured 289 municipalities and counties in Oklahoma, Texas and Missouri.

    SURETY BOND PROGRAM

    NAICO writes surety bonds, commonly referred to as contract performance bonds, to secure the performance of contractors and suppliers on construction projects. Individual bonds generally do not exceed $5 million, and an individual contractor generally does not have "work in progress" for both bonded and unbonded jobs in excess of $10 million. A substantial portion of this business is written in Oklahoma, Texas, New Mexico and California. NAICO also writes bail bonds, which guarantee that the principal will discharge obligations set by the court, as well as other types of miscellaneous bonds.

    GROUP ACCIDENT AND HEALTH PROGRAM

    In January 1996, NAICO began offering excess accident and health coverage for small to medium-sized employers that self-insure a portion of their company medical plans. During 1997, NAICO began offering fully insured group accident and health coverage on a limited basis. NAICO generally writes this business in Oklahoma and Texas. NAICO is currently evaluating this program and may modify or discontinue certain portions of this program during 1999.

LINES OF INSURANCE

    The lines of insurance written by NAICO through its programs are automobile liability, workers compensation, surety, automobile physical damage, accident and health, property, inland marine and other liability lines, which include general and professional liability lines. The following table shows net premiums earned as a percentage of total net premiums earned by each line of insurance written by NAICO during the period indicated.

                                                                                         YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------------------------
                                                                        1994         1995         1996         1997         1998
                                                                        -----        -----        -----        -----        -----
Automobile liability...............................................          15%          21%          21%          17%          22%
Other liability....................................................           6%           7%           9%          13%          22%
Workers compensation...............................................          44%          42%          45%          44%          19%
Surety.............................................................          29%          19%          12%          13%          14%
Automobile physical damage.........................................           4%           9%           9%           7%           9%
Accident and health................................................           1%      --                1%           3%           9%
Property...........................................................           1%           2%           2%           2%           4%
Inland marine......................................................      --           --                1%           1%           1%
                                                                            ---          ---          ---          ---          ---
  Total............................................................         100%         100%         100%         100%         100%
                                                                            ---          ---          ---          ---          ---
                                                                            ---          ---          ---          ---          ---

AGENCY AND BROKERAGE

    L&W is appointed by insurers to solicit applications for insurance policies, primarily in Oklahoma. L&W represents various personal and commercial lines insurance companies in marketing property and casualty insurance. L&W also markets individual and group life, medical and disability income coverage. Major target classes of business include political subdivisions, health care facilities, transportation companies, manufacturers, contractors, energy businesses, retailers, wholesalers and service organizations. L&W places a large portion of its property and casualty business with NAICO. It also acts as a surplus lines broker specializing in risk management and brokering insurance for commercial enterprises. L&W places direct agency business as well as business from other agents with specialty insurance companies. As of January 31, 1999, L&W had 44 full time employees and shares administrative services with NAICO and CUSA.

    L&W acts as a broker for NAICO, accepting applications for insurance and surety bonds from independent agents who, in many instances, are not agents appointed directly by NAICO. L&W also acts as an underwriter for a significant portion of NAICO's surety bond program.

UNDERWRITING AND CLAIMS

    Independent insurance agents submit applications for insurance coverage for prospective customers to NAICO. NAICO reviews a prospective risk in accordance with its specific underwriting guidelines. If the risk is approved and coverage is accepted by the insured, NAICO issues an insurance policy.

    NAICO has maintained a continuous contractual relationship with an underwriting manager for its bail bond program. During 1996, 1997 and 1998, the gross written premiums in this program were $2.7 million, $2.6 million and $2.8 million, respectively. This underwriting manager operates through a network of bail bond agents who submit applications to the underwriting manager. If the application meets the specific guidelines set by the underwriting manager, a bail bond is issued. This underwriting manager is an independent contractor and is responsible for collection of all premiums and payment of all commissions to bail bond agents. Additionally, it is responsible for all claims and recoveries and is required to maintain collateral security for each bond.

    NAICO's claim department reviews and administers all claims. When a claim is received, it is reviewed and assigned to an in-house claim adjuster based on the type and geographic location of the claim, its severity and its class of business. NAICO's claim department is responsible for reviewing each claim, obtaining necessary documentation and establishing loss and loss adjustment expense reserves.

NAICO's in-house claims staff handles and supervises the claims, coordinates with outside legal counsel and independent claims adjusters if necessary, and processes the claims to conclusion.

REINSURANCE

    In the ordinary course of business, NAICO cedes insurance risks and a portion of the insurance premiums to its reinsurers under various reinsurance contracts that cover individual risks (facultative reinsurance) or entire classes of business (treaty reinsurance). Reinsurance provides greater diversification of insurance risk associated with business written and also reduces NAICO's exposure from high policy limits or from catastrophic events and hazards of an unusual nature. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. In formulating its reinsurance programs, NAICO considers numerous factors, including the financial stability of the reinsurer, the reinsurer's ability to provide sufficient collateral (if required), reinsurance coverage offered and price.

    Treaty reinsurance may be ceded under treaties on both a pro rata or proportional basis (where the reinsurer shares proportionately in premiums and losses) and an excess of loss basis (where only losses above a specific amount are reinsured). The availability, costs and limits of reinsurance purchased varies from year to year based upon prevailing market conditions, reinsurers' underwriting results and NAICO's desired risk retention levels. A majority of NAICO's reinsurance programs renew on January 1, April 1 or July 1 of each year. NAICO renewed all January 1, 1999 reinsurance programs. At the present time, NAICO expects to renew the reinsurance programs that renew on April 1 or July 1, 1999 as applicable.

    NAICO has structured separate reinsurance programs for construction surety bonds, property (including inland marine), workers compensation, casualty (including automobile liability and physical damage, general liability, umbrella liability and related professional liability) and group accident and health. CIB reinsures NAICO for a portion of the risk on NAICO's contstruction surety bonds, workers compensation and casualty reinsurance programs.

    Under the 1997 workers compensation reinsurance program, NAICO retained 80% of the first $500,000 of loss per occurrence. Effective February 1, 1998, NAICO's retention was reduced to 35% of the first $10,000 of loss per occurrence.

    Under the 1997 casualty reinsurance program, NAICO retained 80% of the first $500,000 of loss per occurrence. Effective February 1, 1998, NAICO's retention was reduced to 80% of the first $250,000 of loss per occurrence.

    Under the 1997 surety bond reinsurance program, NAICO retained 90% of the first $500,000 per bond or per principal (e.g., contractor). NAICO's retention under the surety bond reinsurance program was reduced to 50% of the first $500,000 per bond or per principal, effective January 1, 1998, and was further reduced to 50% of the first $250,000 per bond or per principal effective April 1, 1998.

    Under the property reinsurance program, NAICO retains 30% of the first $500,000 of risk for each loss per location. Under the group accident and health program, NAICO retains the first $50,000 in excess of the self-insured retention for each insured person, each policy and the first $100,000 (or the first $250,000 for cases exceeding 400 covered employees) of losses in excess of the self-insured aggregate retention. NAICO retains the first $100,000 of risk for each insured person for fully insured cases under its group accident and health program.

    NAICO purchases catastrophe protection to limit its retention for single loss occurrences involving multiple policies and/or policyholders resulting from perils such as floods, winds and severe storms. NAICO also purchases facultative reinsurance when it writes a risk with limits of liability exceeding the maximum limits of its treaties or when it otherwise considers such action appropriate.

    The following table sets forth certain information related to NAICO's four largest unaffiliated reinsurers and CIB determined on the basis of net reinsurance recoverables as of December 31, 1998.

                                                                                   YEAR ENDED DECEMBER 31, 1998
                                                                             ----------------------------------------
                                                                                  NET
                                                                              REINSURANCE       CEDED        A.M.
                                                                              RECOVERABLE    REINSURANCE   BEST CO.
NAME OF REINSURER                                                                 (1)          PREMIUM      RATING
---------------------------------------------------------------------------  --------------  -----------  -----------
                                                                                      (DOLLARS IN THOUSANDS)
CIB........................................................................    $   19,081     $  18,878           --(2)
First Excess and Reinsurance Corporation...................................        15,613        21,420            A
Reliance Insurance Company.................................................        13,948        19,111            A-
SCOR Reinsurance Company...................................................         5,196         8,061            A+
Jefferson Insurance Company of New York....................................         2,345         3,638            A
                                                                                  -------    -----------
Top five reinsurers........................................................    $   56,183     $  71,108
                                                                                  -------    -----------
                                                                                  -------    -----------
All reinsurers.............................................................    $   73,156     $  87,671
                                                                                  -------    -----------
                                                                                  -------    -----------
Percentage of total represented by top five reinsurers.....................            77%           81%
                                                                                  -------    -----------
                                                                                  -------    -----------

------------------------

(1) Includes losses and loss adjustment expenses paid and outstanding, unpaid losses and loss adjustment expenses and unearned premium reserves recoverable from reinsurers as of December 31, 1998.

(2) CIB owns 100% of the common stock of CUSA, which in turn owns 100% of the common stock of NAICO. Although CIB is not subject to the minimum capital, audit, reporting and other requirements imposed by regulation upon United States reinsurance companies, as a foreign reinsurer, it is required to secure its reinsurance obligations by depositing acceptable securities in trust for NAICO's benefit. At December 31, 1998, CIB had cash and investments with a fair value of $25.3 million deposited in a trust account for the benefit of NAICO.

    Reinsurance contracts do not relieve an insurer from its obligation to policyholders. Failure of reinsurers to honor their obligations could result in losses to CUSA; consequently, allowances are established for amounts deemed uncollectible. During 1996, 1997 and 1998, NAICO charged to policy acquisition costs $2.1 million, $527,000 and $50,000, respectively, in uncollectible reinsurance recoverables from unaffiliated reinsurers.

LOSS AND UNDERWRITING EXPENSE RATIOS

    The combined loss and underwriting expense ratio ("Combined Ratio") is the traditional measure of underwriting experience for property and casualty insurance companies. It is the sum of the ratios of (i) incurred losses and loss adjustment expenses to net premiums earned ("loss ratio") and (ii) underwriting expenses to net premiums written and assumed ("underwriting expense ratio").

    The following table shows the underwriting experience of NAICO for the periods indicated by line of insurance written. Adjustments to reserves made in subsequent periods are reflected in the year of adjustment. In the following table, incurred losses include paid losses and loss adjustment expenses, net changes in case reserves for losses and loss adjustment expenses and net changes in reserves for incurred but not reported losses and loss adjustment expenses.

                                                                  YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------------
                                                     1994       1995       1996       1997       1998
                                                   ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Automobile liability:
  Net premiums earned............................  $   9,602  $  14,218  $  16,433  $  13,704  $  11,419
  Loss ratio.....................................         90%        78%        90%        76%        75%
Other liability:
  Net premiums earned............................  $   3,635  $   4,985  $   7,022  $  10,014  $  11,357
  Loss ratio.....................................         60%        56%        61%        47%        66%
Workers compensation:
  Net premiums earned............................  $  28,174  $  28,522  $  35,273  $  35,646  $   9,937
  Loss ratio.....................................         72%        67%        58%        70%        66%
Surety:
  Net premiums earned............................  $  18,170  $  13,113  $   9,495  $  10,671  $   7,619
  Loss ratio.....................................         46%        50%        10%         8%        18%
Automobile physical damage:
  Net premiums earned............................  $   2,363  $   5,881  $   6,788  $   5,726  $   4,702
  Loss ratio.....................................         94%        66%        73%        60%        86%
Accident and health:
  Net premiums earned............................  $     658  $     200  $     564  $   2,529  $   4,610
  Loss ratio.....................................         60%       -36%        59%        43%        91%
Property:
  Net premiums earned............................  $     982  $   1,369  $   1,467  $   1,912  $   2,332
  Loss ratio.....................................         80%        73%       114%        74%       136%
Inland marine:
  Net premiums earned............................  $      92  $     266  $   1,294  $     500  $     448
  Loss ratio.....................................         47%        42%       113%       196%       126%
Total:
  Net premiums earned............................  $  63,676  $  68,584  $  78,336  $  80,702  $  52,424
  Loss ratio.....................................         67%        65%        62%        59%        69%
  Underwriting expense ratio (1).................         37%        41%        45%        39%        33%
  Combined Ratio (1).............................        104%       106%       107%        98%       102%

------------------------

(1) Litigation expenses are not considered underwriting expenses; therefore, such costs have been excluded from these ratios. The 1996 underwriting expense ratio was increased by four percentage points by a reinsurance arbitration adjustment and the termination of relations with NAICO's former surety bond underwriting manager.

RESERVES

    Insurance companies provide in their financial statements reserves for unpaid losses and loss adjustment expenses which are estimates of the expense of investigation and settlement of all reported and incurred but not reported losses under their previously issued insurance policies and/or reinsurance contracts. In estimating reserves, insurance companies use various standardized methods based on historical experience and payment and reporting patterns for the type of risk involved. The application of these methods involves subjective determinations by the personnel of the insurance company. Inherent in the estimates of the ultimate liability for unpaid claims are expected trends in claim severity, claim frequency and other factors that may vary as claims are settled. The amount of and uncertainty in the estimates are affected by such factors as the amount of historical claims experience relative to the development period for the type of risk, knowledge of the actual facts and circumstances and the amount of insurance risk retained. The ultimate cost of insurance claims can be adversely affected by increased costs, such as medical expenses, repair expenses, costs of providing legal defense for policyholders, increased jury awards and court decisions and legislation that expand insurance coverage after the insurance policy was priced and sold. Accordingly, the loss and loss adjustment expense reserves may not accurately predict an insurance company's ultimate liability for unpaid claims.

    NAICO periodically reviews the reserve estimates relating to insurance business written or assumed by NAICO and the methods used to arrive at such reserve estimates. NAICO also retains independent professional actuaries who review such reserve estimates and methods. Any changes in the estimates are reflected in current operating results. Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Recoverable amounts deducted from NAICO's net liability for losses and loss adjustment expenses were approximately $2.8 million and $4.3 million at December 31, 1997 and 1998, respectively. NAICO's statutory-based reserves (reserves calculated in accordance with an insurer's domiciliary state insurance regulatory authorities) do not differ from its GAAP reserves. NAICO does not discount its reserves for unpaid losses and loss adjustment expenses.

    NAICO participates in various pools covering workers compensation risks for insureds who were unable to purchase this coverage from an insurance company on a voluntary basis. In addition, NAICO receives direct assignments to write workers compensation for such insureds in lieu of participating in the pools. The consolidated financial statements reflect the reserves for unpaid losses and loss adjustment expenses and net premiums earned from its participation in the pools and from these direct assignments.

    There may be significant reporting lags between the occurrence of the insured loss and the time it is actually reported to the insurer. The inherent uncertainties in estimating insurance reserves are generally greater for casualty coverages, such as workers compensation, general and automobile liability, than for property coverages primarily due to the longer period of time that typically elapses before a definitive determination of ultimate loss can be made, which is also affected by changing theories of legal liability and changing political climates.

    There are significant additional uncertainties in estimating the amount of reserves required for environmental, asbestos-related and other latent exposure claims, including a lack of historical data, long reporting delays and complex unresolved legal issues regarding policy coverage and the extent and timing of any such contractual liability. Courts have reached different and frequently inconsistent conclusions as to when the loss occurred, what claims are covered, under what circumstances the insurer has an obligation to defend, how policy limits are determined and how policy exclusions are applied and interpreted.

    The loss settlement period on insurance claims for property damage is relatively short. The more severe losses for bodily injury and workers compensation claims have a much longer loss settlement period and may be paid out over several years. It is often necessary to adjust estimates of liability on a loss either upward or downward from the time a claim arises to the time of payment. Workers compensation indemnity benefit reserves are determined based on statutory benefits described by state law and are estimated based on the same factors generally discussed above, which may include, where state law permits, inflation adjustments for rising benefits over time.

    Generally, the more costly automobile liability claims involve one or more severe bodily injuries or deaths. The ultimate cost of these types of claims is dependent on various factors including the relative liability of the parties involved, the number and severity of injuries and the legal jurisdiction in which the incident occurred.

    The following table sets forth a reconciliation of NAICO's beginning and ending reserves for losses and loss adjustment expenses which are net of reinsurance deductions for the years indicated.

                                                                           YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------------
                                                             1994        1995        1996        1997        1998
                                                          ----------  ----------  ----------  ----------  ----------
                                                                                (IN THOUSANDS)
Net balance before provision for uncollectible
  reinsurance at beginning of year......................  $   62,216  $   63,610  $   57,710  $   53,068  $   52,872
Net losses and loss adjustment expenses incurred related
  to:
  Current year..........................................      42,513      46,011      48,569      46,645      34,313
  Prior years...........................................         409      (1,551)        197       1,260       1,729
                                                          ----------  ----------  ----------  ----------  ----------
    Total...............................................      42,922      44,460      48,766      47,905      36,042
                                                          ----------  ----------  ----------  ----------  ----------
Net paid losses and loss adjustment expenses related to:
  Current year..........................................     (15,059)    (19,589)    (22,503)    (19,909)    (19,495)
  Prior years...........................................     (26,469)    (30,771)    (30,905)    (28,192)    (30,243)
                                                          ----------  ----------  ----------  ----------  ----------
    Total...............................................     (41,528)    (50,360)    (53,408)    (48,101)    (49,738)
                                                          ----------  ----------  ----------  ----------  ----------
Net balance before provision for uncollectible
  reinsurance at end of year............................      63,610      57,710      53,068      52,872      39,176
Adjustment to reinsurance recoverables on unpaid losses
  for uncollectible reinsurance.........................         698         630         777       1,163         745
                                                          ----------  ----------  ----------  ----------  ----------
Net balance at end of year..............................  $   64,308  $   58,340  $   53,845  $   54,035  $   39,921
                                                          ----------  ----------  ----------  ----------  ----------
                                                          ----------  ----------  ----------  ----------  ----------

    The following table represents the development of NAICO's net balance sheet reserves for 1989 through 1998. The top line of the table shows the net reserves at the balance sheet date for each of the indicated years. This represents the estimated amounts of claims and claim expenses, net of reinsurance deductions, arising in the current and all prior years that are unpaid at the balance sheet date, including the net reserve for incurred but not reported claims. The upper portion of the table shows the cumulative net amounts paid as of successive years with respect to that reserve liability. The estimate for unpaid losses and loss adjustment expenses changes as more information becomes known about the frequency and severity of claims for individual years. The next portion of the table shows the revised estimated amount of the previously recorded net reserve based on experience as of the end of each succeeding year. The heading "net cumulative (deficiency) redundancy" represents the cumulative aggregate change in the estimates over all prior years. The last portion of the table provides a reconciliation of the net amounts to the gross amounts before any deductions for reinsurance for the last seven years presented.

    In evaluating the information in the following table, it should be noted that each amount includes the effects of all changes in amounts for prior periods. For example, the amount of the deficiency recorded in 1992 for claims that occurred in 1989 will be included in the cumulative deficiency amount for years 1989, 1990, 1991 and 1992. This table does not present accident or policy year development data. Conditions and trends that have affected development of the liability in the past may not necessarily occur in the future.

Accordingly, it may not be appropriate to extrapolate future deficiencies or redundancies based on this table.

                                                                DEVELOPMENT OF RESERVES
                                                                  AS OF DECEMBER 31,
                           -------------------------------------------------------------------------------------------------
                             1989       1990       1991       1992       1993       1994       1995       1996       1997
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
Net reserve for unpaid
  losses and loss
  adjustment
  expenses(1)............  $  25,621  $  40,528  $  47,432  $  46,604  $  51,648  $  64,308  $  58,340  $  53,845  $  54,035
Net paid (cumulative) as
  of
  One year later.........     16,158     27,512     27,588     26,849     26,469     30,771     30,906     28,192     30,243
  Two years later........     28,467     40,576     40,797     39,770     38,655     44,459     43,229     40,390
  Three years later......     34,115     44,701     47,379     46,360     44,495     50,743     47,933
  Four years later.......     36,260     46,042     50,798     48,538     47,143     53,496
  Five years later.......     36,734     46,805     51,355     50,057     47,787
  Six years later........     37,090     47,087     52,639     50,312
  Seven years later......     37,356     47,429     52,830
  Eight years later......     37,566     47,441
  Nine years later.......     37,601
Net liability
  re-estimated as of(1)
  One year later.........     31,198     44,820     50,268     51,951     52,058     62,757     58,537     55,105     55,764
  Two years later........     35,266     46,589     51,191     50,845     50,135     60,817     57,890     54,983
  Three years later......     36,395     46,572     51,908     51,076     49,385     61,022     57,432
  Four years later.......     36,952     46,726     52,263     50,465     49,307     60,913
  Five years later.......     37,014     47,042     52,234     50,594     49,258
  Six years later........     37,121     47,268     52,801     50,552
  Seven years later......     37,324     47,544     52,874
  Eight years later......     37,568     47,647
  Nine years later.......     37,676
Net cumulative
  (deficiency)
  redundancy.............  $ (12,055) $  (7,119) $  (5,442) $  (3,948) $   2,390  $   3,395  $     908  $  (1,138) $  (1,729)
SUPPLEMENTAL GROSS DATA:
Gross liability after reclassification of pools--end of
  year....................................................  $ 210,892  $ 167,187  $ 143,437  $ 116,149  $  78,114  $  73,721
Reclassification of pool liabilities(1)...................    (18,875)   (15,694)    --         --         --         --
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Gross liability before reclassification of pools--end of
  year(1).................................................    192,017    151,493    143,437    116,149     78,114     73,721
Reinsurance recoverable...................................    145,413     99,845     79,129     57,809     24,269     19,686
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Net liability--end of year(1).............................  $  46,604  $  51,648  $  64,308  $  58,340  $  53,845  $  54,035
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Gross re-estimated liability--latest(1)...................  $ 194,747  $ 149,510  $ 142,449  $ 119,284  $  89,498  $  83,522
Re-estimated recoverable--latest..........................    144,195    100,252     81,536     61,852     34,515     27,758
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Net re-estimated liability--latest(1).....................  $  50,552  $  49,258  $  60,913  $  57,432  $  54,983  $  55,764
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Gross cumulative (deficiency) redundancy..................  $  (2,730) $   1,983  $     988  $  (3,135) $ (11,384) $  (9,801)
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------  ---------

                             1998
                           ---------
Net reserve for unpaid
  losses and loss
  adjustment
  expenses(1)............  $  39,921
Net paid (cumulative) as
  of
  One year later.........
  Two years later........
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
Net liability
  re-estimated as of(1)
  One year later.........
  Two years later........
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
Net cumulative
  (deficiency)
  redundancy.............  $  --
SUPPLEMENTAL GROSS DATA:
Gross liability after rec
  year...................  $  80,701
Reclassification of pool      --
                           ---------
Gross liability before re
  year(1)................     80,701
Reinsurance recoverable..     40,780
                           ---------
Net liability--end of yea  $  39,921
                           ---------
                           ---------
Gross re-estimated liabil
Re-estimated recoverable-
Net re-estimated liabilit
Gross cumulative (deficie

------------------------

(1) The December 31, 1993, and prior amounts do not include the reclassification of pool liabilities.

REGULATION

    REGULATION IN GENERAL

    NAICO is subject to regulation by government agencies in the jurisdictions in which it does business. The nature and extent of such regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, approval of premium rates, forms and policies used for many lines of insurance, standards of solvency and minimum amounts of capital and surplus which must be maintained, establishment of reserves required to be maintained for unearned premiums, unpaid losses and loss adjustment expenses or for other purposes, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policyholders and the filing of periodic reports with respect to financial condition and other matters. In addition, regulatory examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders or creditors.

    NAICO is required to deposit securities with regulatory agencies in several states in which it is licensed as a condition of conducting operations in the state.

    In addition to the regulatory oversight of NAICO, CIC is also subject to regulation under the laws of the Cayman Islands and CUSA and all its affiliates are subject to regulation under the Nebraska Insurance Holding Company System Act (the "Holding Company Act"). The Holding Company Act contains certain reporting requirements including those requiring CIC, as the ultimate parent company, to file information relating to its capital structure, ownership and financial condition and the general business operations of its insurance subsidiaries. The Holding Company Act contains special reporting and prior approval requirements with respect to transactions among affiliates.

    NAICO is also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and extend the risks and benefits for which insurance is sought and provided. These include redefinitions of risk exposure in areas such as product liability, environmental damage and workers compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may adversely affect the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized through re-pricing, if permitted by applicable regulations, of coverages or limitations or cessation of the affected business.

    The activities of L&W related to insurance brokerage and agency services and claims administration services are subject to licensing and regulation by the jurisdictions in which it conducts such activities. In addition, most jurisdictions require that certain individuals engaging in brokerage and agency activities be personally licensed. As a result, a number of L&W's employees are so licensed.

    INSURANCE REGULATION CONCERNING CHANGE OR ACQUISITION OF CONTROL

    NAICO is a domestic property and casualty insurance company organized under the insurance laws of Nebraska (the "Insurance Code"). The Insurance Code provides that the acquisition or change of "control" of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the Nebraska Department of Insurance. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority an application for change of control containing certain information required by statute and published regulations and provide a copy of such to the domestic insurer. In Nebraska, control is generally presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing 10% or more of the voting securities of the insurance company or of any other person or entity controlling the insurance company. The 10% presumption is not conclusive and control may be found to exist at less than 10%.

    In addition, many state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of any non-domestic insurance company admitted in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to any such non-domestic insurer if certain conditions exist such as undue market concentration.

    Any future transactions that would constitute a change in control of CIC, CIB or CUSA would also generally require prior approval by the Nebraska Department of Insurance and would require pre-acquisition notification in those states which have adopted pre-acquisition notification provisions and in which the insurers are admitted. Because such requirements are primarily for the benefit of policyholders, they may deter, delay or prevent certain transactions that could be advantageous to the security holders or creditors of CUSA.

    RESTRICTIONS ON SHAREHOLDER DIVIDENDS

    A significant portion of CUSA's consolidated assets represents assets of NAICO that may not be immediately transferable to CUSA in the form of shareholder dividends, loans, advances or other payments.

    Statutes and regulations governing NAICO and other insurance companies domiciled in Nebraska regulate the payment of shareholder dividends and other payments by NAICO to CUSA. Under applicable Nebraska statutes and regulations, NAICO is permitted to pay shareholder dividends only out of statutory earned surplus. To the extent NAICO has statutory earned surplus, NAICO may pay shareholder dividends only to the extent that such dividends are not defined as extraordinary dividends or distributions. If the dividends are, under applicable statutes and regulations, extraordinary dividends or distributions, regulatory approval must be obtained. Under the applicable Nebraska statute, and subject to the availability of statutory earned surplus, the maximum shareholder dividend that may be declared (or cash or property distribution that may be made) by NAICO in any one calendar year without regulatory approval is the greater of:

    - NAICO's statutory net income, excluding realized capital gains, for the preceding calendar year plus statutory net income, excluding realized capital gains, from the second and third preceding calendar years, that was not paid in dividends or other distributions; or

    - 10% of NAICO's statutory policyholders' surplus as of the preceding calendar year end, not to exceed NAICO's statutory earned surplus.

    As of December 31, 1998, NAICO had statutory earned surplus of $12.6 million. Applying the Nebraska statutory limits described above, the maximum shareholder dividend NAICO may pay in 1999 without approval of the Nebraska Department of Insurance is $7.3 million. The maximum shareholder dividend that NAICO could have paid in 1998 was $8.1 million; however, $6.0 million in shareholder dividends were paid by NAICO to CUSA in 1998. The maximum shareholder dividend that NAICO could have paid in 1997 and 1996, respectively, was $4.2 million and $4.0 million; NAICO did not pay any shareholder dividends during those years.

    In addition to the statutory limits described above, the amount of shareholder dividends and other payments to affiliates permitted can be further limited by contractual or regulatory restrictions or other agreements with regulatory authorities restricting dividends and other payments, including regulatory restrictions that are imposed as a matter of administrative policy. If insurance regulators determine that payment of a shareholder dividend or other payments to an affiliate (such as payments under a tax sharing agreement, payments for employee or other services, or payments pursuant to a surplus note) would be hazardous to such insurance company's policyholders or creditors, the regulators may block such payments that would otherwise be permitted without prior approval. See "Risk Factors."

    RISK-BASED CAPITAL

    The National Association of Insurance Commissioners has adopted a methodology for assessing the adequacy of statutory surplus of domestic property and casualty insurers. This methodology is described in the Risk Based Capital Model Act (the "RBC Model Act"), a model recommended by the National Association of Insurance Commissioners for adoption. The RBC Model Act includes a risk-based capital requirement that requires insurance companies to calculate and report information under a risk-based formula which attempts to measure statutory capital and surplus needs based on the risks in the insurance company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify potential under-capitalized companies. Under the formula, an insurer determines its "risk-based capital" ("RBC") by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). The RBC rules provide for different levels of regulatory attention depending on the ratio of a company's total adjusted capital to its "authorized control level" of RBC. Insurers below the specific ratios are classified within certain levels, each of which requires specific corrective action. The levels and ratios are as follows:

                                                                RATIO OF TOTAL ADJUSTED CAPITAL TO
                                                                   AUTHORIZED CONTROL LEVEL RBC
REGULATORY EVENT (1)                                                  (LESS THAN OR EQUAL TO)
--------------------------------------------------------------  -----------------------------------
Company Action Level (2)......................................                     2.0
Regulatory Action Level (3)...................................                     1.5
Authorized Control Level (4)..................................                     1.0
Mandatory Control Level (5)...................................                     0.7

------------------------

(1) When an insurer's ratio exceeds 2.0, it is not subject to regulatory attention under the RBC Model Act.

(2) "Company Action Level" requires an insurer to prepare and submit an RBC Plan to the insurance commissioner of their state of domicile. After review, the insurance commissioner will notify the insurer if the Plan is satisfactory.

(3) "Regulatory Action Level" requires the insurer to submit an RBC Plan, or if applicable, a Revised RBC Plan to the insurance commissioner of their state of domicile. After examination or analysis, the insurance commissioner will issue an order specifying corrective actions to be taken.

(4) "Authorized Control Level" authorizes the insurance commissioner to take such regulatory actions considered necessary to protect the best interest of the policyholders and creditors of an insurer which may include the actions necessary to cause the insurer to be placed under regulatory control (i.e. rehabilitation or liquidation).

(5) "Mandatory Control Level" authorizes the insurance commissioner to take actions necessary to place the insurer under regulatory control (i.e. rehabilitation or liquidation).

The ratios of total adjusted capital to authorized control level RBC for NAICO were 5.9:1 and 7.5:1 at December 31, 1997 and 1998, respectively. Therefore, NAICO's capital exceeds the level that would trigger regulatory action pursuant to the risk-based capital requirement.

    NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS-IRIS RATIOS

    The National Association of Insurance Commissioners Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is primarily intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure from the "usual values," which fluctuate annually, on four or more ratios generally leads to inquiries from individual state insurance commissioners. NAICO had three 1998 ratios that were outside of the "usual values." In 1998, NAICO experienced a "change in net writings" of minus 43%, compared to a usual value of plus or minus 33%. NAICO's gross premiums written during 1998 increased 9%; however, the purchase of additional reinsurance coverages resulted in significantly lower net premiums written. NAICO's "surplus aid to surplus" during 1998 was 15% compared to a usual value of less than 15%. Ceding commissions received from reinsurers increased significantly during 1998 due to the purchase of additional reinsurance coverages. NAICO's "investment yield" as calculated using the IRIS formula was 4.2% during 1998 compared to a usual value of 4.5% to 10%. NAICO maintains a high-quality investment portfolio, approximately 19% of which was invested in tax-exempt bonds as of December 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Reinsurance." NAICO had no ratios which varied from the "usual value" ranges in 1997.

EMPLOYEES

    At December 31, 1998, CUSA and its subsidiaries had approximately 357 full-time employees. CUSA and its subsidiaries generally have enjoyed good relations with their employees.

PROPERTY

    CUSA and its subsidiaries own and occupy three office buildings with approximately 81,000 square feet of usable space in Chandler, Oklahoma, and an additional office building with approximately 46,000 square feet of usable space is planned for construction in Chandler, Oklahoma, during 1999. CUSA's subsidiaries also lease approximately 10,000 square feet in the aggregate for its branch offices. CUSA believes such space is sufficient for its operations for the foreseeable future.

                               LEGAL PROCEEDINGS

CENTRA LITIGATION--GENERAL BACKGROUND

    CenTra, Inc. is a Detroit-based holding company primarily engaged in the trucking industry. Beginning in 1987, NAICO insured CenTra's automobile liability, general liability and workers compensation risks through reinsurance arrangements involving DuraRock Underwriters, Ltd., a Barbados company and an affiliate of CenTra, its predecessor Can-Am Underwriters, Ltd. and CIB. In addition to the insurance arrangements, CenTra and its affiliates have been significant shareholders in CIC, holding approximately 22.7% of CIC's common stock at July 1, 1992. Three present or former executive officers of CenTra, Norman E. Harned, Ronald W. Lech and M.J. Moroun, are directors of CIC.

    Beginning in 1992, the relationships between CIC and CenTra deteriorated largely due to differences about the CenTra insurance program, CenTra's failure to make timely premium payments and CenTra's role in an anticipated management-led tender offer by a CIC subsidiary for a majority of the outstanding CIC Stock. In an apparent attempt to block the tender offer and seize control of CIC, CenTra began, on July 1, 1992, a series of common stock purchases and offers to purchase that would, over the following two weeks, place almost one-half of CIC's common stock with CenTra and its affiliates. On July 1 and 2, 1992, CenTra made an offer to CUSA to purchase 1,117,679 common shares of CIC. These common shares were either owned by CUSA (567,350 common shares), Cactus Southwest Corp. (169,858 common shares) or the Universal Insurance Group (380,471 common shares). The shares held by Cactus Southwest Corp. and Universal Insurance Group were pledged to NAICO and L&W to collateralize certain receivables. CUSA declined the offer. On July 2, 1992, NAICO and NAICO Indemnity, an affiliate, canceled the CenTra insurance policies for non-payment of premiums effective September 5, 1992. On July 2, 1992, CenTra made an offer to Cactus Southwest Corp. to purchase its 169,858 common shares of CIC. On July 7, 1992, the Nebraska Department of Insurance (the "Department") ordered CenTra to cease and desist purchases of CIC's common shares. On July 9, 1992, M.J. Moroun withdrew CenTra's prior offer to Cactus Southwest Corp. and offered to purchase the same common shares himself. At the same time, he began purchasing common shares of CIC in the open market. On July 10, 1992, the Department ordered CenTra and its affiliates and Messrs. M.J. Moroun, Harned and Lech to cease and desist purchases of CIC's common shares. On the same date, M.J. Moroun made an offer to the Universal Insurance Group to purchase its 380,471 common shares of CIC, and M.J. Moroun made further open market purchases. On July 11, 1992, M.J. Moroun paid $100,000 to the Universal Insurance Group for an irrevocable proxy and contracted with it for the purchase of its CIC common shares. On July 12, 1992, M.J. Moroun contracted with Cactus Southwest Corp. for the purchase of its common shares of CIC. On July 13, 1992, further open market purchases were made in the name of Can-Am Investments, Ltd., a later formed Bahamian affiliate of CenTra. Also on July 13, 1992, the District Court for Lancaster County, Nebraska entered a temporary restraining order against CenTra, Messrs. M.J. Moroun, Harned and Lech, John and Jane Doe, XYZ Corporation, and their affiliates known and unknown, prohibiting further purchases of CIC common shares. On July 14 and 17, 1992, the stock brokerage firm through which the open market purchases were made purportedly substituted Can-Am for M.J. Moroun as the purchaser on the July 9 and 10 sales confirmations. At some time after July 13, 1992, M.J. Moroun assigned his rights to purchase the pledged shares of CIC owned by the Universal Insurance Group and Cactus Southwest Corp. to Can-Am; neither CenTra nor Can-Am now claim ownership or any interest in the CIC shares. During the second quarter of 1997, ownership of the 380,471 common shares of CIC owned by Universal Insurance Group was transferred to L&W as payment for one of the agent's debts. In December 1997, 114,146 common shares owned by Cactus Southwest Corp. were transferred to CIM and the balance of the its common shares was transferred to unaffiliated persons and entities. These transactions had the effect of canceling the debts secured by the CIC shares.

    Through the above transactions, CenTra and its affiliates acquired, or contracted to acquire, an additional 26.5% of CIC's common stock, bringing their total claimed stock ownership to 49.2% in July 1992. The management-led tender offer, which commenced on July 9, 1992 without knowledge of the open market purchases, was withdrawn on July 23, 1992. As these developments unfolded, CenTra or its affiliates or both initiated litigation in Oklahoma, Arkansas and Michigan, and an administrative proceeding in Nebraska, the domicile of NAICO.

CENTRA LITIGATION--OKLAHOMA

    BACKGROUND OF OKLAHOMA LAWSUIT. On July 16, 1992, CenTra and Messrs. M.J. Moroun, Lech and Harned filed a lawsuit in the United States District Court for the Western District of Oklahoma against CIC, the other corporations participating in the tender offer, and various individuals including certain officers and employees of CIC and its subsidiaries and the remaining directors of CIC, except Mr. Paul Maestri. The lawsuit sought declaratory and injunctive relief to prevent the tender offer alleging breaches of fiduciary and other duties and violations of the federal securities laws. After the tender offer was withdrawn, the plaintiffs amended their complaint on August 5, 1992, alleging breaches of fiduciary and other duties by commencing the tender offer and violations of federal securities laws in the tender offer and in certain transactions since 1988. CIC and the other defendants denied any breaches of duty or violations of law and CIC filed various counterclaims against CenTra and various affiliates alleging breaches of fiduciary duties and violations of federal securities laws in their attempts to seize control of CIC through the July 1992 stock purchases, and sought damages, costs and attorney fees. CIC also asserted a counterclaim against M.J. Moroun, individually, based upon his alleged violation of Section 16(b) of the Exchange Act regarding "short swing" profits.

    On January 6, 1993, the plaintiffs filed a second amended complaint (1) asserting violations of federal securities laws and a breach of contract claim in a 1988 stock purchase; (2) asking the court to declare invalid and unenforceable a corporate resolution based on Article XI of CIC's Articles of Association (prohibiting certain business combinations) that prohibits Can-Am and its affiliates (including CenTra) from voting their shares of CIC's common stock; and (3) asserting derivative claims for fiduciary misconduct, unjust enrichment, fraud and/or breach of contract in the tender offer, for management bonuses in 1988 and 1989, in CIC's purchase of three management-related agencies in 1988, and for assorted improper personal benefits. All of these derivative claims seek unspecified damages, restitution and/or injunctive relief on behalf of CIC, including punitive damages, attorneys' fees and costs. In 1994 the plaintiffs made a request to file a third amended complaint. The Court denied that request.

    A three member committee ("Special Committee"), who are on the board of directors of NAICO and are not named in the lawsuits, investigated the derivative claims. The Special Committee concluded that neither CIC nor its subsidiaries should take action against the individual defendants regarding the claims relating to the tender offer, the management bonuses and the agency purchases. As to the allegedly improper personal benefits, the Special Committee found that some were ordinary and necessary business expenses while others were not. The Special Committee recommended that the recipients reimburse CUSA for all improper personal benefits, the full value of which was $135,000. The Special Committee's recommendations were implemented, and reimbursement was made. The respective Boards of Directors of CIC and its affected subsidiaries accepted the report and recommendations of the Special Committee and retained special legal counsel to implement the recommendations of the Special Committee. Messrs. M.J. Moroun, Lech and Harned dissented.

    On July 20, 1992, CenTra sued NAICO in the Circuit Court of Macomb County, Michigan alleging that NAICO and certain officers and directors wrongfully canceled insurance policies issued to CenTra. CenTra claimed that the cancellation was retaliation for CenTra's decision not to participate in the tender offer, requested that the policies be reinstated, and sought monetary damages for the wrongful cancellation. The case was removed to the U.S. District Court for the Eastern District of Michigan. NAICO replied that the cancellation was proper based on CenTra's continuing failure to pay premiums. After two extensions of the cancellation date, the policies were canceled effective on September 5, 1992, after CenTra acquired replacement insurance. On August 26, 1992, CenTra deposited $700,000 with the court clerk under court order as security for premiums due under the NAICO policies. On October 13, 1992, the court granted NAICO's and the other defendant's motion to transfer the action to the U.S. District Court for the Western District of Oklahoma. On January 27, 1993, CenTra filed an application in the Court of Appeals for the Sixth Circuit contending that the district court abused its discretion by transferring the case to Oklahoma. The application was denied. CenTra then filed a motion in the U.S. District Court in Oklahoma to transfer the case to Michigan. The U.S. District Court in Oklahoma retained jurisdiction of the case. NAICO filed a claim seeking payment of the unpaid premiums and contended that the cancellations were proper and denied that CenTra suffered any damages as a result of the cancellations, or any action taken by NAICO associated with the cancellations.

    OKLAHOMA JUDGMENTS--APRIL 22, 1997 AND MARCH 10, 1998. On February 13, 1997, trial commenced in the United States District Court in Oklahoma City, Oklahoma (the "Oklahoma Federal Court") in the consolidated cases involving CenTra and certain of its affiliates, officers and directors (the "CenTra Group") and CIC and certain of its affiliates, officers and directors. On April 1, 1997, at the close of all of the evidence, the Court entered judgment in favor of NAICO on CenTra's claims for alleged wrongful cancellation of CenTra's insurance with NAICO and the affiliate in 1992. See CenTra Litigation--Other. The remaining issues were submitted to a jury.

    On April 9, 1997, the jury returned verdicts on all claims. On April 22, 1997, the Oklahoma Federal Court entered judgments on all verdicts returned. One judgment against CIC requires the CenTra Group to return stock it purchased in 1990 to CIC in return for a payment of $5,099,133 from CIC. Another judgment was against both CIC and its affiliate, CIB, and in favor of CenTra and its affiliate, Ammex, Inc. ("Ammex"). CenTra and Ammex were awarded $6,882,500 in connection with a 1988 stock purchase agreement. Both judgments related to an alleged failure by CIC to adequately disclose the fact that ownership of CIC's stock may be subject to regulation by the Department under certain circumstances. Judgment was also entered in favor of CenTra and against certain officers and/or directors of CIC on the securities claims relating to CenTra's 1990 purchases and the failure to disclose the application of Nebraska insurance law, but the judgments were $1 against each individual defendant on those claims. On ten derivative claims brought by CenTra, the jury found in CenTra's favor on three. Certain officers were directed to repay bonuses received for the years 1988 and 1989 totaling $711,629 and a total of $25,000 for personal use of corporate aircraft. These amounts are included in other assets in the accompanying consolidated balance sheets. On the remaining claim relating to the acquisition of certain insurance agencies in 1988, the jury awarded $1 each against six officers and/or directors.

    Judgment was also entered in favor of NAICO and NAICO Indemnity on counterclaims against CenTra for CenTra's failure to pay insurance premiums. Judgment was for the amount of $788,625. During 1998, the judgment was paid by funds held by the Oklahoma Federal Court aggregating, with interest, $820,185. DuraRock, a CenTra affiliate, claims $725,000 is owed to it by NAICO and NAICO Indemnity under certain reinsurance treaties. NAICO and NAICO Indemnity dispute that claim. In November 1998, DuraRock demanded arbitration and NAICO and NAICO Indemnity responded by appointing an arbitrator. No arbitration hearings have been held. The Oklahoma Federal Court's judgment also upheld a resolution adopted by CIC's Board of Directors in August 1992 pursuant to Article XI of CIC's Articles of Association preventing CenTra and its affiliates from voting their CIC stock.

    The jury found in favor of CenTra on CIC's claim against CenTra for breach of a standstill agreement contained in a 1988 stock exchange agreement. The jury denied CIC's claim against Messrs. Harned, Lech and Moroun based upon their alleged breach of fiduciary duty as directors. The jury also denied CIC's claim against Mr. Moroun individually for violation of Section 16(b) of the Securities Exchange Act of 1934 regarding short swing profits.

    As a result of the Oklahoma Federal Court judgments, CIC recorded a net charge for the litigation matters described above during the first quarter of 1997 totaling approximately $8.3 million ($8.5 million including provision for federal income tax). In addition, CIC recorded the return of 517,500 shares of CIC's stock in conjunction with the stock rescission judgment as a decrease to shareholders' equity in the amount of approximately $4.9 million with the remaining amount included in the charge for litigation matters. The charge includes approximately $4.6 million as an estimate of interest, costs and related attorney fees. The charge includes an estimated recovery by CIB of $2.7 million from CIC's directors and officers liability insurer (the "D&O Insurer") for costs associated with the defense and litigation of these matters. CIC and its subsidiaries are entitled to a total of $5 million under the applicable insurance policy to the extent they have advanced reimburseable expenses. Some amounts have been previously paid without dispute and CIC is negotiating with the insurer for payment of the policy balance. CUSA and its affiliates could recover the remaining policy limits or could compromise its claim, and could incur significant costs in either case. The estimated insurance recovery is based upon these variable factors. The charge also includes the amount of judgments in favor of CUSA on the derivative claims discussed above.

    On March 10, 1998, the Oklahoma Federal Court disposed of all post-trial motions filed by the parties. The parties had asked the Oklahoma Federal Court to vacate or modify judgments unfavorable to them and requested the Oklahoma Federal Court to award prejudgment interest. The Oklahoma Federal Court overruled all pending motions except a motion by CIC and CIB to require CenTra and its affiliates to deliver 1,142,625 shares of CIC common stock they own or control upon payment of the $6,882,500 judgment which was entered in CenTra's favor in April 1997. CIC recorded the return of 1,142,625 shares of CIC's stock in conjunction with the order as a decrease to shareholders' equity as of December 31, 1997, and reduced the previous first quarter of 1997 net charge for litigation matters by $6,882,500. The CenTra parties were directed to deliver the shares upon payment of the judgment. On March 16, 1998 the CenTra Group filed motions for an award of costs and attorney fees totaling approximately $4.7 million. On April 21, 1998, the Oklahoma Federal Court denied the CenTra Group's request. The CenTra Group did not appeal this decision within the time permitted by applicable law. Accordingly, CIC reduced the previous first quarter of 1997 net charge for litigation matters by $3.8 million during the second quarter of 1998. In subsequent papers filed with the appellate court, CenTra asserts as error the Oklahoma Federal Court's denial of attorney fees.

    On March 23, 1998, the CenTra Group filed a formal notice of intent to appeal certain orders of the Oklahoma Federal Court and filed the initial appellate brief on September 9, 1998. All briefing was completed on January 4, 1999 and the appeals are being considered by the U.S. Court of Appeals for the 10th Circuit. CIC cannot predict when a decision on the appeals will be made. The CenTra Group's appeals are based upon the Oklahoma Federal Court's failure to award prejudgment interest, the Oklahoma Federal Court's refusal to permit the CenTra Group to amend certain pleadings to assert new claims, the Oklahoma Federal Court's modification of the judgment for $6,882,500 to require CenTra to return shares of CIC's stock upon payment of the judgment, and the Oklahoma Federal Court's entry of judgment in favor of NAICO and certain officers and directors on CenTra's claim based upon cancellation of its insurance policies by NAICO in 1992. The CenTra Group is also attempting to appeal the Oklahoma Federal Court's denial of attorney fees but not the denial of costs. CIC believes the appeal of this issue is untimely and therefore barred by law. CIC has elected not to appeal any of the judgments. The individual officers and directors against whom judgments were entered as described above have all filed appeals.

    The judgments on the derivative claims described above were all entered in favor of CUSA. CUSA, is, therefore, the judgment creditor in connection with those derivative claim judgments. CUSA appointed Messrs. Runyan, Anderson and Gilmore to comprise a Special Litigation Committee on April 25, 1997. That Special Litigation Committee meets on a regular basis and has been delegated the authority of CUSA's Board of Directors regarding all issues related to the CenTra litigation in the Oklahoma Federal Court, including the derivative claim judgments.

    On April 28, 1997, CIC's Board of Directors appointed a Committee of the Board (the "Committee") to deal with all matters arising from the Oklahoma litigation. The Committee was delegated all authority of the Board on these issues. The members of the Committee are Messrs. Jacoby, Maestri and Davis, all of whom are non-parties to the CenTra litigation. That Committee has retained independent counsel. The individual members of the Committee review issues relating to litigation strategy, officer and director indemnification and claims made under CIC's director and officer liability insurance policy on a regular basis in conjunction with a similar committee composed of CUSA's directors. The Committee meets quarterly and participates in regular telephone briefings and discussions with its counsel and members of the CUSA Special Litigation Committee.

    Because all shares of CIC's stock owned by the CenTra Group are held by the U.S. District Court for the District of Nebraska (the "Nebraska Court"), it is unclear when or if the CenTra Group will be able to comply with the Oklahoma Federal Court's order. CIC believes that it is not required to pay the judgments until the CenTra Group can deliver the shares to CIC. See "--CenTra Litigation--Nebraska."

    The ultimate outcome of the appeals of the various parties as described above could have a material adverse effect on CIC and could negatively impact CIC's future earnings. CIC's management believes that adequate financial resources are available to pay the judgments as they currently exist or as they may be modified on appeal. As a holding company, CIC may receive cash through equity sales, borrowings and dividends from its subsidiaries. CIB and NAICO are subject to various regulations which restrict their ability to pay shareholder dividends. A reduction in the amount of invested assets, or an increase in borrowings resulting from potential payments of these judgments would reduce investment earnings or increase operating expenses in future periods.

CENTRA LITIGATION--NEBRASKA

    ADMINISTRATIVE. NAICO, which is domiciled in Nebraska, is regulated by the Department. The Department requires a Form A application and prior approval by the Department from anyone seeking to acquire control, directly or indirectly, of an insurance company regulated by the Department. CenTra,

Can-Am and their affiliates filed a Form A application with the Department to which CUSA and certain of its affiliates objected. On October 28, 1992, the Department denied CenTra's Form A application. The Department found that (1) the financial condition of the CenTra Group might jeopardize the financial stability of NAICO or prejudice the interests of policyholders; (2) the competence, experience and integrity of the CenTra Group is such that it would not be in the best interests of policyholders or NAICO or the public for the CenTra Group to control NAICO; and (3) the acquisition is likely to be hazardous or prejudicial to the public.

    The CenTra Group appealed the Department's order to the Lancaster County District Court for the State of Nebraska ("District Court"). The District Court affirmed the Department's order on September 21, 1993. On December 1, 1995, the Nebraska Supreme Court affirmed the Department and the District Court decisions. On May 13, 1996, the U.S. Supreme Court denied the CenTra Group's Petition for Writ of Certiorari, thereby declining to review the decision of the Nebraska Supreme Court.

    NEBRASKA COURT ACTION. On October 6, 1995, Agnes Anne Moroun, sister of M.J. Moroun, purported to acquire 1,441,000 shares of the voting stock of CIC (the "Shares") from Can-Am, an affiliate of three of CIC's directors, M.J. Moroun, Norman E. Harned and Ronald W. Lech. In response to that action, NAICO filed a lawsuit on October 11, 1995, in the District Court seeking an order sequestering the Shares based upon alleged violations of the Nebraska Holding Company Systems Act and orders of the Nebraska Department of Insurance. NAICO also sought a temporary order enjoining further transfers of the Shares and an order requiring the custodian of the Shares, Dean Witter, to deliver them to the court. Agnes Anne Moroun, M.J. Moroun, Norman E. Harned and others removed the action to the Nebraska Court on October 17, 1995. The Nebraska Department of Insurance intervened on that same date requesting relief substantially similar to that requested by NAICO. The Honorable Warren K. Urbom conducted a hearing on October 18, 1995, and on October 30, 1995, granted the relief requested by NAICO. On October 31, 1995, the order was amended and was extended to 700 shares of CIC held by Can-Am and was extended to include the CenTra Group's claim to rights to acquire stock of CIC. Dean Witter was directed to cause share certificates to be issued and delivered to the Clerk of the Nebraska Court. On November 8, 1995, the share certificates were issued listing Can-Am as the shareholder of 1,441,700 shares of CIC pursuant to the order of the Nebraska Court. On November 2, 1995, Agnes Anne Moroun and the other defendants filed responsive pleadings and counterclaims against NAICO and the Director of Insurance of the State of Nebraska ("Insurance Director"). The counterclaims sought declaratory relief confirming the validity of the purported October 6, 1995, transfer of the Shares and that the Insurance Director and the courts of the State of Nebraska are without authority to sequester the Shares. The counterclaims also seek a judgment determining that NAICO's current management controls CIC without the approval of the Insurance Director and incidental relief. The Nebraska Court ruled in favor of NAICO on the counterclaims.

    On March 25, 1997, the Nebraska Court, pursuant to the Nebraska Insurance Holding Company Systems Act, ordered CenTra and certain of its affiliates to divest all CIC shares owned by them, regardless of when purchased. The CenTra defendants own or control 3,133,450 CIC shares. All such shares are currently in the possession of the Nebraska Court pursuant to the 1995 and 1997 orders of the Nebraska Court, including the shares subject to the Oklahoma Federal Court stock rescission judgments. CenTra's shares represent approximately 45.1% of the outstanding stock, including the shares subject to the Oklahoma Federal Court stock rescission judgments and the stock held by subsidiaries. The Nebraska Court directed NAICO, the CenTra defendants and the Nebraska Department of Insurance to submit proposals to the Nebraska Court by April 21, 1997, for the "orderly divestiture and disposition of the stock."

    CenTra subsequently appealed the March 25, 1997, order of the Nebraska Court to the United States Court of Appeals for the Eighth Circuit. CenTra's appeal of this order resulted in a delay of the deadlines for submitting the proposals. On October 7, 1997, the Honorable Warren K. Urbom, U.S. District Judge for the Nebraska Court, ordered CenTra, M.J. Moroun and others to deliver into the registry of the Nebraska Court by November 6, 1997, all shares of CIC stock owned or controlled by them or their affiliates not previously tendered, to await the outcome of the appeal of his divestiture order. CenTra requested a stay of that order. The stay was denied by Judge Urbom and CenTra was again ordered to deliver their shares to the Nebraska Court, this time by January 12, 1998. CenTra appealed that order to the U.S. Court of Appeals for the Eighth Circuit, which affirmed Judge Urbom's order. On February 9, 1998, CenTra deposited an additional 1,691,750 shares with the Nebraska Court. Until the final proposals are submitted and accepted, CIC and CUSA are unable to predict the effect of the divestiture order on the rights, limitations or other regulation of ownership of the stock of any existing or prospective holders of CIC's common stock, or the effect on the market price of CIC's stock.

    On July 29, 1998, the U.S. Court of Appeals for the Eighth Circuit affirmed the Nebraska Court's order that the CenTra Group will be divested of ownership of control of its CIC shares. This ruling allows the Nebraska Court to consider divestiture plans which may be submitted by NAICO, the Nebraska Department of Insurance and the CenTra Group. All CIC shares owned or controlled by the CenTra Group remain in the Nebraska Court's possession pending further orders by that court. On October 28, 1998, the CenTra Group filed pleadings in the Nebraska Court requesting the appointment of a special master to supervise the divestiture and an independent trustee to hold and vote CIC's shares owned by the CenTra Group in accordance with specific instructions pending the final implementation of a divestiture plan. NAICO objected to the CenTra proposal on November 25, 1998, and responded with a divestiture plan of its own (the "NAICO Plan"). The Nebraska Court rejected the CenTra proposal and CenTra responded to the NAICO Plan on December 28, 1998. The Nebraska Court has made no ruling on the NAICO Plan. NAICO's Plan includes a proposal whereby CIC would acquire and cancel the shares of CIC stock owned or acquired by the CenTra Group. The NAICO Plan has been approved by CIC's executive committee of the Board of Directors, and the Boards of Directors of CUSA and NAICO. The Department generally supports the NAICO Plan. The Nebraska Court has given no indication regarding when it will rule on the NAICO Plan.

    On March 27, 1997, the Nebraska Court declined to exercise jurisdiction over 550,329 shares of CIC stock held as security by CIC subsidiaries for debts owed by two former agents but in which CenTra claimed to have option rights. The Nebraska Court's ruling cleared the way for the subsidiaries to begin the process of disposing of these shares to retire the agents' debts to the subsidiaries. CenTra did not appeal this order. During the second quarter of 1997, the 380,471 shares owned by Universal Insurance Group were transferred to L&W as payment for one of the agent's debts. In December 1997, 114,146 shares owned by Cactus Southwest Corp. were transferred to CIM and the balance of the shares was transferred to unaffiliated persons and entities. These transactions had the effect of canceling the debts secured by the shares.

CENTRA LITIGATION--OTHER

    On September 25, 1997, NAICO learned that several CenTra affiliates had filed two lawsuits in state court in Macomb County, Michigan against NAICO, NAICO Indemnity and certain NAICO officers asserting the same claims made and tried in the Oklahoma lawsuit described above. See "--CenTra Litigation--Oklahoma." Those claims were purportedly prosecuted by CenTra on its own behalf and on behalf of its subsidiaries. The Oklahoma Federal Court previously entered a judgment against CenTra on these claims. The damages sought are unspecified but the claims are based upon NAICO's cancellation of CenTra's insurance in 1992. NAICO and NAICO Indemnity contend that the Oklahoma Federal Court's adjudication is conclusive as to all claims. The lawsuits were removed to the U.S. District Court for the Eastern District of Michigan, Southern Division (the "Michigan Federal Court"). On February 28, 1998, the Michigan Federal Court ordered the lawsuits transferred to the Oklahoma Federal Court. They have now been consolidated and have been assigned to the same judge who presided over the action concluded in April 1997. See "--CenTra Litigation--Oklahoma." Dispositive motions filed by NAICO, NAICO Indemnity and the other defendants are currently under consideration by the Oklahoma Federal Court, but that court has stayed ruling pending a decision by the 10th Circuit Court of Appeals on CenTra's appeal of the April 1, 1997, judgment on the same claims. See "--CenTra Litigation--Oklahoma."

    During the first quarter of 1997 CIB concluded an arbitration proceeding involving DuraRock and CIB recorded approximately $315,000 in litigation and settlement expenses related to this matter. CIC also resolved various issues resulting in settlement of litigation and arbitration proceedings among subsidiaries of CIC and CenTra affiliates, and recorded litigation and settlement expenses of approximately $147,000 in the fourth quarter of 1997.

    In the CenTra litigation, certain officers of CUSA and CIC and CIC's directors other than Messrs. M.J. Moroun, Harned, Lech and Maestri were named as defendants. In accordance with its Articles of Association, CIC and its subsidiaries have advanced the litigation expenses of these persons in exchange for undertakings to repay such expenses if those persons are later determined to have breached the standard of conduct provided in the Articles of Association. CIB has paid expenses totaling approximately $2.2 million as of December 31, 1998. A portion of these expenses relate to claims which have been dismissed or which were decided in favor of the officers and directors. In addition, certain expenses may be recovered from the D&O Insurer. As a result of various events in 1995, CIB and CUSA recorded $654,000 and $164,000, respectively, estimated recoveries of costs from the D&O Insurer related to a $1 million claim for reimbursable amounts previously paid that relate to allowable defense and litigation costs for such parties. In 1996, CIB and CUSA recorded additional estimated recoveries of $102,000 and $880,000, respectively. CIB and CUSA received payments for the 1995 claim during 1996 in the amount of $636,000 and $159,000, respectively. In connection with the Oklahoma Federal Court judgments, CIB recorded an additional estimated recovery of $2.7 million from the D&O Insurer. CIC and its subsidiaries are entitled to a total of $5 million under the applicable insurance policy to the extent they have advanced reimbursable expenses. Some amounts have been previously paid without dispute and CIC is negotiating with the D&O Insurer for payment of the policy balance. CIC and its subsidiaries could recover the remaining policy limits or could compromise their claim, and could incur significant costs in either case. The estimated insurance recovery is based upon these variable factors. Except for the recovery of a portion of the litigation costs from the D&O Insurer, no provision has been made in the accompanying consolidated financial statements related to the advancement of litigation expenses to certain defendants. The Special Litigation Committees of CUSA and CIC were delegated the authority of the boards of directors to deal with all issues arising from the Oklahoma litigation including the issue of officer and director indemnification.

    At the present time CUSA and its affiliates are actively participating in court proceedings, possible discovery actions and rights of appeal concerning these various legal proceedings; therefore, CUSA and its affiliates are unable to predict the outcome of such litigation with certainty or the effect of such ongoing litigation on future operations.

OTHER LITIGATION

    CUSA and its subsidiaries are not parties to any other material litigation other than as is routinely encountered in their respective business activities.

                                   MANAGEMENT

    The directors and executive officers of CUSA are as follows:

NAME                                                                         OFFICE                              AGE
--------------------------------------------------  --------------------------------------------------------     ---

W. Brent LaGere...................................  Chairman of the Board, Chief Executive Officer and               53
                                                    President

Mark T. Paden.....................................  Executive Vice President, Chief Operating Officer, Chief         42
                                                    Financial Officer and Director

Brenda B. Watson..................................  Executive Vice President of NAICO and L&W                        58

Richard L. Evans..................................  Vice President--Claims and Director                              52

R. Patrick Gilmore................................  Secretary, General Counsel and Director                          48

Mark C. Hart......................................  Vice President--Finance and Treasurer                            43

Larry B. McMillon.................................  Vice President--Administration                                   54

Robert L. Rice....................................  Director                                                         64

Robert A. Anderson................................  Director                                                         60

W. Timothy Runyan.................................  Director                                                         51

    Set forth below is a description of the backgrounds of the directors and executive officers of CUSA:

    W. BRENT LAGERE has been a director, Chairman of the Board and Chief Executive Officer of CUSA since 1988. He is also President of CUSA and has been employed by CUSA or its subsidiaries since 1971.

    MARK T. PADEN was elected Executive Vice President and Chief Operating Officer of CUSA, NAICO and L&W in May 1998. Mr. Paden has served as Chief Financial Officer of NAICO since January 1988 and of L&W since May 1987, and has also served as Vice President--Finance of NAICO from January 1988 through May 1998 and of L&W from May 1987 through May 1998. Mr. Paden has also been a director of CUSA since July 1988, a director of NAICO since November 1992 and a director of L&W since October 1992.

    BRENDA B. WATSON has been Executive Vice President of CIC and NAICO since October 1988, was a Vice President of CIC for three years prior thereto, and has been a director of CIC since September 1985. Since October 1988 she has served in officer and director capacities for various subsidiaries of CIC pursuant to an employment contract with CUSA.

    RICHARD L. EVANS has served as Vice President--Claims for CUSA and its subsidiaries since 1987. He joined L&W as a claims manager in 1979. He has served as a director of CUSA since May 1990.

    R. PATRICK GILMORE has served as General Counsel for CUSA and its subsidiaries since 1988 and currently also serves as corporate Secretary. He has been a director of CUSA since 1990.

    MARK C. HART has served as Vice President--Finance and Treasurer of CUSA and its subsidiaries since May 1998. He has also served as Vice President of CUSA since March 1994, Controller of NAICO since March 1990, Assistant Treasurer of NAICO since March 1994 and Assistant Treasurer for CUSA since June 1992.

    LARRY B. MCMILLON has served as a Vice President--Administration of CUSA and NAICO since 1989. He was an Executive Vice President and Controller for W. H. Braum, Inc. before joining CUSA.

    ROBERT L. RICE has been a director of CUSA since June 1993 and a director of L&W since May 1997. He has for more than 20 years engaged in private practice as a Certified Public Accountant. Mr. Rice is not employed by CUSA nor does he have any business relationship with CUSA.

    ROBERT A. ANDERSON has been a director of NAICO since 1990, a director of L&W since 1993 and a director of CUSA since 1997. He currently is Vice Chairman of Security National Bank in Omaha, Nebraska, and has served in that capacity since 1996. He was the President of First Westroad Bank in Omaha, Nebraska, from 1974-1996. He is not employed by CUSA nor does he have any business relationship with CUSA.

    W. TIMOTHY RUNYAN has been a director of CUSA since 1993, and a director of NAICO since 1990. He currently is a logistics executive and consultant. Since 1990, he has been President, Chief Executive Officer and a director of Central Courier Corporation. Since 1988, he has been the Chairman of the Board, President, Chief Executive Officer and director of The Wilmore Group. From 1980 until 1987, he was President and director of United Forwarding, Inc. From 1989 until 1998, he was President and director of K.S.M. Carriers, Inc. He is not employed by CUSA nor does he have any business relationship with CUSA.

    In the civil proceeding CenTra, Inc. v. Chandler Insurance Company, Ltd., et. al, Case No. CIV-92-1301-M, in the U.S. District Court for the Western District of Oklahoma, judgment was entered in favor of CenTra and against Messrs. LaGere, Paden, Evans, Rice, Ms. Watson and one former director of CUSA in the amount of $1.00 each, finding a violation of Section 10(b) of the Exchange Act and a violation of Section 11(a) of the Securities Act based upon a failure by CIC and certain of its officers and directors to disclose the applicability of the Nebraska Insurance Holding Company Act to purchasers of stock of CIC in a public offering. The judgments are currently being appealed.

    The following table sets forth the compensation paid or to be paid by CUSA and its subsidiaries as well as certain other compensation paid or accrued, during the years indicated, to the Chairman and Chief Executive Officer and the four other highest paid executive officers of CUSA and its subsidiaries (the "Named Executives") for such period in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                        ANNUAL COMPENSATION(1)
                                                  ------------------------------------------------------------------
                                                                                       OTHER ANNUAL      ALL OTHER
                                                               SALARY       BONUS      COMPENSATION    COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR        ($)        ($)(2)         ($)(3)          ($)(4)
------------------------------------------------  ---------  ----------  -----------  ---------------  -------------
W. Brent LaGere.................................       1998  $  397,361   $  --                N/A       $  36,596
  Chairman of the Board, CEO and                       1997     389,340      --                N/A          37,471
  President of CUSA, NAICO and L&W                     1996     378,610      --                N/A          40,148

Mark T. Paden...................................       1998     209,300      --                N/A           4,900
  Executive Vice President, COO & CFO                  1997     178,637      --                N/A           4,975
  of CUSA, NAICO and L&W                               1996     173,188      --                N/A          12,752

Brenda B. Watson................................       1998     221,607      --                N/A           8,100
  Executive Vice President of NAICO and                1997     216,882      --                N/A           8,475
  L&W                                                  1996     211,182      --                N/A          15,552

Richard L. Evans................................       1998     218,190      --                N/A           6,200
  Vice President--Claims of CUSA,                      1997     211,873      --                N/A           6,275
  NAICO and L&W                                        1996     205,896      --                N/A          13,752

R. Patrick Gilmore..............................       1998     192,400      --                N/A           2,660
  Secretary and General Counsel of CUSA                1997     186,833      --                N/A           2,100
  and NAICO, Vice President of L&W                     1996     183,173      --                N/A           2,100

------------------------

(1) Amounts shown include cash and non-cash compensation earned and received by the Named Executives as well as amounts earned but deferred at their election.

(2) All Named Executives are eligible to participate in bonus plans based upon premium production and profitability.

(3) CUSA provides various perquisites to certain employees including the Named Executives. In each case, the value of the perquisites provided to each Named Executive did not exceed ten percent of such Named Executive's annual salary and bonus.

(4) The amounts shown under this column represent contributions by CUSA and its subsidiaries to a 401(k) plan ($11,552 for each of the Named Executives in 1996, $3,475 in 1997 and $3,600 in 1998, except for Mr. Gilmore whose 1996 and 1997 contributions were $600 and whose 1998 contribution was $1,160) and the premiums paid or to be paid by CUSA and its subsidiaries under life insurance arrangements with the Named Executives. A portion of the premiums ($36,000, $25,800 and $24,900 in 1996, 1997 and 1998, respectively) were paid under split dollar life insurance plans. Under these plans, CUSA and its subsidiaries pay the premiums for life insurance issued to the Named Executive. Repayment of the premiums is secured by the death benefit or the cash surrender value of the policy, if any, if the Named Executive cancels and surrenders the policy.

OPTIONS EXERCISED AND HOLDINGS

    No options were exercised by the Named Executives during 1998 and there were no unexercised options or stock appreciation rights held by the Named Executives as of December 31, 1998.

DIRECTOR COMPENSATION

    Directors who are employees of CUSA do not receive additional compensation for serving as directors. Each non-employee director of CUSA is paid $1,000 per day for any meeting or committee meeting attended. However, if a non-employee director is attending meetings for two or more affiliates of CUSA on the same day, his compensation is $750 per day for any meeting or committee meeting of CUSA attended. If a non-employee director attends the meeting by telephonic conference, his compensation is $500 per day for any meeting or committee meetings so attended.

EMPLOYMENT AGREEMENTS

    CUSA has an employment agreement with W. Brent LaGere, Chairman of the Board and Chief Executive Officer of CIC, CUSA and its subsidiaries. Under this agreement, Mr. LaGere's base compensation is established at not less than $250,000 per year. In the event that Mr. LaGere is terminated without cause, as defined in the agreement, he is entitled to received his base compensation for the remainder of the term of the agreement, but in no event for more than 60 months. The agreement will terminate upon Mr. LaGere attaining age 70, unless earlier terminated by CUSA for cause. In addition to his base compensation, Mr. LaGere is eligible to receive certain benefits and to participate in certain incentive bonus plans offered by CUSA and its subsidiaries.

    CUSA has an employment agreement with Brenda Watson, a director and executive officer of CIC and L&W, and an executive officer of NAICO. Under this agreement, Ms. Watson's base compensation is established at not less than $125,000 per year. The agreement terminates on December 31, 2003, unless earlier terminated by CUSA for cause, as defined in the agreement. In the event that Ms. Watson is terminated without cause, she is entitled to receive her base compensation through the termination date. In addition to her base compensation, Ms. Watson is eligible to receive certain benefits and to participate in certain incentive bonus plans offered by CUSA and its subsidiaries.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    CUSA is an indirect wholly owned subsidiary of CIC. The table below shows:
(1) the number and percentage of outstanding shares of each class of the capital stock of CIC that, as of December 31, 1998, are beneficially owned by (a) each director of CIC and CUSA, (b) each Named Executive, (c) each executive officer of CIC and (d) all directors and executive officers of CUSA and CIC as a group and (2) the combined percentage of all classes of the capital stock of CIC that is beneficially owned by each such person or group of persons.

                                                                      BENEFICIAL OWNERSHIP
                                                                  ----------------------------
                                                                     NUMBER OF
NAME OF DIRECTOR OR EXECUTIVE OFFICER                                SHARES(1)     PERCENT(2)
----------------------------------------------------------------  ---------------  -----------
W. Brent LaGere.................................................       471,465(3)         7.4%

Mark T. Paden...................................................        26,310          *

Brenda B. Watson................................................        53,566          *

Richard L. Evans................................................        53,014          *

Norman E. Harned................................................     3,133,900(5)        49.0%

Paul A. Maestri.................................................        20,000(4)       *

M.J. Moroun.....................................................     3,133,900(5)        49.0%

James M. Jacoby.................................................        --    (6)      --

Robert L. Rice..................................................        20,000(4)       *

Ronald W. Lech..................................................     3,133,900(5)        49.0%

Larry A. Davis..................................................        --    (6)      --

Steven R. Butler................................................         1,000          *

Mark C. Hart....................................................         2,515          *

Larry B. McMillon...............................................        20,290          *

R. Patrick Gilmore..............................................        11,000          *

Robert A. Anderson..............................................        --             --

W. Timothy Runyan...............................................        --             --

All directors and executive officers as a group (17 persons)....     3,813,060(7)        59.4%

------------------------

*   Less than 1%

(1) Except as otherwise indicated, each person has the sole power to vote and dispose of all shares, and the sole power to exercise any options listed opposite his or her name.

(2) In the above table, any shares which have been awarded but not issued under CIC's Directors' Stock Option and Stock Grant Plan (the "Directors' Plan") are deemed to be outstanding solely for the purpose of computing the number and percentage of CIC's common shares that he owns. Such shares, if any, are not included in the computations for any other person. These percentages are computed based on 6,397,233 shares of common stock outstanding including 1,660,125 common shares rescinded through litigation but excluding 544,475 common shares owned by a subsidiary of CIC which are eligible to vote. The percentages for "All directors and executive officers as a group" is computed based on 6,417,233 shares of common stock which include the shares discussed in Footnote 7 below.

(3) Includes: 348,390 common shares owned by the W. Brent LaGere Irrevocable Trust and 45,000 common shares owned by W&L Holding Corp., a corporation 49% of which is owned by the W. Brent LaGere Irrevocable Trust. Mr. LaGere disclaims beneficial ownership of the shares held by W&L

    Holding and the trust. The power to vote and dispose of the shares held by W&L Holding is shared with Benjamin T. Walkingstick, who also owns 49% of W&L Holding. The business address of Mr. LaGere is 1010 Manvel Avenue, Chandler, Oklahoma 74834.

(4) Includes: 10,000 common shares issued during 1998 pursuant to the Directors' Plan and 10,000 common shares which have been awarded and will be issued during 1999. These totals do not include 31,500 common shares issuable under outstanding options the exercisability of which is subject to CIC shareholder approval.

(5) Includes: 1,360,125 common shares owned by CenTra; and 1,441,700 common shares owned by Can-Am; 290,000 common shares owned by Ammex, Inc.; 25,000 common shares owned by DuraRock, which is owned by Matthew T. Moroun, M.J. Moroun's son; 15,000 common shares owned by Matthew T. Moroun; 250 common shares held by Mr. Harned; 200 common shares held by Mr. Lech; and 1,625 common shares owned by Agnes A. Moroun, M.J. Moroun's sister.

(6) These totals do not include 1,500 shares issuable under outstanding options the exercisability of which is subject to CIC shareholder approval.

(7) Includes 20,000 common shares which have been awarded and will be issued during 1999 pursuant to the Directors' Plan.

                     SHAREHOLDERS HOLDING OVER FIVE PERCENT

    Listed below are persons, other than those listed previously under "Security Ownership of Certain Beneficial Owners and Management", who are known by CUSA to own beneficially more than 5% of the common stock of CIC as of December 31, 1998.

                                                                      BENEFICIAL OWNERSHIP
                                                                  ----------------------------
                                                                     NUMBER OF
NAME OF SHAREHOLDER                                                  SHARES(1)     PERCENT(2)
----------------------------------------------------------------  ---------------  -----------
CenTra Group (CenTra, Can-Am, Ammex, and Messrs. M.J. Moroun,
  Lech and Harned, Agnes A. Moroun and Matthew T. Moroun).......     3,133,900(3)        49.0%

Benjamin T. Walkingstick
  1001 Manvel Avenue, Chandler, Oklahoma 74834..................       401,029(4)         6.3%

Marvel List, Trustee of the W. Brent LaGere Irrevocable Trust
  420 Bennett Boulevard, Chandler, Oklahoma 74834...............       398,077            6.2%

------------------------

(1) Except as otherwise indicated, each person or group has the sole power to vote and dispose of all shares and the sole power to exercise any options listed opposite his or her name.

(2) In the above table, any shares that a person can acquire through the exercise of options are deemed to be outstanding solely for the purpose of computing the number and percentage of CIC's common shares that he or she owns. Such shares, if any, are not included in the computations for any other person. These percentages are computed based on 6,397,233 shares of common stock outstanding, including 1,660,125 common shares rescinded through litigation but excluding 544,475 common shares owned by a subsidiary of CIC which are eligible to vote.

(3) The CenTra Group has filed a Schedule 13D with the Securities and Exchange Commission reporting collective beneficial ownership of 49.2% of CIC's common shares as of July 1992. This percentage included certain common shares the CenTra Group contracted to acquire subject to regulatory approval. The beneficial ownership set forth above includes: 1,360,125 common shares owned by CenTra; 1,441,700 common shares owned by Can-Am; 290,000 common shares owned by Ammex; 25,000 common shares owned by DuraRock, which is owned by Matthew T. Moroun, M.J. Moroun's son; and 15,000 common shares owned by Matthew T. Moroun; 250 common shares held by

    Mr. Harned; 200 common shares held by Mr. Lech; and 1,625 common shares owned by Agnes A. Moroun, M.J. Moroun's sister.

    CIC includes the ownership of Messrs. Harned and Lech and Agnes A. Moroun in the beneficial ownership of the CenTra Group because of their present or former employment and other relationships with CenTra and M.J. Moroun and their involvement in CenTra's attempts to take control of CIC.

    The business address of CenTra, Can-Am, and Messrs. M.J. Moroun and Harned is 12225 Stephens Road, Warren, Michigan 48089. The business address of Mr. Lech is 5301 Lauren Court, Bloomfield Hills, Michigan 48302-2941.

(4) Includes 45,000 common shares owned by W&L Holding, a corporation 49% of which is owned by Mr. Walkingstick. The power to vote and dispose of the shares held by W&L Holding is shared with the W. Brent LaGere Irrevocable Trust, which also owns 49% of W&L Holding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June and November 1998, W. Brent LaGere purchased, on behalf of and for the benefit of the Chandler (U.S.A.), Inc. 401(k) Thrift Plan 52,000 and 80,000 shares, respectively, of common stock of CIC. On November 19, 1998, the Plan acquired these and other CIC shares at no profit to Mr. LaGere.

    CUSA leases a rural property from Davenport Farms, Inc., a corporation owned by Messrs. LaGere, Evans and Paden. CUSA has placed three mobile homes on the property, drilled a water well connected to the mobile homes and made other smaller improvements to the property. Its personnel maintains these improvements. These mobile homes and the property provide hunting, fishing, lodging, dining and other outdoor recreational activities for the entertainment of customers and business associates of CUSA and/or its subsidiaries. CUSA pays no rent to Davenport Farms but reimburses it for one-half of the utilities and for hunting supplies. CUSA has also agreed to indemnify Davenport Farms for claims arising out of its use of the property. CUSA retains the right to remove all structures located upon the property when the lease terminates. In 1996, 1997 and 1998, CUSA incurred approximately $184,000, $159,000 and $217,000, respectively, in expenses associated with this property.

    Prior to May 1, 1997, Benjamin T. Walkingstick was an employee of CUSA pursuant to an employment agreement dated October 28, 1988 (the "Employment Agreement") and served as an executive officer and director of CIC and certain of its subsidiaries. Effective May 1, 1997, Mr. Walkingstick resigned these positions and ceased to be an employee of CUSA. He continues to be a consultant to CUSA and its subsidiaries pursuant to the Employment Agreement and continues to receive compensation at an annual rate of $323,291 under the Employment Agreement through October 2000 at which time he reaches age 70.

    On September 18, 1997, Mr. Walkingstick and L&W entered into an agreement providing that Mr. Walkingstick will produce insurance business only through L&W as an independent contractor (the "Insurance Agreement"). Mr. Walkingstick will receive one-half of all commissions upon any business he produces which was not previously written by L&W and is liable for payment of all premiums due upon such business. The Insurance Agreement may be terminated by either party at any time upon thirty days written notice. Upon termination, the insurance policy expirations or renewal rights (ownership) of the insurance business produced by Mr. Walkingstick shall remain the property of L&W. Mr. Walkingstick is required to maintain his own support staff. Commissions paid to Mr. Walkingstick under this arrangement were $10,832 and $10,603 during 1997 and 1998, respectively.

    During 1996, CUSA transferred 567,350 shares of CIC stock to CIC. In consideration for the stock, CUSA's intercompany payable was reduced by the fair value of the stock at the time of the transaction which was $2,169,387. CUSA realized a gain of approximately $22,000 from this transaction.

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    During 1997, L&W acquired 494,617 shares of CIC's common stock from two former agents of NAICO and L&W as payment for debts owed to L&W and NAICO. L&W transferred those shares during 1997 to CIM an affiliate who, in turn assumed debt of L&W to CIB in the amount of approximately $2.5 million, the fair value of the shares.

    In connection with an intercompany loan, CUSA has owed CIB approximately $16.3 million, $16.3 million and $7.0 million during 1996, 1997 and 1998, respectively. In connection with an intercompany loan, L&W has owed CIB approximately $7.2 million, $3.7 million and $5.2 million during 1996, 1997 and 1998, respectively. In connection with an intercompany loan, L&W has owed CIM approximately $34,912 and $34,912 during 1997 and 1998, respectively.

    NAICO received $120,793 from CenTra in 1997 in connection with insurance premiums. CenTra beneficially owns approximately 49% of the stock of CIC, the indirect parent of NAICO. NAICO also ceded approximately $9.0 million, $5.4 million and $2.1 million in 1996, 1997 and 1998, respectively, in unpaid losses, allocated loss adjustment expenses, written premiums and incurred losses to Durarock, an affiliate of CenTra.

    CUSA and its subsidiaries paid $181,000 and $194,000 in 1996 and 1997, respectively, to Union National Bank in connection with certain automobile leases. Ben Walkingstick was an executive officer and director of CUSA and its subsidiaries during 1996 and 1997 and is the Chairman of the Board of Union National Bank.

    CUSA and its subsidiaries paid $65,651, $66,130 and $142,694 in 1996, 1997 and 1998, respectively, for services rendered by Gardere & Wynne, L.L.P. David
G. McLane, a partner of Gardere & Wynne, L.L.P., served as Secretary of NAICO during 1996, 1997 and 1998.

    NAICO and CIB engage in various reinsurance arrangements from time to time. The current financial effect of those arrangements is described in Notes 11 and 12 to the Consolidated Financial Statements. CUSA anticipates that NAICO and CIB will in the future continue to engage in similar reinsurance arrangements.

    CUSA believes that the transactions described above with directors or officers are and will continue to be on terms no less favorable to CUSA than could be obtained from unaffiliated parties.

                           DESCRIPTION OF DEBENTURES

GENERAL

    You can find definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "CUSA" refers only to CUSA and not to any of its subsidiaries.

    CUSA will issue the debentures under an indenture between CUSA and U.S. Trust Company of Texas, N.A., as Trustee, a copy of which is available upon written request to CUSA at the address shown on the cover page.

    The following description is a summary of certain provisions of the indenture and the debentures and does not purport to be complete. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these debentures.

BRIEF DESCRIPTION OF THE DEBENTURES

    These debentures:

    - are general unsecured obligations of CUSA;

    - rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of CUSA;

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    - are limited to $24 million aggregate principal amount; and

    - are redeemable by CUSA after            , 2009, without penalty or
      premium.

PRINCIPAL, MATURITY AND INTEREST

    CUSA will issue the debentures only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of debentures, but CUSA may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with any of the above.

    The debentures will mature on            , 2014. Each debenture will bear
interest at a rate per annum shown on the front cover of this prospectus from
           , 1999, or from the most recent date to which interest has been paid or provided for, to but excluding the next interest payment date, and interest
will be payable semiannually on           and           of each year, commencing
          , 1999, to Holders of record at the close of business on the
          or           immediately preceding that           or           ,
respectively.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    Principal and interest on the debentures will be payable at an office or agency of CUSA. One will be maintained for that purpose in the City and State of New York, which initially will be the corporate trust office of the Trustee. At the option of CUSA, payment of interest may be made by check mailed to the registered holders of the debentures at their registered addresses. In addition, the debentures may be exchanged or transferred at the office in New York.

OPTIONAL REDEMPTION

    The debentures will not be redeemable at CUSA's option prior to          ,
2009. The debentures will be redeemable at the option of CUSA, in whole or in
part, at any time or from time to time after          , 2009, on at least 30 but
no more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    If money sufficient to pay the redemption price of and accrued interest on all debentures (or portions of debentures) to be redeemed on the redemption date is deposited with the Trustee on or before the redemption date and certain other conditions are satisfied, on and after that date interest will cease to accrue on the debentures (or those portions of debentures) called for redemption.

RANKING

    The indebtedness evidenced by the debentures will be senior indebtedness of CUSA and will be direct unsecured obligations of CUSA, ranking on a parity with all other unsecured and unsubordinated indebtedness of CUSA. CUSA is a holding company and the debentures will be effectively subordinated to all existing and future liabilities, including indebtedness, of its subsidiaries. See "The Chandler Organization" and "--Certain Covenants--Limitation on Subsidiary Debt."

CERTAIN COVENANTS

    LIMITATION ON SUBSIDIARY DEBT

    CUSA will not permit any Subsidiary of CUSA to Incur or suffer to exist any Debt or issue any Preferred Stock except:

    (1) Debt outstanding on the date of original issuance of the debentures after giving effect to the application of the proceeds from the debentures;

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    (2) Debt or Preferred Stock issued to and held by CUSA or a Wholly Owned
        Subsidiary of CUSA, but only so long as held or owned by CUSA or a Wholly Owned Subsidiary of CUSA;

    (3) Debt Incurred or Preferred Stock issued by a Person prior to the time
        (a) that Person became a Subsidiary of CUSA, (b) that Person merges into or consolidates with a Subsidiary of CUSA, or another Subsidiary of CUSA merges into or consolidates with that Person (in a transaction in which that Person becomes a Subsidiary of CUSA), or Debt Incurred or Preferred Stock issued by a Person and thereafter assumed by a Subsidiary of CUSA in a transaction in which the property of that Person is sold, leased or otherwise disposed of as an entirety or substantially as an entirety to that Subsidiary, in each such case in which the Debt or Preferred Stock was not Incurred or issued in anticipation of that transaction;

    (4) Debt Incurred for the purpose of financing all or any part of the purchase price or the cost of construction of or improvements to the present or future property, whether real or personal, of CUSA or any Subsidiary incurring such Debt in an aggregate principal amount not to exceed the greater of the fair market value or actual cost of acquisition or construction of such property, construction or improvements or additions thereto;

    (5) Debt or Preferred Stock that is exchanged for, or the proceeds of which are used to refinance or refund, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (1) through (4) above or any extension or renewal thereof

       (a) in an aggregate principal amount not to exceed the principal amount of the Debt, in the case of Debt, or the liquidation preference of the Preferred Stock, in the case of Preferred Stock, so exchanged, refinanced or refunded, and

       (b) provided that the Debt or Preferred Stock does not require the payment of all or a portion of the principal or liquidation value thereof (whether pursuant to purchase, redemption, defeasance, retirement, sinking fund payment, payment at stated maturity or otherwise, but excluding any payment or retirement required by virtue of acceleration of the Debt upon an event of default thereunder or "change of control" or similar provision thereunder) prior to the scheduled maturity or maturities of the Debt or Preferred Stock being refinanced or refunded;

    (6) Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any Subsidiary of CUSA pursuant to those agreements, in each case Incurred in connection with the disposition of any business assets of any Subsidiary of CUSA, other than Guarantees of Debt or other obligations Incurred by any Person acquiring all or any portion of those business assets for the purpose of financing that acquisition, in a principal amount not to exceed the gross proceeds actually received by that Subsidiary in connection with that disposition; and

    (7) Debt not otherwise permitted to be Incurred pursuant to clauses (1) through (6) above which, together with the sum of any of the outstanding Debt Incurred pursuant to this clause (7), has an aggregate principal amount not in excess of $2.0 million.

    LIMITATIONS ON ISSUANCES OR DISPOSITIONS OF STOCK OF SUBSIDIARIES.

    CUSA will not, and will not permit any Subsidiary to, issue, sell or otherwise dispose of any shares of Capital Stock of any Subsidiary except for
(1) director's qualifying shares, if required by applicable state laws; (2) shares or other dispositions to CUSA or to one or more Wholly Owned Subsidiaries of CUSA; (3) the sale or other disposition of all of any part of the Capital Stock of any Subsidiary for consideration which is at least equal to the fair value of such Capital Stock as determined by CUSA's board of directors (acting in good faith); or (4) any issuance, sale, assignment, transfer or other disposition made in

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compliance with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of CUSA, any Subsidiary or any affiliate of CUSA or any Subsidiary.

    LIMITATION ON LIENS

    CUSA will not Incur, and will not permit any Subsidiary to Incur, any Lien on any property or assets of CUSA or any Subsidiary to secure Debt without making, or causing the Subsidiary to make, effective provision for securing the debentures (and, if required by its governing instruments, any other Debt of CUSA or of any Subsidiary that is not subordinate to the debentures) equally and ratably with that Debt as to such property or assets for so long as that Debt will be so secured or, in the event that the Debt is Debt of CUSA which is subordinate in right of payment to the debentures, prior to the Debt as to such property or assets for so long as that Debt will be secured.

    The preceding restrictions will not apply to Liens existing at the date of the indenture, or to:

    (1) Liens securing only the debentures;

    (2) Liens in favor of CUSA;

    (3) Liens on property of a Person existing at the time that Person becomes a Subsidiary of CUSA, is merged into or consolidated with CUSA (or any Subsidiary of CUSA) or any Subsidiary of CUSA merges into or consolidates with that Person or when the property of that Person is sold, leased or otherwise disposed of as an entirety or substantially as an entirety to CUSA or a Subsidiary, in each case not securing Debt Incurred in anticipation of that transaction;

    (4) Liens on property existing at the time of acquisition thereof;

    (5) Liens on property of CUSA or any Subsidiary securing

       (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property, real or personal, or improvements used or to be used in connection with such property, or

       (b) Debt Incurred by CUSA or any Subsidiary prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation, which Debt is Incurred for the purpose of financing all or any part of the purchase price or such construction, alteration, improvement or repair, provided that, in case of clause (a) or (b) above, the Liens are created not later than one year after such acquisition, construction, alteration, improvement or repair, or the commencement of commercial operation, whichever is later, are limited to the property acquired, constructed, altered, approved or repaired and do not secure Debt in excess of the cost of such acquisition, construction, alteration, improvement or repair;

    (6) Liens in favor of the United States of America or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to those Liens;

    (7) Liens in favor of any insurance company to secure the obligations of any Subsidiary under any insurance or reinsurance agreement or arrangement (whether facultative or treaty) granted or incurred in the ordinary course of business, to the extent required under such insurance or reinsurance agreement or arrangement;

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
    (8) mechanics', workmen's, materialmen's or similar Liens arising in the ordinary course of business;

    (9) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (1) to (7) so long as such Liens do not extend to any other property (other than improvements to that property) and the principal amount of the Debt so secured is not increased;

   (10) Liens to secure Debt in an aggregate principal amount not to exceed $2.0 million at any one time outstanding (without duplication of any other Debt specified in clauses (1) through (9) above or clauses (11) or (12) below);

   (11) Liens securing Debt owed by CUSA to one or more Wholly Owned Subsidiaries (but only if that Debt is held by that Wholly Owned Subsidiary); and

   (12) pledges or deposits by a Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which that Person is a party, or deposits to secure public or statutory obligations of that Person or deposits of cash or United States government bonds or other fixed maturity investments to secure performance, surety or appeal bonds to which that Person is a party or which are otherwise required of that Person, or deposits as security for insurance or reinsurance obligations, contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    CUSA will not, and will not permit any Subsidiary of CUSA to, enter into any Sale and Leaseback Transaction with respect to any property or assets (except for a period not exceeding three years) unless:

    (1) CUSA or the Subsidiary would be entitled to Incur a Lien on such property or assets to secure Debt by reason of the provisions described in clauses (1) through (12) of the second paragraph under the "Limitation on Liens" covenant in an amount equal to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the debentures; or

    (2) CUSA applies an amount equal to the Attributable Value with respect to such Sale and Leaseback Transaction within six months of such sale to the defeasance or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Debt securities or other debt for borrowed money of CUSA or a Subsidiary that matures more than one year after the creation of such Debt or to the purchase, construction or development of other comparable property.

    REPORTS

    CUSA will file on a timely basis with the SEC, to the extent the SEC accepts such filings and whether or not CUSA has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that CUSA would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act.

    CUSA also will:

    (1) file with the Trustee (with exhibits), and provide to each Holder (without exhibits), without cost to that Holder, copies of those reports and documents within 15 days after the date on which CUSA files those reports and documents with the SEC or the date on which CUSA would be required to file those reports and documents if CUSA were subject to
        Section 13 or 15(d) of the Exchange Act; and

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
    (2) if the filing of those reports and documents with the SEC is not accepted by the SEC or is prohibited under the Exchange Act, supply at its cost copies of those reports and documents (including any exhibits thereto) to any Holder promptly on its written request.

    LIMITATIONS ON MERGERS AND CONSOLIDATIONS

    CUSA will not consolidate with or merge into any Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless:

    (1) the Person formed by or surviving such consolidation or merger (if other than CUSA), or to which the sale, lease, conveyance, transfer or other disposition will be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of CUSA under the indenture and under the debentures;

    (2) immediately after the transaction becomes effective, no Default or Event of Default exists; and

    (3) CUSA or such Person shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each in a form satisfactory to the Trustee and stating that the conditions specified in clauses (1) and
        (2) above have been satisfied.

DEFAULTS

    An Event of Default is defined in the Indenture as:

    (1) a default in any payment of interest on any debenture when due and payable, continued for 30 days;

    (2) a default in the payment of principal of any debenture when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

    (3) the failure by CUSA to comply with any other covenants in the indenture that will not have been remedied by the end of a period of 60 days after written notice to CUSA by the Trustee or to CUSA and the Trustee by the Holders of at least 25% in principal amount of the outstanding debentures;

    (4) acceleration of, or failure by CUSA to pay when due, any Debt within any applicable grace period after final maturity or the acceleration of that Debt by the holders thereof because of a default if the total amount of that Debt unpaid or accelerated exceeds $5.0 million or its foreign currency equivalent (the "cross acceleration provision") and that failure continues for 20 days after receipt of the notice specified in the Indenture;

    (5) certain events of bankruptcy, insolvency or reorganization of CUSA or any Significant Subsidiary thereof (the "bankruptcy provision");

    (6) certain events of receivership, liquidation, conservation or custodianship of CUSA or any Significant Subsidiary or the taking possession of CUSA or any Significant Subsidiary by a receiver, liquidator, assignee, custodian, rehabilitator, conservator, supervisor, trustee, sequestrator or similar official; or

    (7) the rendering of any judgment or decree for the payment of money in excess of $5.0 million or its foreign currency equivalent at the time it is entered against CUSA or any Subsidiary and is not discharged, waived or stayed if

       (a) an enforcement proceeding is commenced by any creditor and not stayed or abandoned within 30 days following the commencement, or

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       (b) the judgment or decree remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed and, in either case, the default continues for ten days after written notice specifying the failure and requiring CUSA to remedy the same will have been given to CUSA by the Trustee or to CUSA and the Trustee by the Holders of at least 25% in aggregate principal amount of the debentures at the time outstanding (the "judgment default provision").

    If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of CUSA) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding debentures by notice to CUSA may declare the principal of and accrued but unpaid interest on all the debentures to be due and payable. Upon this declaration, the principal and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency, reorganization, receivership, liquidation, conservation or custodianship of CUSA or of any Significant Subsidiary occurs, the principal of and accrued and unpaid interest on all the debentures will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding debentures may rescind any acceleration with respect to the debentures and its consequences.

    The Holders of not less than a majority in principal amount of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking that action.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the indenture may be amended with the written consent of the Holders of a majority in principal amount of the debentures then outstanding and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the debentures then outstanding. However, without the consent of each Holder of an outstanding debenture affected thereby, no amendment may:

    (1) reduce the amount of debentures whose Holders must consent to an amendment or waiver;

    (2) reduce the rate of or extend the time for payment of interest on any debenture;

    (3) reduce the principal of or extend the Stated Maturity of any debenture;

    (4) change the time at which any debenture may be redeemed as described under "Optional Redemption" above;

    (5) make any debenture payable in money other than that stated in the debenture;

    (6) impair the right of any Holder to receive payment of principal of and interest on that Holder's debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that Holder's debentures; or

    (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

    Without the consent of any Holder, CUSA and Trustee may amend the indenture:

    (1) to cure any ambiguity, omission, defect or inconsistency;

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    (2) to provide for the assumption by a successor corporation of the obligations of CUSA under the indenture;

    (3) to provide for uncertificated debentures in addition to or in place of certificated debentures (provided that the uncertificated debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debentures are described in
       Section 163(f)(2)(B) of the Code);

    (4) to secure the debentures;

    (5) to add to the covenants of CUSA for the benefit of the debentureholders or to surrender any right or power conferred upon CUSA;

    (6) to make any change that does not adversely affect the rights of any Holder in any material respect; and

    (7) to comply with any requirement of the SEC in connection with the qualification of the indenture under the TA.

    The consent of the Holders of the debentures is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, CUSA is required to mail to debentureholders a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the debentures, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

    A debentureholder may transfer or exchange debentures in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a debentureholder, among other things, to furnish appropriate endorsements and transfer documents and CUSA may require a debentureholder to pay any taxes required by law or permitted by the indenture. CUSA is not required to transfer or exchange any debenture selected for redemption or to transfer or exchange any debenture for a period of 15 days prior to a selection of debentures to be redeemed. The debentures will be issued in registered form and the registered holder of a debenture will be treated as the owner of that debenture for all purposes.

DEFEASANCE

    CUSA at any time may terminate all its obligations under the debentures and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debentures, to replace mutilated, destroyed, lost or stolen debentures and to maintain a registrar and paying agent in respect of the debentures. CUSA at any time may terminate its obligations under the covenants described under "Certain Covenants," the operation of the cross acceleration provision and the judgment default provision described under "Defaults" above ("covenant defeasance").

    CUSA may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If CUSA exercises its legal defeasance option, payment of the debentures may not be accelerated because of an Event of Default with respect thereto. If CUSA exercises its covenant defeasance option, payment of the debentures may not be accelerated because of an Event of Default specified in clause (3), (4), (6) or (7) under "Defaults" above.

    In order to exercise either defeasance option, CUSA must irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the debentures to redemption or maturity, as the case may be, and must comply with certain other conditions,

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including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the debentures will not recognize income, gain or loss for Federal income tax purposes as a result of that deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if that deposit and defeasance had not occurred (and, in the case of legal defeasance only, that Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    The U.S. Trust Company of Texas, N.A. is to be the Trustee under the indenture and has been appointed by CUSA as registrar and paying agent with regard to the debentures.

GOVERNING LAW

    The indenture provides that it and the debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    For purposes of the indenture, the following terms have meanings set forth below.

    "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with GAAP. The net amount of rent required to be paid under a lease for any such period will be the aggregate amount of rent payable by the lessee with respect to that period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of that Person in accordance with GAAP.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of that Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of that Person in accordance with GAAP. The stated maturity of such obligation will be the date of the last payment of rent or any other amount due under that lease or other Debt arrangements prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of that Person.

    "Code" means the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of that Person, and whether or not contingent,

    (1) every obligation of that Person for money borrowed,

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    (2) every obligation of that Person evidenced by bonds (other than surety or fidelity bonds issued by that Person in the ordinary course of business), debentures, notes or other similar instruments,

    (3) every reimbursement obligation of that Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of that Person other than as entered into in the ordinary course of business,

    (4) every obligation of that Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

    (5) every Capital Lease Obligation of that Person,

    (6) the maximum fixed redemption or repurchase price of Redeemable Stock of that Person at the time of determination,

    (7) every payment obligation of that Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, and

    (8) every obligation of the type referred to in clauses (1) through (7) of another Person and all dividends of another Person the payment of which, in either case, that Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and obligations secured by (or for which the holder of that obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by that Person, even though that Person has not assumed or become liable for the payment of that obligation; PROVIDED that if the obligation so secured has not been assumed in full by that Person or is otherwise not that Person's legal liability in full, the amount of that obligation for the purposes of this definition will be limited to the lesser of the amount of that obligation secured by that Lien or the fair market value of the assets or the property securing that Lien.

"Debt" shall not include obligations owed under the terms of insurance or reinsurance policies or agreements.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect from time to time.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of that Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of that Person,

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) that Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that Debt,

    (2) to purchase property, securities or services for the purpose of assuring the holder of that Debt of the payment of that Debt, or

    (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that Debt (and "Guaranteed" and "Guaranteeing" will have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the Guarantee by a Person will not include endorsements by that Person for collection or deposit in the ordinary course of business.

    "Holder" means the Person in whose name a debenture is registered on the registrar's books.

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    "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any that Debt or other obligation on the balance sheet of that Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" will have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of that Person that exists at that time becoming Debt will not be deemed an Incurrence of that Debt.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit agreement, security interest, lien, charge, easement (other than any title defect or easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to the property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CUSA or the Trustee.

    "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of that Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of that Person, to shares of Capital Stock of any other class of that Person.

    "Redeemable Stock" of any Person means any equity security of that Person that by its terms or otherwise is required to be redeemed prior to the Stated Maturity of the debentures or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the debentures.

    "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which that lender or investor is a party providing for the leasing by that Person of any property or assets of that Person which has been or is being sold or transferred by that Person more than one year after the acquisition thereof or the completion of construction or commencement of operation thereof to that lender or investor or to any Person to whom funds have been or are to be advanced by that lender or investor on the security of the property or asset. The Stated Maturity of that arrangement will be the date of the last payment of rent or any other similar amount due under that arrangement prior to the first date on which that arrangement may be terminated by the lessee without payment of a penalty.

    "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of CUSA within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in that security as the fixed date on which the final payment of principal of that security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of that security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

    "Subsidiary" means, with respect to any Person, any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by that Person, and any partnership, association, joint venture or other entity in which that Person owns more than 50% of the equity interests or has the power

    (1) to elect a majority of the board of directors or other governing body or

    (2) to direct the policies, management or affairs thereof.

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
    "TA" means the Trust Indenture Act of 1939 (15 U.S.C.
SectionSection77aaa-77bbbb), as amended.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by that Person or by one or more Wholly Owned Subsidiaries of that Person or by that Person and one or more Wholly Owned Subsidiaries of that Person.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences relating to the purchase, ownership and disposition of the debentures offered hereby on original issue, but does not purport to be a complete analysis of all potential tax consequences. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein. CUSA intends to treat the debentures as indebtedness for federal income tax purposes, and the balance of the discussion is based on the assumption that such treatment will be respected. CUSA has not sought and will not seek any rulings from the Service with respect to the positions of CUSA discussed herein, and there can be no assurance that the Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the debentures or that any such position would be sustained.

    The tax treatment of a holder of the debentures may vary depending on such person's particular situation or status. This summary does not address all tax consequences that may be applicable to a holder of the debentures, nor does it address the tax consequences that may be applicable to (a) persons that may be subject to special treatment under United States federal income tax law, such as S corporations, insurance companies, banks, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, broker-dealers or taxpayers subject to alternative minimum tax, (b) persons that will hold debentures as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, or (c) persons that do not hold debentures as capital assets (within the meaning of Section 1221 of the Code). The following discussion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership, and disposition of the debentures by such holder in light of his personal circumstances. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

    INVESTORS CONSIDERING THE PURCHASE OF DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE OFFERING AND THEIR OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

UNITED STATES HOLDERS

    As used herein, the term "United States Holder" means a holder of the debentures that is a citizen or resident of the United States, or any state thereof, or a corporation, partnership or other entity, created or organized in or under the laws of the United States, of any political subdivision thereof, or the District of Columbia (unless, in the case of a partnership, Treasury Regulations provide otherwise) an estate the income of which is subject to United States federal income tax regardless of source or that is otherwise subject to United States federal income tax on a net income basis in respect of the debentures, or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trusts. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as a United States person prior to such date, that elect to continue to be treated as United States persons and that hold debentures will also be United States Holders.

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
INTEREST

    The stated interest on the debentures will be includable in a United States Holder's gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the United States Holder's method of tax accounting. The debentures will not have original issue discount.

AMORTIZABLE BOND PREMIUM

    If the United States Holder's basis in the debentures exceeds the amount payable at the maturity date (or earlier call date, if appropriate), the United States Holder may elect, under Section 171 of the Code, to amortize such excess as amortizable bond premium over the remaining term of the debentures (taking into account earlier call dates, as appropriate), under a constant-yield formula. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the debenture. An election under
Section 171 of the Code is available only if the debentures are held as capital assets. This election is revocable only with the consent of the Service and applies to all debt obligations owned or acquired by the United States Holder on or after the first day of the first taxable year to which the election applies. To the extent amortizable bond premium is applied to reduce a United States Holder's interest income from the debentures, such holder's adjusted tax basis in the debentures will be reduced.

    A debenture may be called or submitted for redemption prior to maturity. See "Description of Debentures--Optional Redemption." An earlier call date is treated as the maturity date of the debenture and the amount of amortizable bond premium is determined by treating the amount payable on such call date as the amount payable at maturity, if such calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If a United States Holder is required to amortize and deduct the amortizable bond premium by reference to a certain call date, the debenture will be treated as maturing on that date for the amount then payable. If the debenture is not redeemed on that call date, the debenture will be treated as reissued on that date for the amount of the call price on that date. If a debenture purchased at a premium is redeemed prior to its maturity, a United States Holder who has elected to deduct the amortizable bond premium may be permitted to deduct any remaining unamortized amortizable bond premium in the taxable year of the redemption.

MARKET DISCOUNT

    The market discount rules generally provide that, if a United States Holder of a debt instrument purchases it at a "market discount" and thereafter receives any partial payment of principal on or realizes gain upon a disposition or a retirement of the debt instrument, the lesser of such gain or the portion of the market discount that has accrued on a straight-line basis (or on a constant yield basis, if such alternative rate of accrual has been elected by the holder under Section 1276(b) of the Code) while the debt instrument was held by such United States Holder will be taxed as ordinary income at the time of such disposition. For purposes of determining the amount taxed as ordinary income in the case of a United States Holder disposing of a debt instrument acquired at a market discount in a transaction other than a sale, exchange or involuntary conversion (such as a gift), such holder will be treated as realizing an amount equal to the fair market value of the debt instrument on such disposition. "Market discount" with respect to the debentures will be the amount, if any, by which the stated redemption price at maturity exceeds the United States Holder's basis in the debenture immediately after such holder's acquisition, subject to a DE MINIMIS exception.

    A United States Holder who acquires a debenture at a market discount also may be required to defer all or a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debenture until the United States Holder disposes of the debenture in a taxable transaction. Moreover, to the extent of any accrued market discount on such debentures, any

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
partial principal payment with respect to such debentures will be includable as ordinary income upon receipt.

    A United States Holder of debentures acquired at a market discount may elect for federal income tax purposes to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant yield basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. To the extent that the market discount is included in gross income pursuant to such election, the United States Holder's adjusted tax basis in such debentures will be increased. If a United States Holder of debentures makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments, and with respect to the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

REDEMPTION, SALE OR OTHER DISPOSITION OF DEBENTURES

    Generally, any redemption, sale, exchange, retirement at maturity or other disposition of debentures by a United States Holder would result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of other property received (except to the extent that cash received is attributable to accrued interest income or market discount not previously included in income, which portion of the consideration would be taxed as ordinary income) and the United States Holder's adjusted tax basis in the debentures. The adjusted tax basis of a United States Holder will generally be equal to the purchase price of the debenture increased by the amount of accrued market discount, if any, which the United States Holder elected to include in gross income on an annual basis and reduced by any amortizable bond premium applied against the United States Holder's income prior to sale or redemption of the debenture and by any payments of principal on the debenture. Subject to the above discussion of market discount, such gain or loss would be long-term capital gain or loss if the United States Holder's holding period for the debentures exceeded one year. In the case of a United States Holder who is an individual, such long-term capital gain will generally be subject to tax at a 20% maximum federal income tax rate.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to payments to a United States Holder on a debenture (including stated interest payments and payments of the proceeds from the sale, exchange, redemption, retirement at maturity or other disposition of a debenture), unless such holder is a corporation or comes within certain exempted categories and, when required, demonstrates that fact. In addition, a United States Holder of a debenture may be subject to backup withholding at the rate of 31 percent with respect to such payments, unless such United States Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, properly reports interest and otherwise complies with applicable requirements of the backup withholding rules. A United States Holder of a debenture who does not provide CUSA with the holder's correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount paid as backup withholding would be creditable against the United States Holder's federal income tax liability and may entitle such holder to a refund upon furnishing the required information to the Service.

NON-UNITED STATES HOLDERS

    As used herein, the term "Non-United States Holder" means any beneficial owner of a debenture that is not a United States Holder.

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INTEREST

    Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a debenture by CUSA or any paying agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of CUSA entitled to vote, (ii) is not a "controlled foreign corporation" related to CUSA actually or constructively through stock ownership, (iii) is not a bank which acquired the debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and
(iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury by the beneficial owner of the debenture that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the debenture and provides a statement to CUSA or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes CUSA or its agent with a copy thereof.

    Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a foreign corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a properly executed Form 4224 to the payor.

    Treasury Regulations generally effective for payments made after December 31, 1999, modify certain of the certification requirements described above. It is possible that CUSA and other withholding agents may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury Regulations when they become effective.

SALE, EXCHANGE OR REDEMPTION OF THE DEBENTURES

    A Non-United States Holder of a debenture will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of the debenture unless (1) such gain is effectively connected with a United States trade or business of the Non-United States Holder, or (2) in the case of a Non-United States Holder who is an individual (a) such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met or (b) the holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates. Non-United States Holders should consult applicable income tax treaties, which may provide different rules.

DEATH OF A NON-UNITED STATES HOLDER

    A debenture held by an individual who is a Non-United States Holder at the time of death will not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of stock of CUSA entitled to vote, and provided that, at the time of death, payments, with respect to such debenture, would not have been effectively connected with the

                                       77
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conduct by such Non-United States Holder of a trade or business within the
United States. For United States federal estate tax purposes, a "Non-United States Holder" is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a "domiciliary" of the United States for estate tax purposes is generally determined on the basis of all of the facts and circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    CUSA must report annually to the Service and to each Non-United States Holder any interest income that is subject to withholding, or that is exempt from withholding tax pursuant to a tax treaty, or interest that is exempt from United States tax under the portfolio interest exemption. United States information reporting requirements and backup withholding tax will not apply to payments on a debenture to a Non-United States Holder if a Form W-8 (or a suitable substitute form) is duly provided in the manner described in "Non-United States Holders--Interest" by such holder, provided that the payor does not have actual knowledge that the holder is a United States person.

    Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a debenture effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is a United States person, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a "controlled foreign corporation" for United States federal income tax purposes or, for payments after December 31, 1999, a partnership with certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the debenture provides a Form W-8 (or a suitable substitute form) in the manner described in "Non-United States Holders--Interest" or otherwise establishes an exemption.

    Treasury Regulations generally effective for payments made after December 31, 1999, modify certain of the certification requirements for backup withholding. It is possible that CUSA and other withholding agents may request new withholding exemption forms from holders in order to qualify for continued exemption from backup withholding under the Treasury Regulations when they become effective.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-United States Holder's federal income tax liability, if any, provided that the required information is furnished to the Service.

THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE PURCHASER'S SITUATION OR STATUS. ACCORDINGLY, EACH PURCHASER OF DEBENTURES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THOSE UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

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                         BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL DEBENTURES

    Debentures offered and sold pursuant to this prospectus will be issued in the form of one or more registered debentures in global form, without interest coupons (collectively, the "Global Debentures"). The Global Debentures will be deposited on the date of the closing of the sale of the debentures with, or on behalf of, DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

    Except as set forth below, the Global Debentures may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Debentures may not be exchanged for debentures in physical, certificated form ("Certificated Debentures") except in the limited circumstances described below.

    All interests in the Global Debentures may be subject to the procedures and requirements of DTC.

EXCHANGES AMONG THE GLOBAL DEBENTURES

    Any beneficial interest in one of the Global Debentures that is transferred to a person who takes delivery in the form of an interest in another Global Debenture will, upon transfer, cease to be an interest in such Global Debenture and become an interest in the other Global Debenture and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Debenture for as long as it remains such an interest.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL DEBENTURES

    The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither CUSA nor Southwest Securities takes any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

    DTC has advised CUSA that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (5) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

    CUSA expects that pursuant to procedures established by DTC (1) upon deposit of each Global Debenture, DTC will credit the accounts of Participants designated by Southwest Securities with an interest in the Global Debenture and
(2) ownership of the debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the debentures represented by a Global Debenture to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in debentures represented by a Global Debenture to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the Global Debenture for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Debenture will not be entitled to have debentures represented by such Global Debenture registered in their names, will not receive or be entitled to receive physical delivery of Certificated Debentures, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Debenture must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of debentures under the indenture or such Global Debenture. CUSA understands that under existing industry practice, in the event that CUSA requests any action of holders of debentures, or a holder that is an owner of a beneficial interest in a Global Debenture desires to take any action that DTC, as the holder of such Global Debenture, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither CUSA nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debentures by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such debentures.

    Payments with respect to the principal of, and premium, if any, and interest on, any debentures represented by a Global Debenture registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Debenture representing such debentures under the indenture. Under the terms of the indenture, CUSA and the Trustee may treat the persons in whose names the debentures, including the Global Debentures, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither CUSA nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Debenture (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Debenture will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

    Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

CERTIFICATED DEBENTURES

    If (1) CUSA notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days of such notice or cessation, (2) CUSA, at its option, notifies the Trustee in writing that it elects to cause the issuance of debentures in definitive form under the indenture or (3) upon the occurrence of certain other events as provided in the indenture, then, upon surrender by DTC of the Global Debentures, Certificated Debentures will be issued to each person that DTC identifies as the beneficial owner of the debentures represented by the Global Debentures. Upon any such issuance, the Trustee is required to register such Certificated Debentures in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

    Neither CUSA nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related debentures and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the debentures to be issued).

                                  UNDERWRITING

    Subject to the terms and conditions contained in the Underwriting Agreement dated the date hereof, Southwest Securities, Inc., as the underwriter has agreed to purchase, and CUSA has agreed to sell to it, the debentures.

    The Underwriting Agreement provides that the obligation of the underwriter to purchase the debentures is subject to certain conditions, and that, if any debentures are purchased by the underwriter under the Underwriting Agreement, all of the debentures agreed to be purchased by the underwriter under the Underwriting Agreement must be purchased.

    CUSA has been advised by the underwriter that it proposes to offer the debentures initially at the public offering price set forth on the cover page of this prospectus and to selected dealers, who may include the underwriter, at the
public offering price less a concession not to exceed      % of the principal
amount of the debentures. The underwriter or such selected dealers may reallow a
commission to other dealers not to exceed      % of the principal amount of the
debentures. After the initial public offering of the debentures, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the underwriter.

    In the Underwriting Agreement, CUSA has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make.

    Although there currently is no public market for the debentures, the debentures have been approved for listing on the American Stock Exchange, subject to official notice of issuance. CUSA has been advised by the underwriter that it currently intends to make a market in the debentures; however, the underwriter is not obligated to do so. Any market-making may be discontinued at any time, for any reason, without notice. If the underwriter ceases to act as a market maker for the debentures for any reason, no assurance can be made that another firm or person will make a market in the debentures. No assurance can be made that an active market for the debentures will develop or, if a market does develop, of the liquidity of any such trading market for the debentures or at what prices the debentures will trade.

    To facilitate the offering of the debentures, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the underwriter may over-allot in connection with this offering, creating short positions in the debentures for its own account. In addition, to cover over-allotments or to stabilize the price of the debentures, the underwriter may bid for, and purchase, debentures in the open market. Finally, the underwriter may reclaim selling concessions allowed to an underwriter or dealer for distributing debentures in this offering, if the underwriter repurchases previously distributed debentures in transactions that cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debentures above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

    Certain legal matters in connection with the offering are being passed upon for CUSA by Gardere & Wynne, L.L.P., Dallas, Texas, and for the underwriter by Vinson & Elkins L.L.P., Dallas, Texas. David G. McLane, a partner in Gardere & Wynne, L.L.P., is an Assistant Secretary of CIC and NAICO and the beneficial owner of 27,000 shares of common stock of CIC.

                                    EXPERTS

    The consolidated financial statements included in this prospectus and the related financial statement schedules included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which expresses an unqualified opinion and includes an explanatory paragraph relating to litigation) and their report appearing elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    CUSA has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act covering the debentures. This prospectus, which is part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits thereto. For further information concerning CUSA and the debentures, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, copies of which may be inspected at the Commission's public reference facilities at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at the Northeast Regional Office located at 7 World Trade Center, New York, New York 10048 and at the Midwest Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or copies of which may be obtained from the Commission at such office upon payment of the fees prescribed by the Commission. The summaries in this prospectus of additional information included in the Registration Statement or any exhibit are qualified in their entirety by reference to the information or exhibit filed with the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains information concerning CUSA.

    CUSA intends to furnish its debentureholders with annual reports containing audited financial statements and quarterly reports for each of the first three quarters of each fiscal year containing interim unaudited financial information.

                            CHANDLER (U.S.A.), INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                    PAGE
                                                                                                                  ---------

FINANCIAL STATEMENTS

Independent Auditors' Report....................................................................................        F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998....................................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998......................        F-4

Consolidated Statements of Comprehensive Income for the years ended December 31, 1996, 1997 and 1998............
                                                                                                                        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998......................        F-6

Consolidated Statements of Shareholder's Equity for the years ended December 31, 1996, 1997 and 1998............
                                                                                                                        F-7

Notes to Consolidated Financial Statements......................................................................        F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Chandler (U.S.A.), Inc.:

    We have audited the accompanying consolidated balance sheets of Chandler (U.S.A.), Inc. and subsidiaries ("CUSA"), a wholly owned subsidiary of Chandler Insurance (Barbados), Ltd., which is a wholly owned subsidiary of Chandler Insurance Company, Ltd., as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of CUSA's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Chandler (U.S.A.), Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

    As discussed in Note 10 to the consolidated financial statements, CUSA, its parent and affiliates are involved in various legal proceedings the outcome of which is uncertain.

DELOITTE & TOUCHE LLP
Tulsa, Oklahoma

February 22, 1999

                            CHANDLER (U.S.A.), INC.

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
ASSETS
Investments
  Fixed maturities available for sale, at fair value....................  $  95,828  $  84,269
  Fixed maturities held to maturity, at amortized cost (fair value
    $1,330 and $1,332 in 1997 and 1998, respectively)...................      1,222      1,183
  Equity securities available for sale, at fair value...................        124        191
                                                                          ---------  ---------
    Total investments...................................................     97,174     85,643
Cash and cash equivalents...............................................     10,783      9,304
Premiums receivable, less allowance for non-collection of $115 and $200
  at 1997 and 1998, respectively........................................     27,582     28,468
Reinsurance recoverable on paid losses, less allowance for
  non-collection of $275 at 1997 and 1998, respectively.................      3,069      2,760
Reinsurance recoverable on unpaid losses, less allowance for
  non-collection of $390 and $330 at 1997 and 1998, respectively........     19,686     40,780
Prepaid reinsurance premiums............................................     15,555     29,616
Deferred policy acquisition costs.......................................      3,475     --
Property and equipment, net.............................................      5,868      8,071
Other assets............................................................      9,666      9,911
Licenses, net...........................................................      4,344      4,194
Excess of cost over net assets acquired, net............................      5,252      4,604
Covenants not to compete, net...........................................        333     --
                                                                          ---------  ---------
Total assets............................................................  $ 202,787  $ 223,351
                                                                          ---------  ---------
                                                                          ---------  ---------
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities
  Unpaid losses and loss adjustment expenses............................  $  73,721  $  80,701
  Unearned premiums.....................................................     42,389     50,647
  Policyholder deposits.................................................      4,830      4,936
  Notes payable.........................................................      2,796      9,410
  Accrued taxes and other payables......................................      5,711      3,755
  Premiums payable......................................................      4,986     12,422
  Amounts due to affiliate..............................................     19,918     12,219
                                                                          ---------  ---------
Total liabilities.......................................................    154,351    174,090
                                                                          ---------  ---------
Commitments and contingencies (Notes 10 and 11)
Shareholder's equity
  Common stock, $1.00 par value, 50,000 shares authorized; 2,484 shares
    issued..............................................................          2          2
  Paid-in surplus.......................................................     60,584     60,584
  Accumulated deficit...................................................    (12,473)   (12,040)
  Accumulated other comprehensive income:
    Unrealized gain on investments available for sale, net of income
      tax...............................................................        323        715
                                                                          ---------  ---------
Total shareholder's equity..............................................     48,436     49,261
                                                                          ---------  ---------
Total liabilities and shareholder's equity..............................  $ 202,787  $ 223,351
                                                                          ---------  ---------
                                                                          ---------  ---------

          See accompanying Notes to Consolidated Financial Statements.

                            CHANDLER (U.S.A.), INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1997        1998
                                                                               ----------  ----------  ----------
Premiums and other revenues
  Direct premiums written and assumed........................................  $  108,059  $  123,088  $  134,293
  Reinsurance premiums ceded.................................................     (25,425)    (41,531)    (87,671)
                                                                               ----------  ----------  ----------
    Net premiums written and assumed.........................................      82,634      81,557      46,622
  Decrease (increase) in unearned premiums...................................      (4,298)       (855)      5,802
                                                                               ----------  ----------  ----------
    Net premiums earned......................................................      78,336      80,702      52,424

Interest income, net.........................................................       5,663       6,130       4,904
Realized investment gains, net...............................................         157         790       1,036
Commissions, fees and other income...........................................       3,413       2,345       1,744
                                                                               ----------  ----------  ----------
    Total premiums and other revenues........................................      87,569      89,967      60,108
                                                                               ----------  ----------  ----------
Operating costs and expenses
  Losses and loss adjustment expenses........................................      48,766      47,905      36,042
  Policy acquisition costs...................................................      27,910      23,346      10,735
  General and administrative expenses........................................      13,074      12,065      11,235
  Interest expense...........................................................         146         442         887
  Litigation expenses, net...................................................        (230)        923         423
                                                                               ----------  ----------  ----------
    Total operating costs and expenses.......................................      89,666      84,681      59,322
                                                                               ----------  ----------  ----------
Income (loss) before income taxes............................................      (2,097)      5,286         786
Federal income tax provision (benefit).......................................        (317)      2,281         353
                                                                               ----------  ----------  ----------
  Net income (loss)..........................................................  $   (1,780) $    3,005  $      433
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying Notes to Consolidated Financial Statements.

                            CHANDLER (U.S.A.), INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                             (DOLLARS IN THOUSANDS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
Net income (loss).................................................................  $  (1,780) $   3,005  $     433
                                                                                    ---------  ---------  ---------
Other comprehensive income (loss), before income tax:
  Unrealized gains (losses) on securities:
    Unrealized holding gains (losses) arising during period.......................     (1,746)     2,160      1,631
    Less: Reclassification adjustment for gains included in net income (loss).....       (157)      (790)    (1,036)
                                                                                    ---------  ---------  ---------
Other comprehensive income (loss), before income tax..............................     (1,903)     1,370        595
Income tax (expense) benefit related to items of other comprehensive income
  (loss)..........................................................................        647       (466)      (203)
                                                                                    ---------  ---------  ---------
Other comprehensive income (loss), net of income tax..............................     (1,256)       904        392
                                                                                    ---------  ---------  ---------
Comprehensive income (loss).......................................................  $  (3,036) $   3,909  $     825
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

          See accompanying Notes to Consolidated Financial Statements.

                            CHANDLER (U.S.A.), INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                              YEAR ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                            1996       1997       1998
                                                                          ---------  ---------  ---------
OPERATING ACTIVITIES
Net income (loss).......................................................  $  (1,780) $   3,005  $     433
  Add (deduct):
  Adjustments to reconcile net income (loss) to cash provided by
    (applied to) operating activities:
    Realized investment gains, net......................................       (157)      (790)    (1,036)
    Net (gains) losses on sale of property and equipment................        (23)         3       (137)
    Amortization and depreciation expense...............................      2,134      2,104      2,334
    Provision for non-collection of premiums............................      1,768         52        152
    Provision for non-collection of reinsurance recoverables............      2,077        527         50
    Net change in non-cash balances relating to operating activities:
      Premiums receivable...............................................      1,847     (1,246)    (1,038)
      Reinsurance recoverable on paid losses............................     (1,250)       596       (160)
      Reinsurance recoverable on unpaid losses..........................     33,394      4,196    (20,676)
      Prepaid reinsurance premiums......................................       (431)    (5,524)   (14,061)
      Deferred policy acquisition costs.................................       (465)        (5)     3,475
      Other assets......................................................     (1,018)        25       (448)
      Unpaid losses and loss adjustment expenses........................    (38,036)    (4,392)     6,980
      Unearned premiums.................................................      4,729      6,379      8,258
      Policyholder deposits.............................................       (468)       814        106
      Accrued taxes and other payables..................................         94        112     (1,956)
      Premiums payable..................................................       (631)     2,218      7,436
                                                                          ---------  ---------  ---------
    Cash provided by (applied to) operating activities..................      1,784      8,074    (10,288)
                                                                          ---------  ---------  ---------
INVESTING ACTIVITIES
  Fixed maturities available for sale:
    Purchases...........................................................    (27,073)   (32,518)   (47,602)
    Sales...............................................................      8,929     18,674     36,177
    Maturities..........................................................      8,780     10,004     24,331
  Fixed maturities held to maturity:
    Maturities..........................................................      2,409        380        100
  Equity securities available for sale:
    Sales...............................................................         --      2,459         --
  Cost of property and equipment purchased..............................       (674)      (884)    (3,481)
  Proceeds from sale of property and equipment..........................         95         45        369
  Other.................................................................        (20)        --         --
                                                                          ---------  ---------  ---------
    Cash provided by (applied to) investing activities..................     (7,554)    (1,840)     9,894
                                                                          ---------  ---------  ---------
FINANCING ACTIVITIES
Proceeds from notes payable.............................................      4,500         --      8,548
Payments on notes payable...............................................       (409)    (1,595)    (1,934)
Proceeds from borrowing from affiliate..................................     10,662      6,754      9,543
Payments on borrowing from affiliate....................................     (8,675)    (7,802)   (17,242)
                                                                          ---------  ---------  ---------
    Cash provided by (applied to) financing activities..................      6,078     (2,643)    (1,085)
                                                                          ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents........................        308      3,591     (1,479)
Cash and cash equivalents at beginning of year..........................      6,884      7,192     10,783
                                                                          ---------  ---------  ---------
Cash and cash equivalents at end of year................................  $   7,192  $  10,783  $   9,304
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

          See accompanying Notes to Consolidated Financial Statements.

                            CHANDLER (U.S.A.), INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                       ACCUMULATED
                                                                                          OTHER         TOTAL
                                                  COMMON     PAID-IN    ACCUMULATED   COMPREHENSIVE  SHAREHOLDER'S
                                                  STOCK      SURPLUS      DEFICIT        INCOME         EQUITY
                                                ----------  ----------  ------------  -------------  ------------
Balance, January 1, 1996......................  $        2  $   60,584   $  (13,698)   $       675    $   47,563
Net loss......................................          --          --       (1,780)            --        (1,780)
Change in unrealized loss on investments
  available for sale, net of income tax.......          --          --           --         (1,256)       (1,256)
                                                ----------  ----------  ------------  -------------  ------------

Balance, December 31, 1996....................           2      60,584      (15,478)          (581)       44,527
Net income....................................          --          --        3,005             --         3,005
Change in unrealized gain on investments
  available for sale, net of income tax.......          --          --           --            904           904
                                                ----------  ----------  ------------  -------------  ------------

Balance, December 31, 1997....................           2      60,584      (12,473)           323        48,436
Net income....................................          --          --          433             --           433
Change in unrealized gain on investments
  available for sale, net of income tax.......          --          --           --            392           392
                                                ----------  ----------  ------------  -------------  ------------

Balance, December 31, 1998....................  $        2  $   60,584   $  (12,040)   $       715    $   49,261
                                                ----------  ----------  ------------  -------------  ------------
                                                ----------  ----------  ------------  -------------  ------------

          See accompanying Notes to Consolidated Financial Statements.

                            CHANDLER (U.S.A.), INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

(a) BASIS OF PRESENTATION

    Chandler (U.S.A.), Inc. ("CUSA") is a holding company organized and domiciled in Oklahoma. CUSA's wholly-owned subsidiaries are engaged in various insurance operations. The insurance products offered by CUSA through its subsidiary, National American Insurance Company, include property and casualty insurance coverage primarily for businesses in various industries, political subdivisions, surety bonds for small contractors and group accident and health insurance in the United States of America ("U.S."). A substantial part of the business is conducted through individual independent insurance agencies and underwriting managers, primarily in the Southwest and Midwest areas of the U.S. One of CUSA's subsidiaries, LaGere and Walkingstick Insurance Agency, operates as an independent insurance agency based in Chandler, Oklahoma, and represents various insurance companies that provide a variety of property and casualty, life and accident and health coverages, and acts as a surplus lines broker specializing in risk management and brokering insurance for commercial enterprises.

    CUSA is wholly owned by Chandler Insurance (Barbados), Ltd. ("CIB") which, in turn, is wholly owned by Chandler Insurance Company, Ltd. ("CIC"), a Cayman Islands company.

    The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

(b) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of CUSA and all wholly-owned subsidiaries. The following are the significant subsidiaries of
CUSA:

    - National American Insurance Company ("NAICO").

    - LaGere and Walkingstick Insurance Agency, Inc. ("L&W").

All significant intercompany accounts and transactions have been eliminated in consolidation.

(c) IMPAIRMENT OF LONG-LIVED ASSETS

    CUSA periodically evaluates the carrying value of long-lived assets to be held and used when changes in events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the separately identifiable anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

(d) REVENUE RECOGNITION

    Premiums are generally recognized as earned on a pro rata basis over the policy period. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums. Amounts paid for ceded reinsurance premiums are reported as prepaid reinsurance premiums and amortized over

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED) the remaining contract period in proportion to the amount of the insurance protection provided. Commission revenues are generally recognized when coverage is effective and premiums are billed.

(e) UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

    Losses and loss adjustment expenses are charged to income as incurred. The reserve for unpaid losses and loss adjustment expenses represents the accumulation of estimates for reported losses and includes provisions for losses incurred but not reported based on data available at this time. The methods of determining such estimates and establishing resulting reserves are periodically reviewed and updated, and adjustments therefrom are necessary to maintain an adequate reserve for unpaid losses and loss adjustment expenses. As more fully explained in Note 3, such estimates are management's best estimates of the expected values. The actual results may vary from these values because the evaluation of losses is inherently subjective and susceptible to significant changing factors.

(f) DEFERRED POLICY ACQUISITION COSTS

    Policy acquisition costs that vary with and are primarily related to the acquisition of new and renewal business (such as premium taxes, agents' commissions and a portion of other underwriting expenses) are deferred and amortized over the terms of the policies. Recoverability of such deferred costs is dependent on the related unearned premiums on the policies being more than expected claim losses. CUSA considers anticipated interest income in determining if a premium deficiency exists. Due to CUSA's purchase of additional reinsurance during 1998, CUSA's deferred ceding commissions exceed the deferred policy acquisition costs related to direct and assumed business by approximately $80,000, and is recorded in accrued taxes and other payables at December 31, 1998. Certain policy acquisition costs, such as policyholder dividends, are expensed directly. NAICO expensed $454,000, $1.2 million and $242,000 during 1996, 1997 and 1998, respectively, for dividends to policyholders primarily on participating workers compensation policies. Gross written premiums for participating policies were $4.7 million, $3.6 million and $2.3 million in 1996, 1997 and 1998, respectively.

(g) PROPERTY AND EQUIPMENT

    Real estate and improvements and other property and equipment are stated at cost and depreciated using the straight-line method over their useful lives which range from 3 to 31 years. Property and equipment consisted of the following at December 31:

                                                                            1997       1998
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Real estate and improvements............................................  $   5,384  $   5,760
Other property and equipment............................................      7,624     10,142
                                                                          ---------  ---------
                                                                             13,008     15,902
Accumulated depreciation................................................     (7,140)    (7,831)
                                                                          ---------  ---------
                                                                          $   5,868  $   8,071
                                                                          ---------  ---------
                                                                          ---------  ---------

    Depreciation expense was approximately $844,000, $858,000 and $1,047,000 for 1996, 1997 and 1998, respectively.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)
(h) INTANGIBLE ASSETS

    The cost of insurance licenses acquired is amortized over 40 years using the straight-line method. Covenants not to compete were amortized by the straight-line method over 10 years. The excess of cost over net assets acquired is amortized by the straight-line method over 15-17 years. Intangible assets included the following at December 31:

                                                                           1997        1998
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Licenses..............................................................  $    5,991  $    5,991
Excess of cost over net assets acquired...............................      10,748      10,748
Covenants not to compete..............................................       4,000      --
                                                                        ----------  ----------
                                                                            20,739      16,739
Accumulated amortization..............................................     (10,810)     (7,941)
                                                                        ----------  ----------
                                                                        $    9,929  $    8,798
                                                                        ----------  ----------
                                                                        ----------  ----------

(i) POLICYHOLDER DEPOSITS

    NAICO requires certain policyholders to pay a deposit at inception of coverage to secure payment of future premiums and deductibles on claims incurred. It is expressly agreed between NAICO and the policyholder that the funds will be used by NAICO only in the event the policyholder fails to pay any premiums, deductibles or other charges when due. NAICO has established a liability for these deposits in an amount equal to that due the policyholders based on insurance premiums reported as of the balance sheet date.

(j) INVESTMENTS

    At the time of purchase, investments in debt securities that CUSA has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; all other debt securities are reported at fair value. Investments classified as trading are actively and frequently bought and sold with the objective of generating income on short-term differences in price. Realized and unrealized gains and losses on securities classified as trading account assets are recognized in current operations. CUSA has not classified any investments as trading account assets. Securities not classified as held to maturity or trading are classified as available for sale, with the related unrealized gains and losses excluded from earnings and reported net of tax as a separate component of shareholder's equity until realized. Realized gains and losses on sales of securities are based on the specific identification method. Declines in the fair market value of investment securities below their carrying value that are other than temporary are recognized in earnings.

(k) INCOME TAXES

    CUSA uses an asset and liability approach for accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts and the tax bases of

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED) existing assets and liabilities. A valuation allowance is established if it is more likely than not that some portion of the deferred tax asset will not be realized.

(l) CASH AND CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, CUSA considers all highly liquid investments with original maturities of 14 days or less to be cash equivalents. For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

(m) SUPPLEMENTAL CASH FLOW INFORMATION

    Cash payments for interest and income taxes, and noncash investing and financing activities were as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                             -------------------------------
                                                                               1996       1997       1998
                                                                             ---------  ---------  ---------
                                                                                     (IN THOUSANDS)
Cash payments during the year for:
  Interest.................................................................  $     141  $     504  $     941
  Income taxes.............................................................        574      1,855        170

Change in unrealized gain (loss) on securities available for sale..........  $  (1,903) $   1,370  $     595
Provision (benefit) for federal income taxes...............................        647       (466)      (203)
                                                                             ---------  ---------  ---------
Net increase (decrease) in shareholder's equity............................  $  (1,256) $     904  $     392
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    During 1996, CUSA transferred 567,350 shares of CIC stock to CIC. In consideration for the stock, CUSA's intercompany payable was reduced by the fair value of the stock at the time of the transaction which was $2,169,387.

    In January 1997, NAICO received publicly traded common stock valued at approximately $2.2 million at the settlement date as a result of settling certain legal disputes with a former underwriting manager for a portion of the surety bond program.

    During 1997, NAICO received shares of common stock with a fair value of approximately $124,000 in connection with an unaffiliated entity's conversion to a for-profit corporation. See Note 2.

    During 1997, L&W acquired 494,617 shares of CIC's common stock from two former agents of NAICO and L&W as payment for debts owed to L&W and NAICO. L&W transferred those shares during 1997 to Chandler Insurance Management, Ltd. ("CIM") an affiliate who, in turn assumed debt of L&W to CIB in the amount of approximately $2.5 million, the fair value of the shares.

(n) REINSURANCE

    Management believes all of CUSA's reinsurance contracts with reinsurers meet the criteria for risk transfer and the revenue and cost recognition provisions in order to be accounted for as reinsurance. As more fully explained in Note 11, reinsurance contracts do not relieve CUSA from its obligation to policyholders. In addition, failure of reinsurers to honor their obligations could result in losses to CUSA.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (CONTINUED)
(o) RECENTLY ADOPTED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. In addition, SFAS No. 130 requires CUSA to classify items of other comprehensive income by their nature in a separate financial statement or as a component of the consolidated statement of operations or the consolidated statement of shareholder's equity and display the accumulated balance of other comprehensive income separately in the shareholder's equity section of the consolidated balance sheets. CUSA adopted SFAS No. 130 on January 1, 1998 as required. The adoption of SFAS No. 130 resulted in revised and additional disclosures but had no effect on the consolidated financial position, results of operations or liquidity of CUSA.

    Also in June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes reporting standards for public companies concerning annual and interim financial statements of their operating segments and related information. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. SFAS No. 131 establishes criteria for reporting disclosures about a company's products and services, geographic areas and major customers. CUSA adopted SFAS No. 131 on January 1, 1998 as required. See Note 13.

(p) ACCOUNTING STANDARD ISSUED BUT NOT YET ADOPTED

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that CUSA recognizes all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. CUSA will adopt SFAS No. 133 on January 1, 2000 as required. Management of CUSA believes that adoption of SFAS No. 133 will not have a material impact on CUSA's consolidated financial position or results of operations.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 2.  INVESTMENTS AND INTEREST INCOME

    Net interest income and investment gains are summarized as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                             -------------------------------
                                                                               1996       1997       1998
                                                                             ---------  ---------  ---------
                                                                                     (IN THOUSANDS)
Interest on fixed-maturity investments.....................................  $   5,196  $   5,633  $   4,704
Interest on cash equivalents...............................................        467        497        200
                                                                             ---------  ---------  ---------
Interest income, net.......................................................      5,663      6,130      4,904
                                                                             ---------  ---------  ---------
Realized gains--fixed-maturity investments, net............................        135        487      1,036
Realized investment gains--equities, net...................................         22        303         --
                                                                             ---------  ---------  ---------
Realized investment gains, net.............................................        157        790      1,036
                                                                             ---------  ---------  ---------
                                                                             $   5,820  $   6,920  $   5,940
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    These amounts are net of investment expenses, which are minimal.

    The amortized cost and fair values of investments are as follows:

                                                                          GROSS        GROSS
                                                           AMORTIZED   UNREALIZED   UNREALIZED     FAIR     CARRYING
                                                             COST         GAINS       LOSSES       VALUE      VALUE
                                                          -----------  -----------  -----------  ---------  ---------
                                                                                (IN THOUSANDS)
DECEMBER 31, 1997
--------------------------------------------------------
FIXED MATURITIES AVAILABLE FOR SALE:
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies..................   $  37,695    $     317    $    (106)  $  37,906  $  37,906
Debt securities issued by foreign governments...........       1,516           --          (14)      1,502      1,502
Obligations of states and political subdivisions........      20,365          168           (9)     20,524     20,524
Corporation obligations.................................      24,372           93         (136)     24,329     24,329
Public utilities........................................       8,066           65          (42)      8,089      8,089
Mortgage-backed securities..............................       3,449           30           (1)      3,478      3,478
                                                          -----------  -----------       -----   ---------  ---------
                                                           $  95,463    $     673    $    (308)  $  95,828  $  95,828
                                                          -----------  -----------       -----   ---------  ---------
                                                          -----------  -----------       -----   ---------  ---------
FIXED MATURITIES HELD TO MATURITY:
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies..................   $   1,222    $     109    $      (1)  $   1,330  $   1,222
                                                          -----------  -----------       -----   ---------  ---------
                                                          -----------  -----------       -----   ---------  ---------
EQUITY SECURITIES AVAILABLE FOR SALE:
Corporate stock.........................................   $      --    $     124    $      --   $     124  $     124
                                                          -----------  -----------       -----   ---------  ---------
                                                          -----------  -----------       -----   ---------  ---------

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 2.  INVESTMENTS AND INTEREST INCOME (CONTINUED)

                                                                          GROSS        GROSS
                                                           AMORTIZED   UNREALIZED   UNREALIZED     FAIR     CARRYING
                                                             COST         GAINS       LOSSES       VALUE      VALUE
                                                          -----------  -----------  -----------  ---------  ---------
                                                                                (IN THOUSANDS)
DECEMBER 31, 1998
--------------------------------------------------------
FIXED MATURITIES AVAILABLE FOR SALE:
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies..................   $  39,650    $     233    $     (58)  $  39,825  $  39,825
Debt securities issued by foreign governments...........       1,510            9           --       1,519      1,519
Obligations of states and political subdivisions........      12,178          318           --      12,496     12,496
Corporation obligations.................................      23,092          289          (45)     23,336     23,336
Public utilities........................................       6,221          141          (18)      6,344      6,344
Mortgage-backed securities..............................         725           24           --         749        749
                                                          -----------  -----------       -----   ---------  ---------
                                                           $  83,376    $   1,014    $    (121)  $  84,269  $  84,269
                                                          -----------  -----------       -----   ---------  ---------
                                                          -----------  -----------       -----   ---------  ---------
FIXED MATURITIES HELD TO MATURITY:
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies..................   $   1,183    $     149    $      --   $   1,332  $   1,183
                                                          -----------  -----------       -----   ---------  ---------
                                                          -----------  -----------       -----   ---------  ---------
EQUITY SECURITIES AVAILABLE FOR SALE:
Corporate stock.........................................   $      --    $     191    $      --   $     191  $     191
                                                          -----------  -----------       -----   ---------  ---------
                                                          -----------  -----------       -----   ---------  ---------

    During 1997, NAICO received 19,371 shares of class B common stock of Insurance Services Office, Inc. ("ISO") in connection with ISO's conversion to a for-profit corporation. ISO has placed certain limitations on the transfer or sale of the class B common stock, one of which restricts ownership of the shares to insurance companies whose primary activity is the writing of insurance or the reinsuring of risk written by insurance companies.

    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The maturities of investments in fixed maturities at December 31, 1998 are shown below:

                                                                        AVAILABLE FOR SALE         HELD TO MATURITY
                                                                     ------------------------  ------------------------
                                                                      AMORTIZED                 AMORTIZED
                                                                        COST      FAIR VALUE      COST      FAIR VALUE
                                                                     -----------  -----------  -----------  -----------
                                                                                       (IN THOUSANDS)
Due in one year or less............................................   $  11,565    $  11,598    $     266    $     268
Due after one year through five years..............................      37,625       37,885          917        1,064
Due after five years through ten years.............................      31,448       31,953           --           --
Due after ten years................................................       2,013        2,084           --           --
                                                                     -----------  -----------  -----------  -----------
                                                                         82,651       83,520        1,183        1,332
Mortgage-backed securities.........................................         725          749           --           --
                                                                     -----------  -----------  -----------  -----------
                                                                      $  83,376    $  84,269    $   1,183    $   1,332
                                                                     -----------  -----------  -----------  -----------
                                                                     -----------  -----------  -----------  -----------

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 2.  INVESTMENTS AND INTEREST INCOME (CONTINUED)
    Realized gains and losses from sales of fixed maturities and equity securities are shown below:

                                                                     GROSS       GROSS
                                                                   REALIZED    REALIZED
                                                                     GAINS      LOSSES
                                                                   ---------  -----------
                                                                       (IN THOUSANDS)
1996.............................................................  $     177   $      20
1997.............................................................        829          39
1998.............................................................      1,081          45

    NAICO is required by several states to deposit securities with state regulators as a condition of doing business in those states. As of December 31, 1997 and 1998, the carrying value of these deposits totaled $8,246,000 and $8,171,000, respectively.

NOTE 3.  UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

    NAICO provides a reserve for estimated losses (reported and unreported) and loss adjustment expenses based on historical experience and payment reporting patterns for the type of risk involved. These estimates are based on data available at the time of the estimate and such estimates are periodically reviewed by independent professional actuaries. Inherent in the estimates of the ultimate liability for unpaid claims are expected trends in claim severity, claim frequency and other factors that may vary as claims are settled. The amount and uncertainty in the estimates are affected by such factors as the amount of historical claims experience relative to the development period for the type of risk, knowledge of the actual facts and circumstances, and the amount of insurance risk retained. The ultimate cost of insurance claims can be adversely affected by increased costs such as medical expenses, repair expenses, costs of providing legal defense for policyholders, increased jury awards and court decisions and legislation that define and expand insurance coverage subsequent to the time that the insurance policy was priced and sold. Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Recoverable amounts deducted from NAICO's net liability for unpaid losses and loss adjustment expenses were approximately $2,782,000 and $4,285,000 at December 31, 1997 and 1998, respectively. Although such estimates are management's best estimates of the expected values, the ultimate liability for unpaid claims may vary from these values. NAICO does not discount the liability for unpaid losses and loss adjustment expenses.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 3.  UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES (CONTINUED)
    The following table sets forth a reconciliation of the beginning and ending unpaid losses and loss adjustment expenses which are net of reinsurance deductions.

                                                                           YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------
                                                                         1996        1997        1998
                                                                      ----------  ----------  ----------
                                                                                (IN THOUSANDS)
Net balance before provision for uncollectible reinsurance at
  beginning of year.................................................  $   57,710  $   53,068  $   52,872
                                                                      ----------  ----------  ----------
Net losses and loss adjustment expenses incurred related to:
  Current year......................................................      48,569      46,645      34,313
  Prior years.......................................................         197       1,260       1,729
                                                                      ----------  ----------  ----------
    Total...........................................................      48,766      47,905      36,042
                                                                      ----------  ----------  ----------
Net paid losses and loss adjustment expenses related to:
  Current year......................................................     (22,503)    (19,909)    (19,495)
  Prior years.......................................................     (30,905)    (28,192)    (30,243)
                                                                      ----------  ----------  ----------
    Total...........................................................     (53,408)    (48,101)    (49,738)
                                                                      ----------  ----------  ----------
Balance before provision for uncollectible reinsurance at end of
  year..............................................................      53,068      52,872      39,176
Adjustments to reinsurance recoverables on unpaid losses for
  uncollectible reinsurance.........................................         777       1,163         745
                                                                      ----------  ----------  ----------
Net balance at end of year..........................................  $   53,845  $   54,035  $   39,921
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------

    NAICO does not ordinarily insure against environmental matters as that term is commonly used. However, in some cases, regulatory filings made by NAICO on behalf of an insured can make NAICO directly liable to the regulatory authority for property damage which could include environmental pollution. In those cases, NAICO ordinarily has recourse against the insured or the surety bond principal for amounts paid. NAICO has insured certain trucking companies and pest control operators that are required to provide proof of insurance which in some cases assures payment for clean-up and remediation of damage resulting from sudden and accidental release or discharge of contaminants or other substances which may be classified as pollutants. NAICO also provides surety bonds for construction contractors that use or have control of such substances and for contractors that remove and dispose of asbestos as a part of their contractual obligations. NAICO also insures independent oil and gas producers that may purchase coverage for the escape of oil, saltwater, or other substances which may be harmful to persons or property, but may not generally be classified as pollutants. NAICO maintains claims records which segregate this type of risk for the purpose of evaluating environmental risk exposure. Based upon the nature of such lines of business with insureds of NAICO, and current data regarding the limited severity and infrequency of such matters, it appears that potential environmental risks are not a significant portion of claims reserves and therefore would not likely have a material impact, if any, on the consolidated financial condition or results of operations of CUSA.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 4.  NOTES PAYABLE

    During 1996, CUSA borrowed $4.5 million from a bank for a three year term. During the fourth quarter of 1997, the related loan agreement was amended to provide for additional borrowings up to $8.5 million and to revise the term to five years with interest payable at a floating rate equal to 1% over the prime rate published in the Wall Street Journal, which was 7.75% at December 31, 1998. The revised monthly payment is approximately $179,000 including principal and interest. The principal balance of the note was approximately $2,646,000 and $7,397,000 at December 31, 1997 and 1998, respectively. The principal balance at December 31, 1998 is net of an unamortized loan origination fee of $65,000. Among other things, the loan agreement precludes CUSA from paying shareholder dividends, issuing stock and limits its ability to incur indebtedness. The Bank has informed CUSA that it will consent to the debenture offering described in
Note 5, and will waive any restrictions set forth in the loan agreement which might otherwise prohibit CUSA from consummating the offering. Moreover, the loan agreement requires that certain restrictive covenants relating to a minimum capital requirement and debt coverage ratio be met. At December 31, 1998, CUSA was in compliance with all financial covenants. Proceeds from the note were used to repay amounts due to CIB. The bank note is collateralized by the shares of NAICO stock owned by CUSA.

    CUSA has a note payable related to the acquisition of Network
Administrators, Inc., an inactive subsidiary of CUSA, with a balance of $150,000 and $75,000 at December 31, 1997 and 1998, respectively. The note has an interest rate of 7% per annum and has a final installment of $75,000 plus interest due on October 11, 1999.

    In February 1998, CUSA entered into a five year loan agreement with a bank having a principal amount of $2,300,000 and an interest rate of 7.75% per annum. Monthly payments are approximately $46,000 including principal and interest. Effective September 28, 1998, the interest rate was reduced to 7.5% per annum. The principal balance of the note was approximately $1,938,000 at December 31, 1998. The loan is collateralized by certain equipment which was purchased with the proceeds of the loan. The equipment had previously been leased by CUSA.

    The annual maturities of the notes payable, based upon the amounts outstanding as of December 31, 1998 are as follows:

                                                                      (IN THOUSANDS)
1999................................................................     $   2,049
2000................................................................         2,148
2001................................................................         2,343
2002................................................................         2,908
2003................................................................            27
                                                                            ------
                                                                         $   9,475
                                                                            ------
                                                                            ------

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 5.  SUBSEQUENT EVENT

    CUSA intends to offer debentures in the aggregate principal amount of $24,000,000 (the "debentures"). The terms of the debentures including the interest rate and redemption date have not been determined. CUSA plans to use the proceeds of the offering to repay amounts due to CIB; to retire the debt described in Note 4 above; and for general corporate purposes. CUSA's subsidiaries and affiliates will not be obligated by the debentures. Accordingly, the debentures will be effectively subordinated to all existing and future liabilities and obligations of CUSA's existing and future subsidiaries.

NOTE 6.  SHAREHOLDER'S EQUITY

CAPITAL STOCK

    In addition to the regulatory oversight of NAICO by the Nebraska Department of Insurance, CIC and CUSA are also subject to regulation under the Nebraska Insurance Holding Company Systems Act (the "Holding Company Act"). In addition to various reporting requirements imposed on CIC and CUSA, the Holding Company Act requires any person who seeks to acquire or exercise control over NAICO (which is presumed to exist if any person owns 10% or more of CIC's or CUSA's outstanding voting stock) to file and obtain approval of certain applications with the Nebraska Department of Insurance regarding their proposed ownership of such shares.

STATUTORY FINANCIAL INFORMATION AND MINIMUM CAPITAL REQUIREMENTS

    NAICO is required to file financial statements with state regulatory authorities prepared on a statutory basis which differs from GAAP. Statutory net income and statutory surplus of NAICO are as follows:

                                                                 1996       1997       1998
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Statutory net income.........................................  $     998  $   6,737  $   6,877
Statutory surplus............................................  $  42,373  $  45,283  $  45,327

    The National Association of Insurance Commissioners has adopted risk-based capital ("RBC") standards for domestic property and casualty insurance companies. The RBC standards are designed to assist insurance regulators in analytically determining a level of capital and surplus that would be sufficient to withstand reasonably foreseeable adverse events associated with underwriting risk, investment risk, credit risk and loss reserve risk. NAICO is subject to the RBC standards. Based on available information, management believes NAICO complied with the RBC standards at December 31, 1997 and 1998.

    At periodic intervals, various insurance regulatory authorities routinely examine the required financial statements as part of their legally prescribed oversight of the insurance industry. Based on these examinations, the regulators can direct such financial statements to be adjusted in accordance with their findings.

DIVIDEND RESTRICTIONS

    The amount of cash shareholder dividends that NAICO can pay to CUSA within any one year without the approval of the Nebraska Department of Insurance is generally limited to the greater of (i) statutory net income excluding realized capital gains for the preceding year (statutory net income excluding realized

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 6.  SHAREHOLDER'S EQUITY (CONTINUED)
capital gains from the second and third preceding years, less any dividends paid, may be carried forward), or (ii) 10% of statutory surplus as regards policyholders as of the preceding December 31 with such amount not to exceed NAICO's statutory earned surplus. Based on this criteria the maximum shareholder dividend NAICO may pay in 1999 without the approval of the Nebraska Department of Insurance is approximately $7.3 million. Prior to 1998, NAICO (during the ownership by CUSA) had not paid any cash shareholder dividends. During 1998, NAICO paid a cash shareholder dividend of $6.0 million to CUSA.

    See Note 4 regarding a bank loan which precludes CUSA from paying shareholder dividends. The future payment of shareholder dividends also depends upon the earnings, financial position and cash requirements of CUSA, as well as regulatory limitations, and such other factors as the Board of Directors may deem relevant.

    NAICO is subject to regulations which restrict its ability to pay dividends to policyholders. The maximum amount of available policyholder dividends is limited to statutory earned surplus (approximately $12.6 million as of December 31, 1998). NAICO paid approximately $526,000, $423,000 and $561,000 in policyholder dividends during 1996, 1997 and 1998, respectively.

NOTE 7.  INCOME TAXES

    CUSA and its wholly-owned subsidiaries file a consolidated Federal income tax return. The income taxes reflected in the accompanying consolidated statements of operations differs from that expected using Federal enacted income tax rates as noted by the following:

                                                                       1996       1997       1998
                                                                     ---------  ---------  ---------
                                                                             (In thousands)
Computed income tax expense at 34%.................................  $    (713) $   1,797  $     267
Increase (decrease) in income taxes resulting from:
  Amortization of licenses and other intangibles...................        380        380        362
  Nontaxable income from legal settlement..........................       (110)        --         --
  Investment income on tax exempt securities.......................         --        (32)      (298)
  Other, net.......................................................        126        136         22
                                                                     ---------  ---------  ---------
Federal income tax provision (benefit).............................  $    (317) $   2,281  $     353
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The Federal income tax expense (benefit) consists of:

                                                                        CURRENT     DEFERRED      TOTAL
                                                                      -----------  -----------  ---------
                                                                                (In thousands)
1996................................................................   $    (592)   $     275   $    (317)
1997................................................................       2,389         (108)      2,281
1998................................................................          52          301         353

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 7.  INCOME TAXES (CONTINUED)
    Deferred tax expense (benefit) relating to temporary differences includes the following components:

                                                                       1996       1997       1998
                                                                     ---------  ---------  ---------
                                                                             (In thousands)
Loss reserve discounts.............................................  $     450  $     (97) $     921
Unearned premiums..................................................       (292)       (58)       395
Deferred policy acquisition costs..................................        158          1     (1,209)
Reserve for uncollectible premium receivables and reinsurance
  recoverables.....................................................         45        188         (9)
Depreciation and lease expense.....................................       (134)      (164)       (60)
Other..............................................................         48         22        263
                                                                     ---------  ---------  ---------
                                                                     $     275  $    (108) $     301
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The tax effect of temporary differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax assets, which are included in other assets, at December 31, relate to the following:

                                                                             1997       1998
                                                                           ---------  ---------
                                                                              (In thousands)
Deferred tax assets:
  Loss reserve discounts.................................................  $   3,694  $   2,832
  Unearned premiums......................................................      1,825      1,430
  Reserve for uncollectible premiums receivable and reinsurance
    recoverables.........................................................         39        180
  Net operating loss carryforwards--State................................      1,559      1,670
  Other..................................................................        288        253
Valuation allowance......................................................     (1,559)    (1,670)
                                                                           ---------  ---------
Total deferred tax assets................................................      5,846      4,695
                                                                           ---------  ---------
Deferred tax liabilities:
  Deferred policy acquisition costs......................................      1,181        (27)
  Depreciation and lease expense.........................................        743        693
  Unrealized gain on investments available for sale......................        166        368
  Other..................................................................        182        590
                                                                           ---------  ---------
Total deferred tax liabilities...........................................      2,272      1,624
                                                                           ---------  ---------
Net deferred tax assets..................................................  $   3,574  $   3,071
                                                                           ---------  ---------
                                                                           ---------  ---------

    At December 31, 1998, CUSA had net operating loss carryforwards available for Oklahoma state tax purposes totaling approximately $27.8 million which expire in the years 2005 through 2014. A valuation allowance has been provided for the tax effect of the state net operating loss carryforwards because realization of such amounts is not considered more likely than not.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 8.  EMPLOYEE BENEFITS

    CUSA and its subsidiaries participate in a defined contribution retirement plan established under Section 401(k) of the Internal Revenue Code. All full time employees who have completed one year of service and attained age 21 may elect to participate in the 401(k) plan. Participants may contribute up to 15% of compensation, not to exceed the statutory limitations which for 1998 was $10,000. CUSA matches 50% of the first $2,000, 40% of the next $3,000, 30% of the next $3,000 and 25% of the remaining employee contributions up to a maximum employer contribution of $3,600 per employee per year. In addition, CUSA may make additional annual contributions to the 401(k) plan at its discretion. CUSA's expense for 401(k) plan contributions was $249,000, $254,000 and $259,000 for 1996, 1997 and 1998, respectively.

NOTE 9.  FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by CUSA, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates of fair values presented herein are not necessarily indicative of the amounts that CUSA could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    A number of CUSA's significant assets (including deferred policy acquisition costs, property and equipment, reinsurance recoverables, prepaid reinsurance premiums, licenses and excess of cost over net assets acquired) and liabilities (including unpaid losses and loss adjustment expenses and unearned premiums) are not considered financial instruments. Based on the short term nature or other relevant characteristics, CUSA has concluded that the carrying value of other assets and liabilities considered financial instruments, such as cash equivalents, premiums receivable, policyholder deposits, accrued taxes and other payables, notes payable and premiums payable, approximates their fair value as of December 31, 1997 and 1998. The estimated fair values of CUSA's fixed-maturity and equity security investments are disclosed at Note 2.

NOTE 10.  LITIGATION

CENTRA LITIGATION--GENERAL BACKGROUND

    CenTra, Inc. is a Detroit-based holding company primarily engaged in the trucking industry. Beginning in 1987, NAICO insured CenTra's automobile liability, general liability and workers compensation risks through reinsurance arrangements involving DuraRock Underwriters, Ltd., a Barbados company and an affiliate of CenTra, its predecessor Can-Am Underwriters, Ltd. and CIB. In addition to the insurance arrangements, CenTra and its affiliates have been significant shareholders in CIC, holding approximately 22.7% of CIC's common stock at July 1, 1992. Three present or former executive officers of CenTra, Norman E. Harned, Ronald W. Lech and M.J. Moroun, are directors of CIC.

    Beginning in 1992, the relationships between CIC and CenTra deteriorated largely due to differences about the CenTra insurance program, CenTra's failure to make timely premium payments and CenTra's role in an anticipated management-led tender offer by a CIC subsidiary for a majority of the outstanding

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)
CIC Stock. In an apparent attempt to block the tender offer and seize control of CIC, CenTra began, on July 1, 1992, a series of common stock purchases and offers to purchase that would, over the following two weeks, place almost one-half of CIC's common stock with CenTra and its affiliates. On July 1 and 2, 1992, CenTra made an offer to CUSA to purchase 1,117,679 common shares of CIC. These common shares were either owned by CUSA (567,350 common shares), Cactus Southwest Corp. (169,858 common shares) or the Universal Insurance Group (380,471 common shares). The shares held by Cactus Southwest Corp. and Universal Insurance Group were pledged to NAICO and L&W to collateralize certain receivables. CUSA declined the offer. On July 2, 1992, NAICO and NAICO Indemnity, an affiliate, canceled the CenTra insurance policies for non-payment of premiums effective September 5, 1992. On July 2, 1992, CenTra made an offer to Cactus Southwest Corp. to purchase its 169,858 common shares of CIC. On July 7, 1992, the Nebraska Department of Insurance (the "Department") ordered CenTra to cease and desist purchases of CIC's common shares. On July 9, 1992, M.J. Moroun withdrew CenTra's prior offer to Cactus Southwest Corp. and offered to purchase the same common shares himself. At the same time, he began purchasing common shares of CIC in the open market. On July 10, 1992, the Department ordered CenTra and its affiliates and Messrs. M.J. Moroun, Harned and Lech to cease and desist purchases of CIC's common shares. On the same date, M.J. Moroun made an offer to the Universal Insurance Group to purchase its 380,471 common shares of CIC, and M.J. Moroun made further open market purchases. On July 11, 1992, M.J. Moroun paid $100,000 to the Universal Insurance Group for an irrevocable proxy and contracted with it for the purchase of its CIC common shares. On July 12, 1992, M.J. Moroun contracted with Cactus Southwest Corp. for the purchase of its common shares of CIC. On July 13, 1992, further open market purchases were made in the name of Can-Am Investments, Ltd., a later formed Bahamian affiliate of CenTra. Also on July 13, 1992, the District Court for Lancaster County, Nebraska entered a temporary restraining order against CenTra, Messrs. M.J. Moroun, Harned and Lech, John and Jane Doe, XYZ Corporation, and their affiliates known and unknown, prohibiting further purchases of CIC common shares. On July 14 and 17, 1992, the stock brokerage firm through which the open market purchases were made purportedly substituted Can-Am for M.J. Moroun as the purchaser on the July 9 and 10 sales confirmations. At some time after July 13, 1992, M.J. Moroun assigned his rights to purchase the pledged shares of CIC owned by the Universal Insurance Group and Cactus Southwest Corp. to Can-Am; neither CenTra nor Can-Am now claim ownership or any interest in the CIC shares. During the second quarter of 1997, ownership of the 380,471 common shares of CIC owned by Universal Insurance Group was transferred to L&W as payment for one of the agent's debts. In December 1997, 114,146 common shares owned by Cactus Southwest Corp. were transferred to CIM and the balance of the its common shares was transferred to unaffiliated persons and entities. These transactions had the effect of canceling the debts secured by the CIC shares.

    Through the above transactions, CenTra and its affiliates acquired, or contracted to acquire, an additional 26.5% of CIC's common stock, bringing their total claimed stock ownership to 49.2% in July 1992. The management-led tender offer, which commenced on July 9, 1992 without knowledge of the open market purchases, was withdrawn on July 23, 1992. As these developments unfolded, CenTra or its affiliates or both initiated litigation in Oklahoma, Arkansas and Michigan, and an administrative proceeding in Nebraska, the domicile of NAICO.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)
CENTRA LITIGATION--OKLAHOMA

    BACKGROUND OF OKLAHOMA LAWSUIT. On July 16, 1992, CenTra and Messrs. M.J. Moroun, Lech and Harned filed a lawsuit in the United States District Court for the Western District of Oklahoma against CIC, the other corporations participating in the tender offer, and various individuals including certain officers and employees of CIC and its subsidiaries and the remaining directors of CIC, except Mr. Paul Maestri. The lawsuit sought declaratory and injunctive relief to prevent the tender offer alleging breaches of fiduciary and other duties and violations of the federal securities laws. After the tender offer was withdrawn, the plaintiffs amended their complaint on August 5, 1992, alleging breaches of fiduciary and other duties by commencing the tender offer and violations of federal securities laws in the tender offer and in certain transactions since 1988. CIC and the other defendants denied any breaches of duty or violations of law and CIC filed various counterclaims against CenTra and various affiliates alleging breaches of fiduciary duties and violations of federal securities laws in their attempts to seize control of CIC through the July 1992 stock purchases, and sought damages, costs and attorney fees. CIC also asserted a counterclaim against M.J. Moroun, individually, based upon his alleged violation of Section 16(b) of the Exchange Act regarding "short swing" profits.

    On January 6, 1993, the plaintiffs filed a second amended complaint (1) asserting violations of federal securities laws and a breach of contract claim in a 1988 stock purchase; (2) asking the court to declare invalid and unenforceable a corporate resolution based on Article XI of CIC's Articles of Association (prohibiting certain business combinations) that prohibits Can-Am and its affiliates (including CenTra) from voting their shares of CIC's common stock; and (3) asserting derivative claims for fiduciary misconduct, unjust enrichment, fraud and/or breach of contract in the tender offer, for management bonuses in 1988 and 1989, in CIC's purchase of three management-related agencies in 1988, and for assorted improper personal benefits. All of these derivative claims seek unspecified damages, restitution and/or injunctive relief on behalf of CIC, including punitive damages, attorneys' fees and costs. In 1994 the plaintiffs made a request to file a third amended complaint. The Court denied that request.

    A three member committee ("Special Committee"), who are on the board of directors of NAICO and are not named in the lawsuits, investigated the derivative claims. The Special Committee concluded that neither CIC nor its subsidiaries should take action against the individual defendants regarding the claims relating to the tender offer, the management bonuses and the agency purchases. As to the allegedly improper personal benefits, the Special Committee found that some were ordinary and necessary business expenses while others were not. The Special Committee recommended that the recipients reimburse CUSA for all improper personal benefits, the full value of which was $135,000. The Special Committee's recommendations were implemented, and reimbursement was made. The respective Boards of Directors of CIC and its affected subsidiaries accepted the report and recommendations of the Special Committee and retained special legal counsel to implement the recommendations of the Special Committee. Messrs. M.J. Moroun, Lech and Harned dissented.

    On July 20, 1992, CenTra sued NAICO in the Circuit Court of Macomb County, Michigan alleging that NAICO and certain officers and directors wrongfully canceled insurance policies issued to CenTra. CenTra claimed that the cancellation was retaliation for CenTra's decision not to participate in the tender offer, requested that the policies be reinstated, and sought monetary damages for the wrongful cancellation. The case was removed to the U.S. District Court for the Eastern District of Michigan. NAICO replied that the cancellation was proper based on CenTra's continuing failure to pay premiums. After two

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)
extensions of the cancellation date, the policies were canceled effective on September 5, 1992, after CenTra acquired replacement insurance. On August 26, 1992, CenTra deposited $700,000 with the court clerk under court order as security for premiums due under the NAICO policies. On October 13, 1992, the court granted NAICO's and the other defendant's motion to transfer the action to the U.S. District Court for the Western District of Oklahoma. On January 27, 1993, CenTra filed an application in the Court of Appeals for the Sixth Circuit contending that the district court abused its discretion by transferring the case to Oklahoma. The application was denied. CenTra then filed a motion in the U.S. District Court in Oklahoma to transfer the case to Michigan. The U.S. District Court in Oklahoma retained jurisdiction of the case. NAICO filed a claim seeking payment of the unpaid premiums and contended that the cancellations were proper and denied that CenTra suffered any damages as a result of the cancellations, or any action taken by NAICO associated with the cancellations.

    OKLAHOMA JUDGMENTS--APRIL 22, 1997 AND MARCH 10, 1998. On February 13, 1997, trial commenced in the United States District Court in Oklahoma City, Oklahoma (the "Oklahoma Federal Court") in the consolidated cases involving CenTra and certain of its affiliates, officers and directors (the "CenTra Group") and CIC and certain of its affiliates, officers and directors. On April 1, 1997, at the close of all of the evidence, the Court entered judgment in favor of NAICO on CenTra's claims for alleged wrongful cancellation of CenTra's insurance with NAICO and the affiliate in 1992. See CenTra Litigation--Other. The remaining issues were submitted to a jury.

    On April 9, 1997, the jury returned verdicts on all claims. On April 22, 1997, the Oklahoma Federal Court entered judgments on all verdicts returned. One judgment against CIC requires the CenTra Group to return stock it purchased in 1990 to CIC in return for a payment of $5,099,133 from CIC. Another judgment was against both CIC and its affiliate, CIB, and in favor of CenTra and its affiliate, Ammex, Inc. ("Ammex"). CenTra and Ammex were awarded $6,882,500 in connection with a 1988 stock purchase agreement. Both judgments related to an alleged failure by CIC to adequately disclose the fact that ownership of CIC's stock may be subject to regulation by the Department under certain circumstances. Judgment was also entered in favor of CenTra and against certain officers and/or directors of CIC on the securities claims relating to CenTra's 1990 purchases and the failure to disclose the application of Nebraska insurance law, but the judgments were $1 against each individual defendant on those claims. On ten derivative claims brought by CenTra, the jury found in CenTra's favor on three. Certain officers were directed to repay bonuses received for the years 1988 and 1989 totaling $711,629 and a total of $25,000 for personal use of corporate aircraft. These amounts are included in other assets in the accompanying consolidated balance sheets. On the remaining claim relating to the acquisition of certain insurance agencies in 1988, the jury awarded $1 each against six officers and/or directors.

    Judgment was also entered in favor of NAICO and NAICO Indemnity on counterclaims against CenTra for CenTra's failure to pay insurance premiums. Judgment was for the amount of $788,625. During 1998, the judgment was paid by funds held by the Oklahoma Federal Court aggregating, with interest, $820,185. DuraRock, a CenTra affiliate, claims $725,000 is owed to it by NAICO and NAICO Indemnity under certain reinsurance treaties. NAICO and NAICO Indemnity dispute that claim. In November 1998, DuraRock demanded arbitration and NAICO and NAICO Indemnity responded by appointing an arbitrator. No arbitration hearings have been held. The Oklahoma Federal Court's judgment also upheld a resolution adopted by CIC's Board of Directors in August 1992 pursuant to Article XI of CIC's Articles of Association preventing CenTra and its affiliates from voting their CIC stock.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)
    The jury found in favor of CenTra on CIC's claim against CenTra for breach of a standstill agreement contained in a 1988 stock exchange agreement. The jury denied CIC's claim against Messrs. Harned, Lech and Moroun based upon their alleged breach of fiduciary duty as directors. The jury also denied CIC's claim against Mr. Moroun individually for violation of Section 16(b) of the Securities Exchange Act of 1934 regarding short swing profits.

    As a result of the Oklahoma Federal Court judgments, CIC recorded a net charge for the litigation matters described above during the first quarter of 1997 totaling approximately $8.3 million ($8.5 million including provision for federal income tax). In addition, CIC recorded the return of 517,500 shares of CIC's stock in conjunction with the stock rescission judgment as a decrease to shareholders' equity in the amount of approximately $4.9 million with the remaining amount included in the charge for litigation matters. The charge includes approximately $4.6 million as an estimate of interest, costs and related attorney fees. The charge includes an estimated recovery by CIB of $2.7 million from CIC's directors and officers liability insurer (the "D&O Insurer") for costs associated with the defense and litigation of these matters. CIC and its subsidiaries are entitled to a total of $5 million under the applicable insurance policy to the extent they have advanced reimburseable expenses. Some amounts have been previously paid without dispute and CIC is negotiating with the insurer for payment of the policy balance. CUSA and its affiliates could recover the remaining policy limits or could compromise its claim, and could incur significant costs in either case. The estimated insurance recovery is based upon these variable factors. The charge also includes the amount of judgments in favor of CUSA on the derivative claims discussed above.

    On March 10, 1998, the Oklahoma Federal Court disposed of all post-trial motions filed by the parties. The parties had asked the Oklahoma Federal Court to vacate or modify judgments unfavorable to them and requested the Oklahoma Federal Court to award prejudgment interest. The Oklahoma Federal Court overruled all pending motions except a motion by CIC and CIB to require CenTra and its affiliates to deliver 1,142,625 shares of CIC common stock they own or control upon payment of the $6,882,500 judgment which was entered in CenTra's favor in April 1997. CIC recorded the return of 1,142,625 shares of CIC's stock in conjunction with the order as a decrease to shareholders' equity as of December 31, 1997, and reduced the previous first quarter of 1997 net charge for litigation matters by $6,882,500. The CenTra parties were directed to deliver the shares upon payment of the judgment. On March 16, 1998 the CenTra Group filed motions for an award of costs and attorney fees totaling approximately $4.7 million. On April 21, 1998, the Oklahoma Federal Court denied the CenTra Group's request. The CenTra Group did not appeal this decision within the time permitted by applicable law. Accordingly, CIC reduced the previous first quarter of 1997 net charge for litigation matters by $3.8 million during the second quarter of 1998. In subsequent papers filed with the appellate court, CenTra asserts as error the Oklahoma Federal Court's denial of attorney fees.

    On March 23, 1998, the CenTra Group filed a formal notice of intent to appeal certain orders of the Oklahoma Federal Court and filed the initial appellate brief on September 9, 1998. All briefing was completed on January 4, 1999 and the appeals are being considered by the U.S. Court of Appeals for the 10th Circuit. CIC cannot predict when a decision on the appeals will be made. The CenTra Group's appeals are based upon the Oklahoma Federal Court's failure to award prejudgment interest, the Oklahoma Federal Court's refusal to permit the CenTra Group to amend certain pleadings to assert new claims, the Oklahoma Federal Court's modification of the judgment for $6,882,500 to require CenTra to return shares of CIC's stock upon payment of the judgment, and the Oklahoma Federal Court's entry of

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)
judgment in favor of NAICO and certain officers and directors on CenTra's claim based upon cancellation of its insurance policies by NAICO in 1992. The CenTra Group is also attempting to appeal the Oklahoma Federal Court's denial of attorney fees but not the denial of costs. CIC believes the appeal of this issue is untimely and therefore barred by law. CIC has elected not to appeal any of the judgments. The individual officers and directors against whom judgments were entered as described above have all filed appeals.

    The judgments on the derivative claims described above were all entered in favor of CUSA. CUSA, is, therefore, the judgment creditor in connection with those derivative claim judgments. CUSA appointed Messrs. Runyan, Anderson and Gilmore to comprise a Special Litigation Committee on April 25, 1997. That Special Litigation Committee meets on a regular basis and has been delegated the authority of CUSA's Board of Directors regarding all issues related to the CenTra litigation in the Oklahoma Federal Court, including the derivative claim judgments.

    On April 28, 1997, CIC's Board of Directors appointed a Committee of the Board (the "Committee") to deal with all matters arising from the Oklahoma litigation. The Committee was delegated all authority of the Board on these issues. The members of the Committee are Messrs. Jacoby, Maestri and Davis, all of whom are non-parties to the CenTra litigation. That Committee has retained independent counsel. The individual members of the Committee review issues relating to litigation strategy, officer and director indemnification and claims made under CIC's director and officer liability insurance policy on a regular basis in conjunction with a similar committee composed of CUSA's directors. The Committee meets quarterly and participates in regular telephone briefings and discussions with its counsel and members of the CUSA Special Litigation Committee.

    Because all shares of CIC's stock owned by the CenTra Group are held by the U.S. District Court for the District of Nebraska (the "Nebraska Court"), it is unclear when or if the CenTra Group will be able to comply with the Oklahoma Federal Court's order. CIC believes that it is not required to pay the judgments until the CenTra Group can deliver the shares to CIC. See "--CenTra Litigation--Nebraska."

    The ultimate outcome of the appeals of the various parties as described above could have a material adverse effect on CIC and could negatively impact CIC's future earnings. CIC's management believes that adequate financial resources are available to pay the judgments as they currently exist or as they may be modified on appeal. As a holding company, CIC may receive cash through equity sales, borrowings and dividends from its subsidiaries. CIB and NAICO are subject to various regulations which restrict their ability to pay shareholder dividends. A reduction in the amount of invested assets, or an increase in borrowings resulting from potential payments of these judgments would reduce investment earnings or increase operating expenses in future periods.

CENTRA LITIGATION--NEBRASKA

    ADMINISTRATIVE. NAICO, which is domiciled in Nebraska, is regulated by the Department. The Department requires a Form A application and prior approval by the Department from anyone seeking to acquire control, directly or indirectly, of an insurance company regulated by the Department. CenTra, Can-Am and their affiliates filed a Form A application with the Department to which CUSA and certain of its affiliates objected. On October 28, 1992, the Department denied CenTra's Form A application. The Department found that (1) the financial condition of the CenTra Group might jeopardize the financial stability of NAICO or prejudice the interests of policyholders; (2) the competence, experience and

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)
integrity of the CenTra Group is such that it would not be in the best interests of policyholders or NAICO or the public for the CenTra Group to control NAICO; and (3) the acquisition is likely to be hazardous or prejudicial to the public.

    The CenTra Group appealed the Department's order to the Lancaster County District Court for the State of Nebraska ("District Court"). The District Court affirmed the Department's order on September 21, 1993. On December 1, 1995, the Nebraska Supreme Court affirmed the Department and the District Court decisions. On May 13, 1996, the U.S. Supreme Court denied the CenTra Group's Petition for Writ of Certiorari, thereby declining to review the decision of the Nebraska Supreme Court.

    NEBRASKA COURT ACTION. On October 6, 1995, Agnes Anne Moroun, sister of M.J. Moroun, purported to acquire 1,441,000 shares of the voting stock of CIC (the "Shares") from Can-Am, an affiliate of three of CIC's directors, M.J. Moroun, Norman E. Harned and Ronald W. Lech. In response to that action, NAICO filed a lawsuit on October 11, 1995, in the District Court seeking an order sequestering the Shares based upon alleged violations of the Nebraska Holding Company Systems Act and orders of the Nebraska Department of Insurance. NAICO also sought a temporary order enjoining further transfers of the Shares and an order requiring the custodian of the Shares, Dean Witter, to deliver them to the court. Agnes Anne Moroun, M.J. Moroun, Norman E. Harned and others removed the action to the Nebraska Court on October 17, 1995. The Nebraska Department of Insurance intervened on that same date requesting relief substantially similar to that requested by NAICO. The Honorable Warren K. Urbom conducted a hearing on October 18, 1995, and on October 30, 1995, granted the relief requested by NAICO. On October 31, 1995, the order was amended and was extended to 700 shares of CIC held by Can-Am and was extended to include the CenTra Group's claim to rights to acquire stock of CIC. Dean Witter was directed to cause share certificates to be issued and delivered to the Clerk of the Nebraska Court. On November 8, 1995, the share certificates were issued listing Can-Am as the shareholder of 1,441,700 shares of CIC pursuant to the order of the Nebraska Court. On November 2, 1995, Agnes Anne Moroun and the other defendants filed responsive pleadings and counterclaims against NAICO and the Director of Insurance of the State of Nebraska ("Insurance Director"). The counterclaims sought declaratory relief confirming the validity of the purported October 6, 1995, transfer of the Shares and that the Insurance Director and the courts of the State of Nebraska are without authority to sequester the Shares. The counterclaims also seek a judgment determining that NAICO's current management controls CIC without the approval of the Insurance Director and incidental relief. The Nebraska Court ruled in favor of NAICO on the counterclaims.

    On March 25, 1997, the Nebraska Court, pursuant to the Nebraska Insurance Holding Company Systems Act, ordered CenTra and certain of its affiliates to divest all CIC shares owned by them, regardless of when purchased. The CenTra defendants own or control 3,133,450 CIC shares. All such shares are currently in the possession of the Nebraska Court pursuant to the 1995 and 1997 orders of the Nebraska Court, including the shares subject to the Oklahoma Federal Court stock rescission judgments. CenTra's shares represent approximately 45.1% of the outstanding stock, including the shares subject to the Oklahoma Federal Court stock rescission judgments and the stock held by subsidiaries. The Nebraska Court directed NAICO, the CenTra defendants and the Nebraska Department of Insurance to submit proposals to the Nebraska Court by April 21, 1997, for the "orderly divestiture and disposition of the stock."

    CenTra subsequently appealed the March 25, 1997, order of the Nebraska Court to the United States Court of Appeals for the Eighth Circuit. CenTra's appeal of this order resulted in a delay of the deadlines

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)
for submitting the proposals. On October 7, 1997, the Honorable Warren K. Urbom, U.S. District Judge for the Nebraska Court, ordered CenTra, M.J. Moroun and others to deliver into the registry of the Nebraska Court by November 6, 1997, all shares of CIC stock owned or controlled by them or their affiliates not previously tendered, to await the outcome of the appeal of his divestiture order. CenTra requested a stay of that order. The stay was denied by Judge Urbom and CenTra was again ordered to deliver their shares to the Nebraska Court, this time by January 12, 1998. CenTra appealed that order to the U.S. Court of Appeals for the Eighth Circuit, which affirmed Judge Urbom's order. On February 9, 1998, CenTra deposited an additional 1,691,750 shares with the Nebraska Court. Until the final proposals are submitted and accepted, CIC and CUSA are unable to predict the effect of the divestiture order on the rights, limitations or other regulation of ownership of the stock of any existing or prospective holders of CIC's common stock, or the effect on the market price of CIC's stock.

    On July 29, 1998, the U.S. Court of Appeals for the Eighth Circuit affirmed the Nebraska Court's order that the CenTra Group will be divested of ownership of control of its CIC shares. This ruling allows the Nebraska Court to consider divestiture plans which may be submitted by NAICO, the Nebraska Department of Insurance and the CenTra Group. All CIC shares owned or controlled by the CenTra Group remain in the Nebraska Court's possession pending further orders by that court. On October 28, 1998, the CenTra Group filed pleadings in the Nebraska Court requesting the appointment of a special master to supervise the divestiture and an independent trustee to hold and vote CIC's shares owned by the CenTra Group in accordance with specific instructions pending the final implementation of a divestiture plan. NAICO objected to the CenTra proposal on November 25, 1998, and responded with a divestiture plan of its own (the "NAICO Plan"). The Nebraska Court rejected the CenTra proposal and CenTra responded to the NAICO Plan on December 28, 1998. The Nebraska Court has made no ruling on the NAICO Plan. NAICO's Plan includes a proposal whereby CIC would acquire and cancel the shares of CIC stock owned or acquired by the CenTra Group. The NAICO Plan has been approved by CIC's executive committee of the Board of Directors, and the Boards of Directors of CUSA and NAICO. The Department generally supports the NAICO Plan. The Nebraska Court has given no indication regarding when it will rule on the NAICO Plan.

    On March 27, 1997, the Nebraska Court declined to exercise jurisdiction over 550,329 shares of CIC stock held as security by CIC subsidiaries for debts owed by two former agents but in which CenTra claimed to have option rights. The Nebraska Court's ruling cleared the way for the subsidiaries to begin the process of disposing of these shares to retire the agents' debts to the subsidiaries. CenTra did not appeal this order. During the second quarter of 1997, the 380,471 shares owned by Universal Insurance Group were transferred to L&W as payment for one of the agent's debts. In December 1997, 114,146 shares owned by Cactus Southwest Corp. were transferred to CIM and the balance of the shares was transferred to unaffiliated persons and entities. These transactions had the effect of canceling the debts secured by the shares.

CENTRA LITIGATION--OTHER

    On September 25, 1997, NAICO learned that several CenTra affiliates had filed two lawsuits in state court in Macomb County, Michigan against NAICO, NAICO Indemnity and certain NAICO officers asserting the same claims made and tried in the Oklahoma lawsuit described above. See "--CenTra Litigation--Oklahoma." Those claims were purportedly prosecuted by CenTra on its own behalf and on

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)
behalf of its subsidiaries. The Oklahoma Federal Court previously entered a judgment against CenTra on these claims. The damages sought are unspecified but the claims are based upon NAICO's cancellation of CenTra's insurance in 1992. NAICO and NAICO Indemnity contend that the Oklahoma Federal Court's adjudication is conclusive as to all claims. The lawsuits were removed to the U.S. District Court for the Eastern District of Michigan, Southern Division (the "Michigan Federal Court"). On February 28, 1998, the Michigan Federal Court ordered the lawsuits transferred to the Oklahoma Federal Court. They have now been consolidated and have been assigned to the same judge who presided over the action concluded in April 1997. See "--CenTra Litigation--Oklahoma." Dispositive motions filed by NAICO, NAICO Indemnity and the other defendants are currently under consideration by the Oklahoma Federal Court, but that court has stayed ruling pending a decision by the 10th Circuit Court of Appeals on CenTra's appeal of the April 1, 1997, judgment on the same claims. See "--CenTra Litigation--Oklahoma."

    During the first quarter of 1997 CIB concluded an arbitration proceeding involving DuraRock and CIB recorded approximately $315,000 in litigation and settlement expenses related to this matter. CIC also resolved various issues resulting in settlement of litigation and arbitration proceedings among subsidiaries of CIC and CenTra affiliates, and recorded litigation and settlement expenses of approximately $147,000 in the fourth quarter of 1997.

    In the CenTra litigation, certain officers of CUSA and CIC and CIC's directors other than Messrs. M.J. Moroun, Harned, Lech and Maestri were named as defendants. In accordance with its Articles of Association, CIC and its subsidiaries have advanced the litigation expenses of these persons in exchange for undertakings to repay such expenses if those persons are later determined to have breached the standard of conduct provided in the Articles of Association. CIB has paid expenses totaling approximately $2.2 million as of December 31, 1998. A portion of these expenses relate to claims which have been dismissed or which were decided in favor of the officers and directors. In addition, certain expenses may be recovered from the D&O Insurer. As a result of various events in 1995, CIB and CUSA recorded $654,000 and $164,000, respectively, estimated recoveries of costs from the D&O Insurer related to a $1 million claim for reimbursable amounts previously paid that relate to allowable defense and litigation costs for such parties. In 1996, CIB and CUSA recorded additional estimated recoveries of $102,000 and $880,000, respectively. CIB and CUSA received payments for the 1995 claim during 1996 in the amount of $636,000 and $159,000, respectively. In connection with the Oklahoma Federal Court judgments, CIB recorded an additional estimated recovery of $2.7 million from the D&O Insurer. CIC and its subsidiaries are entitled to a total of $5 million under the applicable insurance policy to the extent they have advanced reimbursable expenses. Some amounts have been previously paid without dispute and CIC is negotiating with the D&O Insurer for payment of the policy balance. CIC and its subsidiaries could recover the remaining policy limits or could compromise their claim, and could incur significant costs in either case. The estimated insurance recovery is based upon these variable factors. Except for the recovery of a portion of the litigation costs from the D&O Insurer, no provision has been made in the accompanying consolidated financial statements related to the advancement of litigation expenses to certain defendants. The Special Litigation Committees of CUSA and CIC were delegated the authority of the boards of directors to deal with all issues arising from the Oklahoma litigation including the issue of officer and director indemnification.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 10.  LITIGATION (CONTINUED)

    At the present time CUSA and its affiliates are actively participating in court proceedings, possible discovery actions and rights of appeal concerning these various legal proceedings; therefore, CUSA and its affiliates are unable to predict the outcome of such litigation with certainty or the effect of such ongoing litigation on future operations.

OTHER LITIGATION

    CUSA and its subsidiaries are not parties to any other material litigation other than as is routinely encountered in their respective business activities.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

REINSURANCE

    In the ordinary course of business, NAICO cedes insurance to other insurers and reinsurers under various reinsurance treaties that cover individual risks (facultative reinsurance) or entire classes of business (treaty reinsurance). Reinsurance provides greater diversification of business written and also reduces NAICO's exposure arising from high limits of liability or from hazards of an unusual nature. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

    NAICO has structured separate reinsurance programs for construction surety bonds, property, workers compensation, casualty (including automobile liability and physical damage, general liability, umbrella liability and related professional liability) and group accident and health. CIB reinsures NAICO for a portion of the risk on the construction surety bonds, workers compensation and casualty reinsurance programs.

    During the first quarter of 1998, NAICO purchased additional reinsurance under its workers compensation and casualty reinsurance programs that substantially reduced its net retention in these lines of business. During the second quarter of 1998, NAICO purchased additional reinsurance under its construction surety bond reinsurance program. In July 1997, NAICO purchased additional reinsurance for the California portion of the nonstandard private-passenger automobile program. The purchase of the additional reinsurance coverages in 1997 and 1998 substantially reduced the per occurrence retention for NAICO's workers compensation, casualty, surety bond and private-passenger automobile lines of business, but results in significantly lower net premiums earned, losses and loss adjustment expenses and policy acquisition costs.

    In addition, NAICO purchases catastrophe protection to limit its retention for single loss occurrences involving multiple policies and/or policyholders, such as floods, winds and severe storms. NAICO also purchases facultative reinsurance when it writes a risk with limits of liability exceeding the maximum limits of its treaties or when it otherwise considers such action appropriate.

    Treaty reinsurance may be ceded under treaties on both a pro rata or proportional basis (where the reinsurer shares proportionately in premiums and losses) and an excess of loss basis (where only losses above a specific amount are reinsured). The availability, costs and limits of reinsurance purchased can vary from year to year based upon prevailing market conditions, reinsurers underwriting results and NAICO's desired retention levels. A majority of NAICO's reinsurance programs renew on January 1, April 1 or

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
July 1 of each year. NAICO renewed all January 1, 1999 reinsurance programs. At the present time, NAICO expects to renew the reinsurance programs that renew on April 1 and July 1, 1999.

    In formulating its reinsurance programs, NAICO considers numerous factors, the most important of which are the financial stability of the reinsurer, including its ability to provide sufficient collateral if required, reinsurance coverage offered and price.

    NAICO periodically reviews certain prospective single year reinsurance treaties, subject to commutation provisions therein, to determine if it is advantageous to assume the estimated loss exposure on expired insurance policies covered by such treaties in exchange for return premiums. Commutation of such reinsurance treaties will be determined in future periods based on timely review of all available data. Beginning in 1996, NAICO reviewed the historical results for reinsurance contracts with similar commutation provisions and began accruing for such commutations where a commutation election was considered probable, which resulted in an increase in net premiums earned of $730,000, $918,000 and $931,000 in 1996, 1997 and 1998, respectively.

    Reinsurance contracts do not relieve an insurer from its obligation to policyholders. Failure of reinsurers to honor their obligations could result in losses to CUSA; consequently, allowances are established for amounts deemed uncollectible. NAICO charged $2,078,000, $527,000 and $50,000 to policy acquisition costs during 1996, 1997 and 1998, respectively, for estimated uncollectible reinsurance recoverables from certain unaffiliated reinsurers.

    The effect of reinsurance on premiums written and earned was as follows:

                                                   1996                    1997                    1998
                                          ----------------------  ----------------------  ----------------------
                                           WRITTEN      EARNED     WRITTEN      EARNED     WRITTEN      EARNED
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                                                      (IN THOUSANDS)
Direct..................................  $  103,801  $   98,550  $  123,014  $  116,101  $  134,436  $  126,017
Assumed.................................       4,258       4,780          74         608        (143)         17
Ceded...................................     (25,425)    (24,994)    (41,531)    (36,007)    (87,671)    (73,610)
                                          ----------  ----------  ----------  ----------  ----------  ----------
Net Premiums............................  $   82,634  $   78,336  $   81,557  $   80,702  $   46,622  $   52,424
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------

    Losses and loss adjustment expenses are reported net of the effect of reinsurance recoveries and recoverables in the consolidated statements of operations. Ceded losses and loss adjustment expenses were $9.4 million, $18.6 million and $54.9 million for 1996, 1997 and 1998, respectively.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

    NAICO conducts its business through individual independent insurance agencies and underwriting managers. Certain of these underwriting managers have provided collateral to NAICO to secure a portion of the premiums receivable. Substantially all of the principal shareholders of the independent agencies and underwriting managers have provided personal guarantees for payment of premiums to NAICO. NAICO also requires certain policyholders to pay a deposit at the time of inception of coverage to secure payment of future premiums or other policy related obligations. Receivables under installment plans do not exceed the corresponding liability for unearned premiums. Premiums receivable at December 31, 1997 and 1998, were $27.6 million and $28.5 million, respectively. Receivables for deductibles, in most cases, are secured

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 11. COMMITMENTS AND CONTINGENCIES (CONTINUED) by cash deposits and letters of credit. At December 31, 1998, CUSA maintained custody of such letters of credit securing these and other transactions totaling approximately $10.5 million, which is a reasonable estimate of their fair value. These letters of credit are not reflected in the accompanying consolidated financial statements.

    There were no unaffiliated independent insurance agents that produced 10% or more of NAICO's direct written and assumed premiums during 1996, 1997 or 1998.

    NAICO's largest underwriting manager was responsible for underwriting $11.9 million, $12.3 million and $4.0 million of NAICO's direct written and assumed premiums for the California and Arizona portions of the nonstandard private-passenger automobile program in 1996, 1997 and 1998, respectively. The program underwritten by this underwriting manager was discontinued in 1998. NAICO's bail bond underwriting manager was responsible for gross written premiums of $2.7 million, $2.6 million and $2.8 million during 1996, 1997 and 1998, respectively.

    Approximately $28.6 million, or 39% of NAICO's reinsurance recoverables and prepaid reinsurance premiums at December 31, 1998 are collateralized by premiums payable to the reinsurers, securities pledged in trust or letters of credit for the benefit of NAICO. CUSA believes the above value of such collateral is a reasonable estimate of their fair value. NAICO's reinsurance contracts include provisions for offsets against premiums owed to the reinsurers.

    The following table sets forth certain information related to NAICO's net reinsurance recoverables as of December 31, 1998.

                                                                                    YEAR ENDED DECEMBER 31, 1998
                                                                             ------------------------------------------
                                                                                  NET
                                                                              REINSURANCE       CEDED         A.M.
                                                                              RECOVERABLE    REINSURANCE    BEST CO.
NAME OF REINSURER                                                                 (1)          PREMIUM       RATING
---------------------------------------------------------------------------  --------------  -----------  -------------
                                                                                           (IN THOUSANDS)
CIB........................................................................    $   19,081     $  18,878            --(2)
First Excess and Reinsurance Corporation...................................        15,613        21,420             A
Reliance Insurance Company.................................................        13,948        19,111             A-
SCOR Reinsurance Company...................................................         5,196         8,061             A+
Jefferson Insurance Company of New York....................................         2,345         3,638             A
                                                                                  -------    -----------
  Top five reinsurers......................................................    $   56,183     $  71,108
                                                                                  -------    -----------
                                                                                  -------    -----------
  All reinsurers...........................................................    $   73,156     $  87,671
                                                                                  -------    -----------
                                                                                  -------    -----------
Percentage of total represented by top five reinsurers.....................            77%           81%
                                                                                  -------    -----------
                                                                                  -------    -----------

------------------------

(1) Includes losses and loss adjustment expenses paid and outstanding, unpaid losses and loss adjustment expenses and unearned premium reserves recoverable from reinsurers as of December 31, 1998.

(2) CIB owns 100% of the common stock of CUSA, which in turn owns 100% of the common stock of NAICO. Although CIB is not subject to the minimum capital, audit, reporting and other requirements imposed by regulation upon United States reinsurance companies, as a foreign reinsurer, it is required to secure its reinsurance obligations by depositing acceptable securities in trust for NAICO's benefit.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At December 31, 1998, CIB had cash and investments with a fair value of $25.3 million deposited in a trust account for the benefit of NAICO.

    In the fourth quarter of 1998, a group of NAICO's agents in Oklahoma and Texas formed a Cayman Islands based reinsurance company. The primary purpose of that company is to reinsure a portion of NAICO's net retained liability on workers compensation, casualty and physical damage business which is placed with NAICO by these agents. That company's reinsurance obligations to NAICO are secured by funds held by NAICO and by funds deposited into a trust account for NAICO's benefit. NAICO loaned funds to certain of the agents which are secured by the agent's stock in the reinsurance company. The outstanding loan balances at December 31, 1998 consist of 24 individual loans totaling approximately $977,000 and are include in other assets in the accompanying consolidated balance sheet.

OTHER

    See Note 10 regarding contingencies relating to litigation matters.

    CUSA entered into employment contracts with two executive officers of CUSA and two employees of CUSA's subsidiaries during 1988. Each employment agreement has an initial term of 10 years, extended by one additional year for each year worked beyond the fifth year, with final termination at age 70. The aggregate annual commitment for base salaries under these agreements is approximately $982,000. Under certain limited circumstances, such officers could receive base salaries subsequent to an early termination of their employment subject to certain continued obligations to CUSA.

    Effective May 1, 1997 one of these former executive officers, Benjamin T. Walkingstick, resigned as an executive officer and ceased to be employed by CUSA, but continues to serve as a consultant. On September 18, 1997, he entered into a separate contract with L&W relating to insurance sales on a commission basis. Commissions paid under this agreement totaled $10,832 and $10,603 during 1997 and 1998, respectively. Effective January 1, 1999, Brenda B. Watson, an executive officer and director of CIC and an executive officer of NAICO and L&W, agreed to modify her employment agreement so that it terminates on January 1, 2004.

    In addition, certain executives are eligible to participate in bonus plans based upon premium production and/or profitability.

    NAICO is subject to a variety of assessments related to insurance activities, including those by state guaranty funds and workers compensation second-injury funds. The amounts and timing of such assessments are beyond the control of NAICO. NAICO provides for these charges on a current basis by applying historical factors to premiums earned. Actual results may vary from these values and adjustments therefrom are necessary to maintain an adequate reserve for these assessments. The reserve for unpaid assessments was approximately $865,000 and $851,000 at December 31, 1997 and 1998, respectively. In certain cases, NAICO is permitted to recover a portion of its assessments generally as a reduction to premium taxes paid to certain states. NAICO has recorded receivables in the amount that it expects to recover of approximately $64,000 and $54,000 at December 31, 1997 and 1998, respectively.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

    At December 31, 1998, CUSA's subsidiaries were committed under noncancellable operating leases for certain equipment and office space. Rental payments under these leases were $1.1 million in both 1996 and 1997 and were $503,000 for 1998. Future minimum lease payments are as follows:

                                                                      (IN THOUSANDS)
1999................................................................     $     367
2000................................................................           282
2001................................................................           235
2002................................................................           135
2003................................................................            91
                                                                            ------
                                                                         $   1,110
                                                                            ------
                                                                            ------

NOTE 12.  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OPERATING TRANSACTIONS

    The net effect of CUSA's primary operating transactions with related parties follow:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------

                                                                              (In thousands)
BALANCE SHEETS
Premiums receivable......................................................  $     120  $  --
Reinsurance recoverable on unpaid losses.................................      9,916     11,913
Prepaid reinsurance premiums.............................................      5,893      7,168
Unpaid losses and loss adjustment expenses, net of unaffiliated
  reinsurance recoverable................................................         10     --
Accrued taxes and other payables.........................................         70     --
Premiums payable.........................................................        482      1,462
Amounts due to affiliate.................................................     19,918     12,219

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1997       1998
                                                               ---------  ---------  ---------

                                                                       (In thousands)
STATEMENTS OF OPERATIONS
Net premiums written and assumed ceded to related parties....  $  11,523  $  15,310  $  18,878
Losses and loss adjustment expenses ceded to related
  parties....................................................      7,343     11,510     12,484
Policy acquisition costs ceded to related parties............      4,939      5,114      6,916

    NAICO and NAICO Indemnity provided insurance coverage and risk management services for CenTra and certain of its affiliates (see Note 10). All such policies were canceled effective September 5, 1992, or expired as of September 30, 1992. As of December 31, 1997, the unpaid premiums and other

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 12. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS (CONTINUED) amounts due from CenTra to CIC's subsidiaries were $788,625 as reflected by the April 22, 1997 jury verdicts. CUSA's subsidiaries had recorded a receivable of $302,000 related to the judgment. The judgment was paid by funds held by the Oklahoma Federal Court aggregating, with interest, $820,185. CUSA received $313,862 of the funds paid by the Oklahoma Federal Court. The remaining amount was due NAICO Indemnity. A CenTra affiliate, DuraRock claims $725,000 is owed to it by NAICO and NAICO Indemnity under certain reinsurance treaties. NAICO and NAICO Indemnity dispute that claim. Liberty Bell Agency, Inc. ("Liberty Bell"), an affiliate of CenTra, has administered claims under the CenTra insurance program. NAICO and NAICO Indemnity reimburse Liberty Bell for their share of claim payments, but are not obligated for DuraRock's share.

    DuraRock reinsured NAICO and NAICO Indemnity for substantially all CenTra risks underwritten by them. As a part of a settlement of certain related litigation, National Union Fire Insurance Company of Pittsburgh ("National Union") agreed to assume the reinsurance obligations of DuraRock effective March 31, 1993. Reinsurance recoverables from National Union totaled approximately $6.0 million, $2.8 million and $1.4 million as of December 31, 1996, 1997 and 1998, respectively. The reduction in reinsurance recoverables as well as to the corresponding liabilities for unpaid losses and loss adjustment expenses is based upon information provided by Liberty Bell and National Union. Although NAICO's and NAICO Indemnity's risks are fully reinsured, they are ultimately liable as the policy-issuing company. If National Union does not meet its obligations, such failure could adversely affect NAICO and CUSA (see Notes 10 and 11).

OTHER

    See Note 11 regarding an insurance commission agreement in 1997.

    CUSA leases and has made certain improvements to a rural property in which certain directors and/or officers of CUSA own interests. Under the lease, no cash rental is paid, but a subsidiary of CUSA drilled a water well on the property and maintains certain structures it regularly uses. This property provides recreational activities for the entertainment of customers and business associates of CUSA. CUSA incurred approximately $184,000, $159,000 and $217,000 in expenses associated with its use of this property during 1996, 1997 and 1998, respectively.

NOTE 13.  SEGMENT INFORMATION

    CUSA has two reportable operating segments: property and casualty insurance and agency. The segments are managed separately due to the differences in the nature of the insurance products and services sold.

    The property and casualty segment accounted for 90.7%, 90.6% and 87.1% of 1996, 1997 and 1998 consolidated revenues before intersegment eliminations, respectively. The insurance products are underwritten by NAICO and are marketed through independent insurance agencies, including L&W. NAICO underwrites various lines of property and casualty insurance, including surety bonds and workers compensation insurance. NAICO's main areas of concentration include the construction, manufacturing, oil and gas, wholesale, service and retail industries along with political subdivisions. The property and casualty segment operates primarily in Oklahoma and Texas, and other surrounding states. Oklahoma accounted for approximately 59%, 55% and 55% of gross written premiums in 1996, 1997 and 1998, respectively,

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 13.  SEGMENT INFORMATION (CONTINUED)
while Texas accounted for approximately 7%, 18% and 28% of gross written premiums during the same years. Management evaluates the property and casualty segment's performance on the basis of growth in gross written premiums and income before income taxes.

    The agency segment accounted for 9.3%, 9.4% and 12.9% of 1996, 1997 and 1998 consolidated revenues before intersegment eliminations, respectively. L&W is appointed by insurers to solicit applications for policies of insurance, primarily in Oklahoma. L&W represents personal and commercial lines insurance companies, and markets property and casualty, individual and group life, medical and disability income coverages. Major target classes of business are political subdivisions, healthcare facilities, transportation companies, manufacturers, contractors, oil & gas, retailers, wholesalers and service organizations. A large portion of certain classes of business produced by L&W is placed with NAICO. L&W also acts as a surplus lines broker specializing in risk management and brokering insurance for commercial enterprises. L&W acts as the underwriter for a significant portion of NAICO's construction surety bond program. L&W places direct agency business as well as business from other agents with specialty insurance companies. Management evaluates the agency segment's performance on the basis of commission income generated and income before income taxes.

    CUSA accounts for intercompany sales and transactions as if they were to third parties and attempts to set fees consistent with those that would apply in arm's length transactions with a nonaffiliate. There can be no assurance the rates charged reflect those that would have been agreed upon following an arm's length negotiation.

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 13.  SEGMENT INFORMATION (CONTINUED)
    The following table presents a summary of CUSA's operating segments for the years ended December 31:

                                                                     PROPERTY
                                                                       AND         ALL     INTERSEGMENT   REPORTED
                                                          AGENCY     CASUALTY     OTHER    ELIMINATIONS   BALANCES
                                                         ---------  ----------  ---------  ------------  ----------
                                                                               (IN THOUSANDS)
1996
Revenues from external customers.......................  $   1,893  $   79,855  $  --       $   --       $   81,748
Intersegment revenues..................................      6,798         248     --           (7,046)      --
Interest income, net...................................         70       5,593     --           --            5,663
Interest expense.......................................     --             146     --           --              146
Depreciation and amortization expense..................        121         873      1,047       --            2,041
Segment profit (loss) before income taxes (1)..........         99      (1,378)      (818)      --           (2,097)
Segment assets.........................................  $   7,930  $  195,817  $  --       $   (4,775)  $  198,972

1997
Revenues from external customers.......................  $   1,763  $   81,284  $  --       $   --       $   83,047
Intersegment revenues..................................      7,277         201     --           (7,478)      --
Interest income, net...................................         56       6,074     --           --            6,130
Interest expense.......................................          1         441     --           --              442
Depreciation and amortization expense..................        121         887      1,048       --            2,056
Segment profit (loss) before income taxes (1)..........        167       7,089     (1,970)      --            5,286
Segment assets.........................................  $   6,177  $  203,125  $  --       $   (6,515)  $  202,787

1998
Revenues from external customers.......................  $   1,561  $   52,607  $  --       $   --       $   54,168
Intersegment revenues..................................      7,088         197     --           (7,285)      --
Interest income, net...................................         55       4,849     --           --            4,904
Interest expense.......................................          2         885     --           --              887
Depreciation and amortization expense..................        107       1,090        981       --            2,178
Segment profit (loss) before income taxes (1)..........        227       1,963     (1,404)      --              786
Segment assets.........................................  $   5,323  $  222,620  $  --       $   (4,592)  $  223,351

------------------------

(1) Includes net realized investment gains.

    Net premiums earned and losses and loss adjustment expenses within the property and casualty segment can be identified to CUSA designated insurance programs. CUSA's Chief Operating Decision Makers review net premiums earned and losses and loss adjustment expenses in assessing the performance of an insurance program. In addition, CUSA's Chief Operating Decision Makers consider many other factors such as the lines of business offered within an insurance program and the states in which the insurance programs are offered. Certain discrete financial information is not readily available by insurance program, including assets, interest income, and investment gains or losses, allocated to each insurance program. CUSA does not consider its insurance programs to be reportable segments, however, the

                            CHANDLER (U.S.A.), INC.

                        DECEMBER 31, 1996, 1997 AND 1998

NOTE 13.  SEGMENT INFORMATION (CONTINUED)
following supplemental information pertaining to each insurance program's net premiums earned and losses and loss adjustment expenses is presented for the property and casualty segment.

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
INSURANCE PROGRAM                                                1996       1997       1998
-------------------------------------------------------------  ---------  ---------  ---------
                                                                       (IN THOUSANDS)
NET PREMIUMS EARNED
Standard property and casualty...............................  $  31,799  $  44,887  $  29,234
Political subdivisions.......................................     11,655     12,416     10,435
Surety bonds.................................................      9,392     10,533      7,456
Group accident and health....................................        317      2,303      4,610
Nonstandard private-passenger automobile.....................     16,595      8,841        482
Other........................................................      8,578      1,722        207
                                                               ---------  ---------  ---------
                                                               $  78,336  $  80,702  $  52,424
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
LOSSES AND LOSS ADJUSTMENT EXPENSES
Standard property and casualty...............................  $  18,834  $  30,709  $  22,318
Political subdivisions.......................................      7,950      7,218      8,403
Surety bonds.................................................        908        828      1,335
Group accident and health....................................        152        998      4,126
Nonstandard private-passenger automobile.....................     14,302      6,386       (182)
Other........................................................      6,620      1,766         42
                                                               ---------  ---------  ---------
                                                               $  48,766  $  47,905  $  36,042
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The following table shows the detail of intersegment eliminations for segment assets shown in the previous table:

                                                                     1996       1997       1998
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Segment asset eliminations
  Investment in subsidiaries.....................................  $     365  $     365  $     365
  Other consolidating adjustments................................      4,410      6,150      4,227
                                                                   ---------  ---------  ---------
                                                                   $   4,775  $   6,515  $   4,592
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON, OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CUSA OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CUSA SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

Summary...................................................................     3
The Chandler Organization.................................................     7
Risk Factors..............................................................     8
Use of Proceeds...........................................................    14
Capitalization............................................................    15
Selected Consolidated Financial Data......................................    16
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    18
Business..................................................................    34
Legal Proceedings.........................................................    47
Management................................................................    55
Security Ownership of Certain Beneficial Owners and Management............    59
Certain Relationships and Related Transactions............................    61
Description of Debentures.................................................    62
Certain United States Federal Income Tax Considerations...................    74
Book-Entry; Delivery and Form.............................................    79
Underwriting..............................................................    82
Legal Matters.............................................................    82
Experts...................................................................    82
Additional Information....................................................    83
Index to Consolidated Financial Statements................................   F-1

                            ------------------------

    UNTIL            , 1999, ALL DEALERS THAT AFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                            CHANDLER (U.S.A.), INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  $24,000,000

                                       % SENIOR

                              DEBENTURES DUE 2014

                              SOUTHWEST SECURITIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE DISTRIBUTION

    The Registrant estimates that expenses to be paid by CUSA in connection with the offering described in this Registration Statement will be as follows. All of the amounts except the SEC registration fee, NASD fee and American Stock Exchange listing fee are estimates.

ITEM                                                                                 AMOUNT
---------------------------------------------------------------------------------  ----------
SEC registration fee.............................................................  $ 6,672.00
Legal fees and expenses..........................................................
NASD fee.........................................................................
American Stock Exchange listing fee..............................................
Accounting fees and expenses.....................................................
Printing expenses................................................................
Fees and expenses for qualification under state securities laws (including legal fees)..........................................................................
Transfer agent's and registrar's fees and expenses...............................
Trustee's fees...................................................................
Miscellaneous....................................................................
                                                                                   ----------
    Total........................................................................
                                                                                   ----------
                                                                                   ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 1031 of Title 18 of the Oklahoma Statutes allows indemnification of corporate directors, officers, employees and agents by a corporation under certain circumstances as therein specified against liabilities, expenses, counsel fees and costs reasonably incurred in connection with or arising out of any action, suit, proceeding or claim in which such person is made a party by reason of such person being or having been such director, officer, employee or agent.

    CUSA's Certificate of Incorporation and Amended Bylaws contain provisions under which, in certain circumstances, CUSA may indemnify directors, officers, employees or agents from and against any and all of the expenses, liabilities or other matters covered by said provisions.

    There is in effect for CUSA an insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by CUSA, against loss (including expenses incurred in the defense of claims in connection therewith) arising from any negligent act, error, omission, misstatement, misleading statement or breach of duty while acting in their capacity as directors and officers of CUSA. The policy also provides for the reimbursement of the Registrant for liability incurred in the indemnification of its directors and officers.

    The Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, contains reciprocal agreements of indemnity between CUSA and the underwriters as to certain liabilities, including liabilities under the Securities Act, and in certain circumstances provides for indemnification of CUSA's directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 *1.1  Form of Underwriting Agreement by and between Chandler (U.S.A.), Inc. and
         Southwest Securities, Inc.

  3.1  Certificate of Incorporation

  3.2  Bylaws, as amended

 *4.1 Form of Indenture to be entered into by and between CUSA as issuer and U.S. Trust of Texas, N.A. as trustee

 *5.1 Legal Opinion of Gardere & Wynne, L.L.P., regarding legality of securities being registered

 10.1 Employment Agreement, effective as of October 28, 1988, by and between Chandler (U.S.A.), Inc. and W. Brent LaGere

 10.2 Employment Agreement, effective as of October 28, 1988, by and between Chandler (U.S.A.), Inc. and Brenda B. Watson (formerly Brenda B. Pair)

 10.3 Amendment to Employment Agreement, effective as of January 1, 1999, by and between Chandler (U.S.A.), Inc. and Brenda B. Watson

 12.1  Statement of computation of ratios of earnings to fixed charges

 21.1  Subsidiaries of registrant

 23.1  Consent of Deloitte & Touche LLP

*23.2  Consent of Gardere & Wynne, L.L.P. (included in Exhibit 5.1)

 24.1  Power of Attorney (set forth on page II-4)

 25.1  Statement of eligibility of U.S. Trust of Texas, N.A., dated April 12,
         1999

 27.1  Financial Data Schedule

    *   To be filed by amendment

    (b) Financial Statement Schedules
       See Index to Financial Statement Schedules on page S-1

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Oklahoma on the 15th day of April, 1999.

                                CHANDLER (U.S.A.), INC.

                                By:             /s/ W. BRENT LAGERE
                                     -----------------------------------------
                                                  W. Brent LaGere
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each of the undersigned hereby appoints W. Brent LaGere and Mark T. Paden and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and any and all applications, instruments and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby or thereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons and in the capacities indicated on the 15th day of April, 1999.

             NAME                         TITLE
------------------------------  --------------------------
                                President, Chief Executive
     /s/ W. BRENT LAGERE          Officer and Chairman of
------------------------------    the Board of Directors
       W. Brent LaGere            (principal executive
                                  officer)

                                Executive Vice President,
                                  Chief Operating Officer,
      /s/ MARK T. PADEN           Chief Financial Officer
------------------------------    and Director
        Mark T. Paden             (principal financial
                                  officer)

                                Vice President--Finance,
       /s/ MARK C. HART           Treasurer
------------------------------    (principal accounting
         Mark C. Hart             officer)

     /s/ RICHARD L. EVANS
------------------------------  Vice President and
       Richard L. Evans           Director

    /s/ R. PATRICK GILMORE
------------------------------  Secretary, General Counsel
      R. Patrick Gilmore          and Director

             NAME                         TITLE
------------------------------  --------------------------
      /s/ ROBERT L. RICE
------------------------------  Director
        Robert L. Rice

    /s/ ROBERT A. ANDERSON
------------------------------  Director
      Robert A. Anderson

    /s/ W. TIMOTHY RUNYAN
------------------------------  Director
      W. Timothy Runyan

                            CHANDLER (U.S.A.), INC.

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                                                    PAGE
                                                                                                                  ---------
FINANCIAL STATEMENT SCHEDULES
Independent Auditors' Report....................................................................................        S-2
I          Summary of Investments--Other Than Investments in Related Parties....................................        S-3
II         Condensed Financial Information of Registrant........................................................        S-4
III        Supplementary Insurance Information..................................................................        S-7
IV         Reinsurance..........................................................................................        S-8
V          Valuation and Qualifying Accounts....................................................................        S-9
VI         Supplemental Information (for property-casualty insurance underwriters)..............................       S-10

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Chandler (U.S.A.), Inc.

We have audited the consolidated financial statements of Chandler (U.S.A.), Inc. and subsidiaries ("CUSA"), a wholly owned subsidiary of Chandler Insurance (Barbados), Ltd., which is a wholly owned subsidiary of Chandler Insurance Company, Ltd., as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon (which expresses an unqualified opinion and includes an explanatory paragraph relating to litigation) dated February 22, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in
Part II of this Registration Statement. These financial statement schedules are the responsibility of CUSA's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Tulsa, Oklahoma
February 22, 1999

                                                                      SCHEDULE I

                    CHANDLER (U.S.A.), INC. AND SUBSIDIARIES
                          SUMMARY OF INVESTMENTS OTHER
                      THAN INVESTMENTS IN RELATED PARTIES
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                                        AMOUNT AT
                                                                                                       WHICH SHOWN
                                                                                                         IN THE
                                                                                                         BALANCE
TYPE OF INVESTMENT                                                              COST     FAIR VALUE       SHEET
----------------------------------------------------------------------------  ---------  -----------  -------------
FIXED MATURITIES AVAILABLE FOR SALE:
U.S. Treasury securities and obligations of U.S. government corporations and
  agencies..................................................................  $  39,650   $  39,825     $  39,825
Debt securities issued by foreign governments...............................      1,510       1,519         1,519
Obligations of states and political subdivisions............................     12,178      12,496        12,496
Corporate obligations.......................................................     23,092      23,336        23,336
Public utilities............................................................      6,221       6,344         6,344
Mortgage-backed securities..................................................        725         749           749
                                                                              ---------  -----------  -------------
                                                                                 83,376      84,269        84,269
FIXED MATURITIES HELD TO MATURITY:
U.S. Treasury securities and obligations of U.S. government corporations and
  agencies..................................................................      1,183       1,332         1,183
EQUITY SECURITIES AVAILABLE FOR SALE:
Corporate stock.............................................................     --             191           191
                                                                              ---------  -----------  -------------
Total investments...........................................................  $  84,559   $  85,792     $  85,643
                                                                              ---------  -----------  -------------
                                                                              ---------  -----------  -------------

                                                                     SCHEDULE II

                            CHANDLER (U.S.A.), INC.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (PARENT COMPANY ONLY)
                                 BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                DECEMBER 31,
                                                                            --------------------
ASSETS                                                                        1997       1998
                                                                            ---------  ---------
Amounts due from subsidiaries.............................................  $   2,383  $   2,693
Property and equipment, net...............................................        380      2,494
Other assets..............................................................      2,493      2,346
Excess of cost over net assets acquired, net..............................      5,252      4,603
Covenants not to compete, net.............................................        333     --
Investments in subsidiaries, net..........................................     58,425     55,783
                                                                            ---------  ---------
Total assets..............................................................  $  69,266  $  67,919
                                                                            ---------  ---------
                                                                            ---------  ---------
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities
  Notes payable...........................................................  $   2,796  $   9,410
  Accrued taxes and other payables........................................      1,781      2,194
  Amounts due to affiliate................................................     16,253      7,054
                                                                            ---------  ---------
Total liabilities.........................................................     20,830     18,658
                                                                            ---------  ---------
Shareholder's equity
  Common stock, $1.00 par value, 50,000 shares authorized; 2,484 shares
    issued................................................................          2          2
  Paid-in surplus.........................................................     60,584     60,584
  Accumulated deficit.....................................................    (12,473)   (12,040)
  Accumulated other comprehensive income:
  Unrealized gain on investments held by subsidiary and available for
    sale, net of income tax...............................................        323        715
                                                                            ---------  ---------
Total shareholder's equity................................................     48,436     49,261
                                                                            ---------  ---------
Total liabilities and shareholder's equity................................  $  69,266  $  67,919
                                                                            ---------  ---------
                                                                            ---------  ---------

                                                                     SCHEDULE II

                            CHANDLER (U.S.A.), INC.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CHANDLER (U.S.A.), INC.
                             (PARENT COMPANY ONLY)
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1997       1998
                                                                                     ---------  ---------  ---------
Revenues
  Interest income, net.............................................................  $       8  $      28  $      20
  Realized investment gains, net...................................................         21         --         --
  Commissions, fees and other income...............................................        789        494        449
                                                                                     ---------  ---------  ---------

    Total revenues.................................................................        818        522        469
                                                                                     ---------  ---------  ---------

Operating costs and expenses
  General and administrative expenses..............................................      4,678      3,184      2,585
  Interest expense.................................................................        144        407        809
  Litigation expenses, net.........................................................       (198)       768        324
                                                                                     ---------  ---------  ---------
    Total operating costs and expenses.............................................      4,624      4,359      3,718
                                                                                     ---------  ---------  ---------
Loss before income tax benefit.....................................................     (3,806)    (3,837)    (3,249)

Federal income tax benefit.........................................................      1,001        903        716
                                                                                     ---------  ---------  ---------
Net loss before equity in net income of subsidiaries...............................     (2,805)    (2,934)    (2,533)
Equity in net income of subsidiaries...............................................      1,025      5,939      2,966
                                                                                     ---------  ---------  ---------
Net income (loss)..................................................................  $  (1,780) $   3,005  $     433
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                                                                     SCHEDULE II

                            CHANDLER (U.S.A.), INC.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (PARENT COMPANY ONLY)
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1997       1998
                                                                                     ---------  ---------  ---------
OPERATING ACTIVITIES
  Net income (loss)................................................................  $  (1,780) $   3,005  $     433
  Add (deduct):
    Adjustments to reconcile net loss to cash provided by (applied to) operating activities:
      Net income of subsidiaries not distributed to parent.........................     (1,025)    (5,939)    (2,966)
      Realized investment gains, net...............................................        (21)        --         --
      Net (gains)/losses on sale of property and equipment.........................        (19)         1         --
      Amortization and depreciation expense........................................      1,180      1,151      1,188
      Provision for non-collection of premiums.....................................      1,534         --         --
      Net change in non-cash balances relating to operating activities:
        Premiums receivable........................................................     (5,406)     1,784         --
        Amounts due from subsidiaries..............................................     (1,637)     1,846       (310)
        Other assets...............................................................       (454)      (673)       147
        Accrued taxes and other payables...........................................     (1,837)       732        413
                                                                                     ---------  ---------  ---------
      Cash provided by (applied to) operating activities...........................     (9,465)     1,907     (1,095)
                                                                                     ---------  ---------  ---------
INVESTING ACTIVITIES
  Proceeds from sale of equity securities available for sale.......................      2,169         --         --
  Cost of property and equipment purchased.........................................       (128)      (237)    (2,453)
  Proceeds from sale of property and equipment.....................................         78         20        133
  Payment for purchase of subsidiary...............................................        (20)        --         --
                                                                                     ---------  ---------  ---------
      Cash provided by (applied to) investing activities:..........................      2,099       (217)    (2,320)
                                                                                     ---------  ---------  ---------
FINANCING ACTIVITIES
  Shareholder dividend from subsidiary.............................................         --         --      6,000
  Proceeds from notes payable......................................................      4,500         --      8,548
  Repayment of notes payable.......................................................       (409)    (1,595)    (1,934)
  Proceeds from borrowing from affiliate...........................................     10,049      6,707      6,043
  Payments on borrowing from affiliate.............................................     (6,774)    (6,802)   (15,242)
                                                                                     ---------  ---------  ---------
      Cash provided by (applied to) financing activities...........................      7,366     (1,690)     3,415
                                                                                     ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents...................................         --         --         --
Cash and cash equivalents at beginning of year.....................................         --         --         --
                                                                                     ---------  ---------  ---------
Cash and cash equivalents at end of year...........................................  $      --  $      --  $      --
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                                                                    SCHEDULE III

                    CHANDLER (U.S.A.), INC. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION

                                 (IN THOUSANDS)

                                               FUTURE
                                               POLICY                    OTHER
                                              BENEFITS,                 POLICY                                         AMORTIZATION
                                 DEFERRED      LOSSES,                  CLAIMS                              CLAIMS,     OF DEFERRED
                                  POLICY       CLAIMS                     AND                     NET     LOSSES AND      POLICY
                                ACQUISITION   AND LOSS     UNEARNED    BENEFITS     PREMIUM    INTEREST   SETTLEMENT    ACQUISITION
                                   COSTS      EXPENSES     PREMIUMS     PAYABLE     REVENUE     INCOME     EXPENSES        COSTS
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
Year ended Dec 31, 1996
Property-casualty.............   $   3,470    $  78,114    $  36,009   $   4,016   $  78,336   $   5,593   $  48,766     $  21,304
Agency........................      --           --           --          --          --              70      --             6,606
Other.........................      --           --           --          --          --          --          --            --
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
Total.........................   $   3,470    $  78,114    $  36,009   $   4,016   $  78,336   $   5,663   $  48,766     $  27,910
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
Year ended Dec 31, 1997
Property-casualty.............   $   3,475    $  73,721    $  42,389   $   4,830   $  80,702   $   6,074   $  47,905     $  16,265
Agency........................      --           --           --          --          --              56      --             7,081
Other.........................      --           --           --          --          --          --          --            --
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
Total.........................   $   3,475    $  73,721    $  42,389   $   4,830   $  80,702   $   6,130   $  47,905     $  23,346
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
Year ended Dec 31, 1998
Property-casualty.............   $     (80)   $  80,701    $  50,647   $   4,936   $  52,424   $   4,849   $  36,042     $   3,801
Agency........................      --           --           --          --          --              55      --             6,934
Other.........................      --           --           --          --          --          --          --            --
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
Total.........................   $     (80)   $  80,701    $  50,647   $   4,936   $  52,424   $   4,904   $  36,042     $  10,735
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------
                                -----------  -----------  -----------  ---------  -----------  ---------  -----------  -------------


                                                 NET
                                              PREMIUMS
                                   OTHER       WRITTEN
                                 OPERATING       AND
                                 EXPENSES      ASSUMED
                                -----------  -----------
Year ended Dec 31, 1996
Property-casualty.............   $  10,115    $  82,634
Agency........................       2,057       --
Other.........................         818       --
                                -----------  -----------
Total.........................   $  12,990    $  82,634
                                -----------  -----------
                                -----------  -----------
Year ended Dec 31, 1997
Property-casualty.............   $   9,563    $  81,557
Agency........................       1,896       --
Other.........................       1,971       --
                                -----------  -----------
Total.........................   $  13,430    $  81,557
                                -----------  -----------
                                -----------  -----------
Year ended Dec 31, 1998
Property-casualty.............   $   9,601    $  46,622
Agency........................       1,540       --
Other.........................       1,404       --
                                -----------  -----------
Total.........................   $  12,545    $  46,622
                                -----------  -----------
                                -----------  -----------

                                                                     SCHEDULE IV

                    CHANDLER (U.S.A.), INC. AND SUBSIDIARIES

                                  REINSURANCE

                             (DOLLARS IN THOUSANDS)

                                                                                                          PERCENTAGE
                                                                     CEDED TO      ASSUMED                 OF AMOUNT
                                                          GROSS        OTHER     FROM OTHER      NET        ASSUMED
                                                          AMOUNT     COMPANIES    COMPANIES    AMOUNT       TO NET
                                                        ----------  -----------  -----------  ---------  -------------
Year ended December 31, 1996
Property-casualty.....................................  $  103,801   $  25,425    $   4,258   $  82,634         5.15%
                                                        ----------  -----------  -----------  ---------        -----
                                                        ----------  -----------  -----------  ---------        -----
Year ended December 31, 1997
Property-casualty.....................................  $  123,014   $  41,531    $      74   $  81,557         0.09%
                                                        ----------  -----------  -----------  ---------        -----
                                                        ----------  -----------  -----------  ---------        -----
Year ended December 31, 1998
Property-casualty.....................................  $  134,436   $  87,671    $    (143)  $  46,622        (0.31)%
                                                        ----------  -----------  -----------  ---------        -----
                                                        ----------  -----------  -----------  ---------        -----

                                                                      SCHEDULE V

                    CHANDLER (U.S.A.), INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                                  BALANCE AT                                  BALANCE
                                                                 BEGINNING OF   PROVISION FOR                 AT END
                                                                    PERIOD      NON-COLLECTION WRITE-OFFS    OF PERIOD
                                                                 -------------  -------------  -----------  -----------
Allowance for non-collection of premiums receivable:
  1996.........................................................    $     177      $   1,768     $  (1,768)   $     177
                                                                       -----         ------    -----------       -----
                                                                       -----         ------    -----------       -----
  1997.........................................................    $     177      $      52     $    (114)   $     115
                                                                       -----         ------    -----------       -----
                                                                       -----         ------    -----------       -----
  1998.........................................................    $     115      $     152     $     (67)   $     200
                                                                       -----         ------    -----------       -----
                                                                       -----         ------    -----------       -----
Allowance for non-collection of reinsurance recoverables on
  paid and unpaid losses:
  1996.........................................................    $     614      $   2,078     $  (2,201)   $     491
                                                                       -----         ------    -----------       -----
                                                                       -----         ------    -----------       -----
  1997.........................................................    $     491      $     527     $    (353)   $     665
                                                                       -----         ------    -----------       -----
                                                                       -----         ------    -----------       -----
  1998.........................................................    $     665      $      50     $    (110)   $     605
                                                                       -----         ------    -----------       -----
                                                                       -----         ------    -----------       -----

                                                                     SCHEDULE VI

                    CHANDLER (U.S.A.), INC. AND SUBSIDIARIES

                            SUPPLEMENTAL INFORMATION

                 (FOR PROPERTY-CASUALTY INSURANCE UNDERWRITERS)

                                 (IN THOUSANDS)

                                                                                             DISCOUNT   PAID LOSSES
                                                                                             DEDUCTED    AND LOSS
                                                                                               FROM     ADJUSTMENT
                                                                                             RESERVES    EXPENSES
                                                                                             ---------  -----------
Year ended December 31, 1996 Property-casualty.............................................  $  --       $  53,408
                                                                                             ---------  -----------
                                                                                             ---------  -----------
Year ended December 31, 1997 Property-casualty.............................................  $  --       $  48,101
                                                                                             ---------  -----------
                                                                                             ---------  -----------
Year ended December 31, 1998 Property-casualty.............................................  $  --       $  49,738
                                                                                             ---------  -----------
                                                                                             ---------  -----------